As filed with the Securities and Exchange Commission on November __, 2005

Commission File No. 333-122092

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO
REGISTRATION STATEMENT
ON
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA WORLD TRADE CORPORATION
(Name of small business issuer in our charter)
NEVADA	3751	87-0629754

(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, The PRC
011-8620-3878-0286
(Address and telephone number of principal executive offices)
Bernard Chan, CFO China World Trade Corporation Room 1217, 12th Floor 10 Metropolis Drive Hunghom, Hong Kong (852) 2330-6622 Office (852) 2333-8844 Fax	Chi Hung Tsang, Chairman and President China World Trade Corporation 138 Tiyu Road East, Tianhe Guangzhou, The PRC 011-8620-3878-0286
(Name, address and telephone of agent for service)
Copies to:
Harold H. Martin, Esq. 17115 Kenton Drive Suite 202A Cornelius, North Carolina 28031 (704) 584-0268 Office (704) 895-1528 Fax	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4159 Telephone (212) 407-4990 Fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Title of each class of securities to be registered	Amount to be Registered	Proposed maximum Offering price per Share(1)	Proposed maximum Aggregate offering Price(1)	Amount of Registration Fee(1)
Common Stock ($.001 par value)	16,981,717(2)	$2.10	$35,661,605	$4,518.33(3)
Totals			$35,661,605	$4,518.33(3)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the bid and asked price for the common stock of $2.10 as reported on the OTC Bulletin Board on January 12, 2005.

(2) Pursuant to Rule 416(a) of the Securities Act this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Previously Paid.

The information in this prospectus is not complete and may be changed. Our company and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

16,981,717 Shares

CHINA WORLD TRADE CORPORATION

COMMON STOCK

This prospectus relates to the offering for sale of up to 16,981,717 shares of our common stock, par value $.001 per share, by the selling stockholders identified in this prospectus. The common stock covered by this prospectus includes up to 14,285,714 shares of common stock issuable from time to time to Cornell Capital Partners, LP, which will become a shareholder pursuant to a Standby Agreement, dated November 15, 2004, pursuant to which Cornell will supply part of our working capital needs.

We are not selling any securities in this offering and therefore will not receive any of the proceeds from the sale of the shares. We will, however, receive proceeds from the sale of securities under the Cornell Standby Agreement. In the aggregate, Cornell Capital has committed to provide us with up to $30.0 million in order to purchase our common stock, subject to the terms and conditions of the Standby Agreement.

All costs associated with the registration of all securities offered hereby will be borne by us. In addition, we have agreed to pay a total amount equal to 9.0% of each advance under the Standby Agreement and 375,000 shares of our common stock as fees in connection with this offering. In the event that we draw down the maximum amount under the Standby Agreement, we will incur $2.7 million in fees, in addition to the shares of our common stock that were issued.

The selling stockholders are (i) Bridges & PIPES, (ii) Cornell Capital, (iii) Highgate House LLC (a transferee of Cornell Capital), (iv)Duncan Capital, (v) Stealth Capital, LLC, and (vi) TCMP3 Partners. The selling stockholders will receive all of the proceeds of any sale of their common stock, less any brokerage commissions or other expenses.

We have engaged Cambria Capital, LLC, an unaffiliated registered broker-dealer, as Placement Agent, to advise us in connection with the Cornell Standby Agreement. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Standby Agreement.

Our common stock is quoted on the Over-The-Counter Bulletin Board, or OTC Bulletin Board, under the symbol CWTD.OB. On September 26, 2005, the reported closing price of our stock on the OTC Bulletin Board was $1.91 per share. Our common stock is a “penny stock,” and compliance with requirements for dealing in penny stocks may make it difficult for holders of our common stock to resell their shares,

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. Please refer to “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2005, subject to completion.

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PROSPECTUS SUMMARY

The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes included in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all facts necessary to make an investment decision.

ABOUT OUR COMPANY

We are a company based in the People’s Republic of China focusing on travel- and business services-related businesses. Through acquisitions over the past several years, we have acquired three distinct lines of business, in which we currently employ approximately 600 professionals and support staff:

•
Business Clubs. We have business clubs located in Guangzhou and Beijing, in the People’s. Each of those business clubs is indirectly associated with the World Trade Center Association, which association facilitates a platform for trade between China and the world markets. The business clubs commenced operations in August 2002. We derive revenues from our business clubs from rental fees for facilities and fees for training and event organizing.

•
Business Travel Services. We engage in airline ticketing, hotel room booking and travel agency businesses as a result of our 51% ownership of the New Generation Group of companies. We receive commission revenues for providing these services. The travel services business commenced in August 2004 as a result of our acquisition of New Generation Commercial Management Limited.

•
Business Value-Added Services. We provide value-added services, including, business consulting services, interactive marketing and incentive programs for merchants, financial institutions, telecom operators, and large corporations. In addition to these services, we also plan to provide business consultancy services by focusing on (1) the financial advisory sectors, including market and industrial research and corporate restructuring and planning; (2) developing the international trade dimension of China enterprises and assisting foreign companies to establish their businesses in China; and (3) formulating marketing strategies. As part of our value added business, we plan to market a co-branded credit card through our agreement with the Agricultural Bank of China. A small part of the business value-added services commenced operations in the year 2002 through Virtual Edge, while the majority of these value added services commenced in the last fiscal quarter of 2004. For providing these services, we charge our members and clients a combination of retainer fees and commissions, primarily in cash but from time to time in securities of the member or client.

While we believe we have acquired an attractive and challenging mix of businesses as a result of these acquisitions, you should be aware that (1) we have a history of losses from operations, (2) based on the current shortfall of our revenues from operations, we will need at least $2.5 million in additional working capital annually to maintain our operations, and (3) our auditors have expressed concern about our ability to continue in business.

All references to “China” or “PRC” in this prospectus are references to The Peoples’ Republic of China. Unless otherwise specified, all references in this prospectus to “U.S. dollars,”“dollars,” or “$” are to United States Dollars; all references to “Renminbi” or “RMB” are to Renminbi, which is the official currency of China. Unless otherwise specified, for the convenience of the reader, translation of amounts from Renminbi to U.S. dollars has been made.

We were incorporated in the State of Nevada in 1998 under the name Weston International Development Corporation. In 1998, we changed our name to Txon International Development Corporation, and in 2000 we changed it to China World Trade Corporation. Our executive office is located at 3rd Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC 510620.

SIGNIFICANT TRANSACTIONS/ACQUISITIONS

We have created our current business structure through the following acquisitions:

1.    Share Exchange Agreement. In August, 2000, pursuant to a Share Exchange Agreement between Virtual Edge Limited, Main Edge International Limited and others, we acquired all of the issued and outstanding shares of Virtual Edge’s capital stock in exchange for 522,980 shares of our common stock, representing approximately 75% of our then-outstanding shares. Virtual Edge had previously acquired a majority interest in Infotech Enterprises Limited, and we subsequently acquired the remaining interest of Infotech. Infotech is engaged in building a bilingual (Chinese and English) Business-to-Business internet portal. We currently operate the business operations of Infotech through Virtual Edge.

2.    Powertronic Transactions. In each of September and December, 2002, Powertronic Holdings Limited (“Powertronic”) purchased 1,000,000 shares of our common stock and two-year warrants exercisable to purchase 2,000,000 shares of common stock for aggregate gross proceeds of $1,000,000. Powertronic subsequently exercised all of such warrants and is currently one of our principal stockholders.

3.    General Business Network. In December, 2002, we entered into a Share Exchange Agreement pursuant to which we acquired from Mr. William Chi Hung Tsang all of the issued and outstanding shares of General Business Network (Holdings) Ltd., a Hong Kong company, in exchange for 4,000,000 shares of our common stock and warrants to purchase an additional 4,000,000 shares, which Mr. Tsang thereafter exercised. As a result, Mr. Tsang became one of our principal stockholders, and is currently Chairman of our Board of Directors.

4.    CEO Clubs China Transaction. In May, 2004, we acquired 51% of the capital stock of CEO Clubs China Limited, a Hong Kong corporation, for a total consideration of approximately US$120,000 in cash and US$240,000 in market value of our common stock (80,000 shares), and a commitment to provide CEO Clubs China a cash injection in the amount of US$120,000 for operating funds. CEO Clubs China is a separate entity with an authorized chapter to operate under the “CEO Clubs” trademarks in the Greater China Region, including the PRC, Hong Kong and Taiwan. CEO Clubs has 13 chapters in the U.S. and China. In the United States, CEO Clubs is a 25-year-old not-for-profit association, organized on a membership-only basis. Members of CEO Clubs must be chief executive officers of businesses with over $2,000,000 in annual sales. In December, 2002, CEO Clubs China opened its first international chapter in China, where the annual sales of our corporate club members now average $20,000,000.

5.    New Generation Acquisition. In August, 2004, we acquired 51% of the capital stock of Guangzhou New Generation Commercial Management Limited, a PRC limited liability company, for an aggregate consideration of approximately US$2,741,000 in cash and approximately US$7,487,000 in market value of our common stock (4,081,238 shares). New Generation engages in the travel agency business by operating ten subsidiaries in Southern China. New Generation has a substantial market share in ticketing sales for international and domestic flights as well as inbound business travel. New Generation has the necessary licenses to operate as a ticketing and travel agent in the PRC, a highly regulated business. In addition, Guangzhou Huahao Insurance Agency Limited, one of the New Generation Group of companies, is also a licensed insurance agent in China, providing accidental and life insurance to individual policyholders in the Guangzhou Province of China. While there can be no assurances of success, we believe that the New Generation Group of companies will contribute a significant revenue base to our company.

6.    Stock Splits. We effectuated (i) an 8-for-1 forward stock split in September, 2000 and (ii) a 1-for-30 reverse stock split in September, 2002. Unless otherwise stated, all numbers in this Prospectus give effect to both splits.

THE OFFERING

SHARES BEING REGISTERED. This offering consists of proposed sales of common stock by:

•
Cornell Capital, which intends to sell up to 15,860,714 shares of our common stock, 14,285,714 of which are issuable pursuant to the Standby Agreement, 450,000 of which are shares that it may acquire upon exercise of Series A Warrants and 225,000 of which it received as compensation under the Standby Agreement;

•	Bridges & PIPES, which intends to sell 583,335 shares of our common stock, 250,001 of which it may acquire upon exercise of Series A Warrants;

•
Duncan Capital, which intends to sell 262,667 shares our common stock, 150,000 of which it received as compensation for serving as Placement Agent in connection with the Standby Agreement (which engagement was terminated on June 30, 2005), and 112,667 of which it may acquire upon exercise of Placement Agent Warrants it received for acting as placement agent under two separate financings with us in August and December, 2004;

•	Stealth Capital, LLC, which intends to sell 100,001 shares of our common stock, 33,334 of which it may acquire upon exercise of Series A Warrants; and

•	TCMP3 Partners, which intends to sell 175,000 shares of our common stock, 75,000 of which it may acquire upon exercise of Series A Warrants.

PROCEEDS UNDER STANDBY AGREEMENT. The commitment amount of the Standby Agreement is $30,000,000. At an assumed price of $2.10 per share, we would only be able to receive net proceeds of $27,300,000 using the 14,285,714 shares being registered in this registration statement for issuance pursuant to the Standby Agreement. In the event that the market price of our common stock were to decline significantly as a result of sales of shares acquired by Cornell Capital pursuant to the Standby Agreement, we may need to register additional shares and obtain shareholder approval to increase the number of authorized shares of common stock to access additional amounts under the Standby Agreement.

ADVANCES UNDER THE STANDBY AGREEMENT. Pursuant to the Standby Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of our common stock for a total purchase price of $30,000,000. The amount of each advance is subject to a maximum advance amount of $1,500,000, except for the first advance, which may be in the amount of $3,000,000. We may not submit any advance within seven trading days of a prior advance. Cornell Capital will pay us 99% of, or a one percent discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date (the “Pricing Period”), and shall retain four percent of each advance made to us. Accordingly, Cornell Capital will pay us a total of 95%, or a five percent discount to, the lowest closing bid price of the common stock during the Pricing Period. In addition, Cornell Capital received a one-time commitment fee in the form of 225,000 shares of our common stock on November 30, 2004. Cornell Capital intends to sell any shares purchased under the Standby Agreement at the then prevailing market price.

BENEFICIAL OWNERSHIP LIMITATION. Cornell Capital currently is the beneficial owner of 900,000 shares of our common stock and 450,000 Series A Warrants, representing a total beneficial ownership of 1,350,000 shares, or 4.4% of our total issued and outstanding shares as of September 30, 2005. Under Section 2.2(c) of the Standby Agreement, Cornell Capital is prohibited from owning more than 9.9% of our issued and outstanding shares. Accordingly, Cornell Capital may own an additional 5.6% of our common stock without exceeding the beneficial ownership limitation set forth in the Standby Agreement, unless it sells a portion of the 1,350,000 shares which it beneficially owns. If Cornell Capital does not sell any of the shares it beneficially owns, we may only sell them 1,708,110 shares by advance notice, which would yield net proceeds to us of $3,262,490, assuming a market price of $2.10 per share. Cornell Capital has disclosed its intention to sell any shares that it owns concurrently with sales under the Standby Agreement, so that, as a practical matter, its current beneficial ownership of 4.4% of our issued and outstanding shares of common stock would not exceed 9.9% and should not restrict sales under the Standby Agreement. Cornell is, however, under no obligation to sell any of the shares of common stock which it beneficially owns or acquires.

Cornell Capital is entitled to sell shares during any applicable Pricing Period, which may put downward pressure on the market for our common stock. Such downward price pressure may reduce the amount that Cornell Capital would have to pay us for shares we issue to them.

PLACEMENT AGENT AGREEMENT. In November, 2004, we engaged Duncan Capital to act as Placement Agent with respect to the Standby Agreement. For its services, Duncan Capital received 150,000 shares of our common stock, and would also retain four percent of the gross proceeds of each advance held in escrow. We terminated Duncan Capital as Placement Agent in light of the decision of management of Duncan Capital to cease operations. In June, 2005, among other things, we consented to Duncan Capital’s retaining the 150,000 shares of our common stock for services that it had provided, and Duncan Capital agreed to forfeit its four percent retainage. As of June 30, 2005, we engaged Cambria Capital to be the successor Placement Agent to Duncan Capital. In our new Placement Agent Agreement with Cambria Capital, we agreed that Cambria Capital would retain four percent of the gross proceeds of each advance held in escrow as compensation for its services.

The total of the discounts and retainage fees kept by Cornell Capital and Cambria Capital in this offering amount to nine percent of the gross proceeds of each advance.

Under the Placement Agent Agreement, the Placement Agent reviews the terms of the Standby Agreement and advises us with respect to those terms. Cambria Capital is not participating as an underwriter in this offering.

LOCK UP AGREEMENT. The 225,000 shares of our common stock paid to Cornell Capital as compensation under the Standby Agreement, and the 150,000 shares paid to Duncan Capital under its Placement Agent Agreement are subject to a lock-up arrangement which assures us that they will not be immediately sold on the market at a low price per share. This arrangement provides that, for a period of 90 days, Cornell Capital and Duncan Capital will not sell their shares if the volume weighted average price of our common stock, as quoted by Bloomberg, LP (VWAP), is less than $1.50. Thereafter, they are entitled to sell shares free of any limitation other than as hereinafter set forth. In addition, for a period of 12 months following the declaration of effectiveness of this registration statement, Cornell Capital and Duncan Capital will not sell more than 25% of their shares in any 30-calendar day period if the VWAP of our common stock is less than $2.50. If the VWAP of our common stock is higher than $2.50, Cornell Capital and Duncan Capital are entitled to sell free of any limitation.

SERIES A WARRANTS. In November, 2004, we agreed with Bridges & PIPES and TCMP3 Partners that we would not submit our initial advance notice to Cornell Capital for the purchase of common stock under the Standby Agreement for 30 days after the date of effectiveness of this registration statement, and Bridges & PIPES and TCMP3 Partners agreed to waive their demand rights under a Registration Rights Agreement that gave them the option to be the sole registrants, without Cornell Capital, on this offering. Bridges & PIPES received a Series A Warrant to purchase up to 83,334 shares of our common stock and TCMP3 Partners received a Series A Warrant to purchase up to 25,000 shares. Cornell Capital agreed to a lockup and a “no trade” provision with respect to any shares of common stock that it owns until 30 days after effectiveness of the registration statement for this prospectus.

Among other things, this prospectus relates to shares of common stock to be issued under the Standby Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Agreement. These risks include dilution of shareholders, significant decline in our stock price and the possibility that we will not be able to draw sufficient funds when needed.

INVERSE PRICE/SHARE RELATIONSHIP. There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Agreement. As our stock price declines, we would be required to issue a greater number of shares under the Standby Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Agreement at a recent price of $2.10 per share and at 25%, 50% and 75% discounts to that price.

	Recent	25%	50%	75%
Purchase Price:	$2.10	$1.58	$1.05	$0.53
Number of Shares (1):	14,285,714	18,987,341	28,571,428	56,603,774
Total Outstanding (2):	45,175,711	49,877,338	59,461,425	87,493,771
Percent Outstanding (3):	31.6%	38.1%	48.1%	64.7%

_______________
(1) Represents the number of shares to be issued to Cornell Capital under the Standby Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares outstanding after issuance of shares under the Standby Agreement.

(3) Represents the shares to be issued as a percentage of the total number of shares outstanding.

TERMS OF THE OFFERING
Common Stock Offered	16,981,717 shares by the Selling Stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering(1)	30,989,997
Use of Proceeds

China World Trade will not receive any proceeds from the sale of the common stock. We may, however, receive proceeds upon exercise of Warrants owned by certain Selling Stockholders, and we will receive proceeds from Cornell Capital under the Standby Agreement to the extent we issue shares thereunder. All proceeds we receive will be used for general working capital purposes.

Risk Factors

China World Trade’s common stock is speculative and involve a high degree of risk, including the risk of substantial and immediate dilution. See “Risk Factors” at page 14 and “Dilution” at page 27. In addition, there are substantial risks to investors in our common stock as a result of the issuance of shares of common stock under the Standby Agreement. These risks include dilution of shareholders, significant declines in our stock price and the possibility that we will not be able to draw sufficient funds when needed.

_______________
(1) Excludes up to 14,285,714 shares of common stock to be issued under the Standby Agreement, 4,952,500 options and warrants to purchase our common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary of our financial information has been derived from our unaudited consolidated financial statements for the nine-month period ended September 30, 2005, our audited consolidated financial statements for the years ended December 31, 2004 and September 30, 2003, and our pro forma condensed consolidated financial statements which consolidated financial statements are included elsewhere in this prospectus.

ASSETS	US$ Unaudited 9 months ended 9/30/2005	US$ Audited Year ended 12/31/2004	US$ Audited Year ended 9/30/2003
Current assets
Cash and cash equivalents	4,334,008	1,824,268	273,220
Trade and other receivables	4,698,411	2,743,798	240,293
Rental and other deposits	2,247,766	1,702,856	363,833
Prepayments	91,646	63,007	30,031
Inventories	132	171,020	325,494
Available-for-sale securities	1,523,340	—	—
Short-term investment	—	24,163	—
Total current assets	12,895,303	6,529,112	1,232,871
Intangible asset	—	1,410,000	—
Property use rights	1,582,405	1,576,639	—
Goodwill	11,279,314	11,279,314	251,448
Available-for-sale securities	255,000	—	—
Property, plant and equipment, net	1,128,911	3,310,791	2,881,585
Total assets	27,140,933	24,105,856	4,365,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade and other payables	8,169,687	6,425,786	1,809,380
Deferred income	612,444	26,723	39,991
Due to a shareholder	16,353	—	—
Short-term bank loan	1,234,980	1,812,229	300,000
Long-term bank loan – current portion	—	—	42,994
Mortgage loan	—	448,418	—
Total current liabilities	10,033,464	8,713,156	2,192,365
Long-term bank loan – non-current portion	—	—	459,344
Due to a shareholder	—	320,536	—
Total liabilities	10,033,464	9,033,692	2,651,709
Minority interest	2,192,657	2,143,897	3,531
Commitments and contingencies	—	—	—
Stockholders’ equity
Preferred stock, par value of US$0.001 each; 10,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, par value of US$0.001 each; 50,000,000 shares authorized, 30,989,997 shares issued at September 30, 2005	30,990	30,890	10,971
Additional paid-in capital	31,017,628	30,817,729	11,096,208
Accumulated other comprehensive income	982,739	—	—
Statutory reserve	147,608	—	—
Accumulated deficit	(17,264,153)	(17,964,755)	(9,396,515)
Total stockholders’ equity	14,914,812	12,928,267	1,710,664
Total liabilities and stockholders’ equity	27,140,933	24,105,856	4,365,904

	UNAUDITED 9 MONTHS ENDED SEPTEMBER 30, 2005	AUDITED YEAR ENDED DECEMBER 31, 2004	AUDITED YEAR ENDED SEPTEMBER 30, 2003
	US$	US$	US$
Operating revenues	5,501,914	3,092,744	2,885,600
Operating costs and expenses	(3,263,315)	(729,803)	(1,213,169)
Selling, general and administrative expenses	(6,513,469)	(8,133,140)	(3,767,788)
Other expenses	(200,891)	(1,438,435)	(186,278)
Loss from operations	(4,475,761)	(7,208,634)	(2,281,635)
Non-operating income (expense)
Other income and realized gain	6,122,953	140,014	(29,561)
Interest expenses	(90,397)	(65,909)	(14,811)
Loss on disposal of leasehold and buildings	(254,740)	—	—
Profit (loss) before income taxes and minority interest	1,302,055	(7,134,529)	(2,326,007)
Provision for income taxes	(184,260)	(46,553)	—
Profit (loss) before minority interest	1,117,795	(7,181,082)	(2,326,007)
Minority interest	(313,989)	(413,311)	120,471
Net Profit (Loss)	803,806	(7,594,393)	(2,205,536)
Fair value adjustment on available-for-sale securities	942,709	—	—
Comprehensive income (loss)	1,746,515	(7,594,393)	(2,205,536)

China World Trade Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004

	New Generation	The Company	Pro forma adjustments		Pro forma consolidated balance
	US$	US$	US$		US$
Operating revenues
Club and business centre	—	551,497			551,497
Business traveling services	4,989,881	—			4,989,881
Business value-added services	—	40,695			40,695
Rental	—	701,284			701,284
Trading and others	7,577	123,496			131,073
	4,997,458	1,416,972			6,414,430
Operating costs and expenses
Club and business centre	—	(91,415)			(91,415)
Business traveling services	(334,184)	—			(334,184)
Business value-added services	—	(1,841)			(1,841)
Rental	—	(403,735)			(403,735)
Trading and others	—	(120,224)			(120,224)
	(334,184)	(617,215)			(951,399)
Other expenses
Depreciation	(97,967)	(185,225)			(283,192)
Impairment losses on intangible assets	—	(222,676)			(222,676)
Impairment loss on goodwill	—	(388,118)			(388,118)
Impairment of property, plant and equipment	—	(594,343)			(594,343)
Selling, general and administrative expenses	(2,529,451)	(7,290,150)			(9,819,601)
	(2,627,418)	(8,680,512)			(11,307,930)
Profit (Loss) from operations	2,035,856	(7,880,755)			(5,844,899)

Non-operating income (expenses)
Other income	410,790	139,816			550,606
Interest expenses	(202,007)	(32,965)			(234,972)

Profit (Loss) before income taxes and minority interests	2,244,639	(7,773,904)			(5,529,265)

Income before income taxes and minority interests
Income taxes expense	(136,366)	—			(136,366)
Profit (Loss) before minority interest	2,108,273	(7,773,904)			(5,665,631)
Minority interests	(93,183)	628	(987,394) (a	)	(1,079,949)
Net loss	2,015,090	(7,773,276)			(6,745,580)
Loss per share of common stock
- Basic		(0.37)			(0.32)
Weighted average number of shares of common stock outstanding		21,102,405			21,102,405

Footnotes:

(1) For an explanation of note (a), refer to the pro forma adjustments set forth on page 179 of this prospectus.

(2) New Generation is an abbreviation for Guangzhou New Generation Commercial Management Limited, a corporation organized and existing under the laws of the Peoples’ Republic of China. The Company owns 51% of the outstanding securities of New Generation.

(3) The Company refers to China World Trade Corporation.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business and Industry

If We Are Unable To Raise Additional Capital, We Will Likely Have To Curtail Our Operations.

We presently have limited operating capital. We used to have banking facilities of $2.5 million, however, these banking facilities were discontinued resulting from our early repayment from the proceeds of the sale of our collateralized property in Guangzhou in May 2005. Currently, our only committed source of capital comes from Cornell Capital’s $30.0 million commitment pursuant to the Standby Agreement financing, which is intended to provide funds for general working capital to us. Cornell is, however, under no obligation to provide funds if they beneficially own more than 9.9% of our total issued and outstanding shares of common stock at the time we submit our advance to Cornell for funding. We believe we need at least $2.5 million in additional working capital annually to maintain our current operations, since current revenue from our operations is not sufficient to cover our costs, our current expansion or our plans for the future. We may be unable to obtain additional credit arrangements on satisfactory terms, if at all, especially since for the fiscal year ended December 31, 2004, our independent auditors have raised substantial doubt about our ability to continue as a going concern. There is a risk that we will be unable to obtain sufficient capital when needed, even if advances are made under the Standby Agreement. If we cannot obtain such funds, we will have to curtail or cease our operations.

We Have Had Net Losses From Our Operations And Anticipate That Losses From Operations Will Continue. We May Not Be Able To Become Profitable In The Future.

We have had a history of losses from our operations. We had a net loss from operations for the year ended September 30, 2003 of $2,205,536. We also had a net loss from operations for the year ended December 31, 2004 of $7,594,393. The loss for the year ended December 31, 2004 was primarily attributable to the non-cash accounting treatments in provision, impairment, and share issuance to employees resulting from them exercising their stock options and the issuance of shares to various third parties for their respective services rendered in areas of marketing; information technology; investor relations and research; and financing. We had a net loss from operations of $4,475,761 for the nine-month period ended September 30, 2005. We may not be profitable in the future.

We Have Been The Subject of A Going Concern Opinion for The Fiscal Years Ended December 31, 2004 And September 30, 2003 From Our Independent Auditors.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the years ended December 31, 2004 and September 30, 2003 which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional financing will determine our ability to continue as a going concern.

We Are A Holding Company That Depends On Our Foreign Subsidiaries For Distributions Of Funds To Meet Our Working Capital Needs And Pay Dividends To Our Shareholders; Given Restrictions Under Chinese Law, Such Distributions May Never Be Made.

We are a holding company incorporated under the laws of Nevada. Our business activities are presently carried out through twenty-three majority and wholly-owned subsidiary companies. Seven of these companies are incorporated under the laws of the British Virgin Islands, five of these companies are incorporated under the laws of Hong Kong, and the remaining five are incorporated in the PRC. Accordingly, we must rely entirely upon distributions from the subsidiaries to generate funds for our working capital needs and to pay dividends to our shareholders. In China, there are legal restrictions that may limit our ability to pay dividends to a foreign holding company except out of accumulated profits, which are determined in accordance with Chinese accounting standards and regulations. Some of our Chinese subsidiaries do not currently have any accumulated profits. Hence, this limitation may restrict our ability to make distributions to meet our working capital needs and to make dividend payments.

We Operate A Diverse Line Of Businesses And There Can Be No Assurances That We Have The Management Skills To Successfully Integrate Our Operations.

We currently operate three lines of business: (1) business clubs, (2) business travel services which consist principally of airline ticketing and hotel room consolidation and providing insurance services, and (3) business value-added services, such as credit card services and merchant related businesses, including consultancy services. While each of these lines of business are focused on the servicing, trade, travel and finance industries within China, each face intense competition and require management personnel with different and varying skill sets. All three divisions are currently operational and have facilities and employees, but they require management skills that we may not be able to provide.

We May Not Be Able To Successfully Commercialize Our Business Club Operations, In Which Case We Would Have To Close Them At Great Expense To Our Company.

Our strategy for our business clubs is to grow through our subsidiaries by serving domestic companies attempting to enter into the international business community, as well as companies attempting to do business with China. Our success will depend on our ability to deliver quality support services to our customers. In addition, finding, training and retaining qualified bilingual persons with knowledge of the requirements, business practices and customs of both the United States and China is expensive, time consuming and difficult. If we cannot serve our target market or recruit talented employees, we may have to close our business clubs at a great expense to our company.

The Revenue Of Our Business Clubs Depends Upon Harmonious Political Relations Between The United States And China, And Any Deterioration In Those Relations Would Negatively Impact The Revenue And Operating Profit Of Our Clubs.

Our business endeavors involving the China World Trade Association and our business clubs focus on fostering business relations with the Peoples’ Republic of China. Two of our subsidiaries operate business clubs in Guangzhou and Beijing, the PRC for foreign business interests. Our revenue is directly affected by political and economic conditions in China and would be adversely affected by disruptions in the diplomatic and political relationships between the U.S. and China. Further, public opinion of U.S. corporations conducting business with the Chinese may fluctuate and could impact the success of this aspect of our business plan.

The Markets In Which Our Business Clubs Operate And The Demand For Our Services Is Characterized By Rapidly Evolving Developments And Frequent Service Improvements By Competitors, All Of Which Could Render Our Existing Business Club Services Obsolete And Unmarketable.

Our plan for the business clubs is based on the need for foreign companies to have introduction and access to the economic opportunities of the Peoples’ Republic of China. We believe that there is a legitimate demand by foreign companies for our product. However, the market for these types of services is characterized by rapidly evolving developments and frequent improvements. There are a number of competitors including government and nonprofit associations that provide some or all of the same services as we provide. In such a competitive marketplace our business clubs may not continue to be accepted and services of another competitor may replace the services that we offer.

Our Business Clubs Operations Are Subject To The Foreign Investment Climate And International Trade Operations In China Which Currently Enjoy Favorable Trade Policies With The West; If The Chinese Government Discontinues These Policies, Our Operations Could Be Severely Affected And We Could Be Forced To Close Our Business Clubs.

The Chinese government owns the majority of productive assets in China. The Chinese government has recently attempted economic reforms to decentralize some industries and encourage private economic development. Our business plan seeks to capitalize on these reforms. If the reforms are inconsistent or ineffectual, the Chinese government may discontinue or alter the policies. If that happened, we may be forced to close our business clubs.

We Are Subject To The Uncertainty Of The Chinese Legal System, And Such Uncertainty May Be Unfavorable To Many Aspects Of Our Operations And To Our Stock Price.

Our business plan depends on fostering business relationships pertaining to the PRC. Our business clubs and all of our other activities operate from facilities located in China. Accordingly, we must conform to the governmental regulations and rules of China. The Chinese legal infrastructure is distinctly different in operation from its United States counterpart. The PRC legal system is a system based on written statutes, and, since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. These laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve substantial uncertainties. Such uncertainties are unfavorable to many aspects of our operations and they may also negatively impact the market price of our common stock.

Our Limited Operating History May Not Serve As An Adequate Basis To Judge Our Future Prospects And Operating Results.

We have only a limited operating history from which you can evaluate our business and our prospects. Moreover, in August 2004, we acquired the New Generation Group of companies which increased our total assets six-fold and may or may not have a positive contribution to our earnings in the future. As a result, you cannot judge our future prospects and operating results from our limited operating history.

Declines Or Disruptions In The Travel Industry Generally Could Reduce The Revenues Of Our Business Travel Operations.

Since our indirect acquisition of 51% of the capital stock of the New Generation Group of companies, our business is greatly affected by the health of the travel industry in China. Because travel expenditures are highly sensitive to the general business climate and personal discretionary spending levels, economic downturns and catastrophic events tend to have an adverse impact on the travel industry. Adverse trends or events that tend to reduce travel and are likely to reduce our revenues include:

increases in prices in the airline, hotel or other travel-related sectors;
increases in the occurrence of travel-related accidents;
outbreak of war or conflict across the Taiwan Strait or elsewhere in the Asia-Pacific region;
increases in terrorism or the occurrence of a terrorist attack in the Asia-Pacific region or elsewhere;
poor weather conditions or changes in climate throughout a particular region; and
man-made or natural disasters that occur in any particular region.

As a result of any of these events, over which we have no control, our operating results and financial conditions could be materially and adversely affected.

We May Experience Difficulties Managing Our Rapid Growth Because Such Growth May Present Significant Challenges To Our Management And Administrative Systems And Resources.

We have experienced rapid growth primarily through the acquisition of control of the New Generation Group of companies during the previous fiscal year. On September 30, 2004, we had approximately 120 employees. After the New Generation acquisition on August 2, 2004, we had approximately 400 employees. As of September 30, 2005, we had a total of approximately 600 employees. Our integration of the New Generation employees and continued expansion may present significant challenges to our management and administrative systems and resources.

If We Fail To Attract And Retain Customers In A Cost-Effective Manner, Our Ability To Grow And Maintain Profitability May Be Impaired.

Our business strategy is substantially dependent on our ability to increase the overall number of airline and hotel customer transactions with us in a cost-effective manner. In order to increase the number of transactions, we use a call center and website, in addition to general advertising and promotions at international airports. These efforts resulted in approximately 995,000 air tickets sold and 473 hotel bookings in 2004 and approximately 946,000 air tickets sold and 1,773 hotel bookings for the nine months ended September 30, 2005. Although we have spent significant financial and other resources on sales and marketing and plan to continue to do so, we cannot assure you that these efforts will be cost-effective in attracting new customers or increasing transaction volume.

We Must Strengthen Our Corporate Image Recognition Among Current And Potential Customers, Suppliers And Those with whom we do business.

We believe that we must be successful in the promotion of our corporate image in order to continue to grow our business and secure new business relationships. We must introduce new consumers to our company and New Generation names and ensure that the names are associated with quality and value. We cannot assure you that we will be successful in our efforts to introduce the names to a wider group of consumers or that we will be successful in establishing our brand image among consumers.

Our Travel Business Depends On The Technology Infrastructure Of Third Parties. Interruption of Their Software And Communication Could Impair The Quality Of Our Service.

We rely on third-party computer systems and other service providers, including the computerized reservation systems of airlines and hotels to make reservations and confirmations. We rely on TravelSky’s Eterm system as the reservation system for our air ticketing operation. We also employ company systems developed by A Point Limited for hotel reservations. Other third parties provide, for instance, telecommunications access lines (China Telecom and China Netcom), significant computer systems and software licensing (Symantec Corporation), as well as company system support and maintenance service (A Point Information Technology).

Our Online Business Relies On The Existence Of An Adequate Telecommunications Infrastructure For Continued Growth Of China’s Internet Market. If China’s Infrastructure Does Not Continue To Grow, Our Travel Service Operations Could Be Impeded.

Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through a network owned by China Netcom under the regulatory supervision of China’s Ministry of Information Industry. In addition, the national networks in China connect to the Internet through a government-controlled international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and China Netcom to provide data communications capacity, primarily through local telecommunications lines. We cannot assure you that this infrastructure will be further developed. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The Content On Our Website May Subject Us To Litigation, Which May Be Time-Consuming And Costly To Defend.

The content on our website contains information about flights, hotels and popular vacation destinations, as well as customer feedback about certain travel-related services. Collecting, verifying and updating this information is a formidable task. If we fail to keep that information current and reliable, our reputation, and therefore our business, will suffer.

Our Negative Trend in Insurance Profitability May Not Improve.

New Generation’s Insurance operations experienced negative growth in revenue from $929,916 for the twelve months ended December 31, 2003, $423,247 for the twelve months ended December 31, 2004, and $282,289 for the nine months ended September 30, 2005. It had profit from operations of $653,566 for the twelve months ended December 31, 2003, $229,996 for the twelve months ended December 31, 2004 and $150,193 for the nine months ended September 30, 2005. Due to a number of risk factors that are discussed below, the most important of which may be increasing competition in its markets with low barriers to entry for competitors, we can make no assurances that this negative trend in revenue or profitability will improve.

It May Be Difficult For You To Predict The Future Performance Of Our Insurance Operations Because We Cannot Accurately Forecast Our Commissions.

New Generation’s insurance operations are primarily engaged in insurance brokerage and agency activities, and derive revenues largely from commissions paid by insurance companies. For the year ended December 31, 2004, we derived $423,247 from brokerage activities and agency activities. We do not determine or set insurance premiums. Premium rates are determined by insurers based on a fluctuating market. Premium rates depend on, among other things, line of business, geographical region, insurance carrier and specific underwriting factors. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, dividend payments and other expenditures may have to be adjusted to account for unexpected changes in revenues.

We Derive A Substantial Portion Of Our Commission Revenues From One Insurance Company, The Loss Of Which Could Result In Additional Expense And Loss Of Market Share.

Our life and accident insurance programs are primarily underwritten by China Life Insurance, PingAn Insurance Company and HuaAn Assets Insurance Co. Ltd. For the nine months ended September 30, 2005, approximately $96,552, or 34%, of our commissions and fees were generated from policies underwritten by PingAn Insurance. For the twelve months ended December 31, 2003 and the year ended December 31, 2004 approximately $404,000, or 41%, and $196,000, or 44%, respectively, of our commissions and fees were generated from policies underwritten by HuaAn Assets Insurance Co. Ltd. Other than HuaAn, we also derive revenues from China Union Assets Co. Ltd., China Life Insurance Co. Ltd., Peoples’ Insurance Company of China, PingAn Insurance Company of China, and China Pacific Assets Insurance Co. Ltd., TianAn Assets Insurance Co. Ltd. And Tai Ping Insurance Co. Ltd. Commissions and fees generated from these companies is approximately 50% of our total commission revenue.

Quarterly And Annual Variations In Our Commissions That Result From The Timing Of Policy Renewals And The Net Effect Of New And Lost Business Production May Have Unexpected Effects On Our Results Of Operations.

Our commission income (including contingent commissions but excluding fees), which typically accounts for approximately 8% of our total annual revenues, can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. The factors that cause these variations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which includes generally policies that are not renewed, and cancellations. In addition, as discussed, we rely on insurance companies for the payment of certain commissions. Because these payments are processed internally by these insurance companies, we may not receive a payment that is otherwise expected from a particular insurance company in one of our quarters or years until after the end of that period, which can adversely affect our ability to budget for significant future expenditures.

Quarterly and annual fluctuations in revenues associated with the timing of policy renewals have made cash-flow planning difficult in the past, and we may experience such effects in the future.

Adverse Conditions Or Regulatory Changes In The Guangzhou Province Could Adversely Affect Our Financial Condition.

For the twelve months ended December 31, 2003, our insurance operations derived $929,916, or 100% of its commissions and fees from the Guangdong Province. For the year ended December 31, 2004, our insurance operations derived $423,247, or 100% of its commissions and fees, from the Guangdong Province. For the nine months ended September 30, 2005, it derived $282,289 or 100% of its commissions and fees from the Guangdong Province. Although we believe that the regulatory environment for insurance agencies in Guangdong Province currently is no more restrictive than in other provinces of China, we face greater exposure to unfavorable changes in regulatory conditions in Guangzhou’s insurance agencies than an insurance agency whose operations are more diversified through a greater number of provinces. The occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting Guangzhou Province could result in significant losses for us.

We may make unwise acquisitions in growing our insurance business, or integrate acquisitions inefficiently.

Our growth strategy includes the acquisition of insurance agencies. Currently, we have branches in Foshan, Shunde, Dongguan, Zhongshan and Gaoming in Guangzhou Province. We plan to expand to other major cities in Guangzhou through acquisitions to form a provincial network. Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, and expand into new markets, although we currently have no specific target markets selected, will require us to continue to implement and improve our operations, financial, and management information systems. Part of the time and expense related to newly acquired agencies includes the integration of an acquired agency’s existing computer system into ours.

Integrated, acquired entities may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources. Acquisitions also involve a number of special risks, such as: diversion of management’s attention; difficulties in the integration of acquired operations and retention of personnel; entry into unfamiliar markets; unanticipated problems or legal liabilities; and tax and accounting issues.

Increased Competition From Insurance Companies And The Financial Services Industry May Cause Our Current Market Share To Decrease.

The insurance agency business is highly competitive and we actively compete with numerous firms for clients and insurance carriers, many of which have relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance agencies and insurance carriers or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of the Guangdong Province. In addition, a number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers.

In addition, because of legislation permitting banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, and we therefore may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance, than we currently offer.

Our Operations Compete In Highly Regulated Industries, Which Results In Increased Expenses And Restrictions On Our Ability To Do Business.

We conduct business and are subject to comprehensive regulation and supervision by government agencies in Guangzhou Province and in Beijing, China. For instance, our air-ticketing business is subject to the supervision of Civil Aviation Administration of China (GAAC) and its regional branch. The travel agency business is subject to the supervision of the China National Tourism Administration and local tourism bureaus. The insurance brokerage operations are under the supervision of the China Insurance Regulatory Commission. Our business conduct is also generally regulated by Chinese laws, central and local governmental regulations, as well as industry regulations. Such regulation results in increased legal expenses for our company and restricts our ability to conduct business without compliance with various laws and policies. These expenses and restrictions increase our cost of doing business.

We Have Not Determined The Amount Of Resources And The Time That Will Be Necessary To Adequately Respond To Rapid Technological Change In Our Industry.

Frequent technological changes, new products and services and evolving industry standards are all influencing the traveling and insurance businesses. The Internet, for example, is increasingly used to transmit benefits and related information to clients and to facilitate business-to-business information exchange and transactions. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We anticipate an expenditure of approximately $1 million in fiscal 2006 to develop and implement these new technologies, which include the development of a travel networking system and the replacement of existing computer booking system. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or in competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.

Our Business Value Added Services Represent An Unproven Business Model In China, And There Can Be No Assurances That Our Endeavors Will Be Successful.

The business model for our business value-added services is unproven in China. Our business value-added services focus on interactive marketing and incentive programs for merchants, financial institutions, telecom operators, and large corporations with significant client bases. In some developed countries, these types of programs are well established and accepted by commercial enterprises. However, in China, our programs are considered innovative and there can be no assurances that they will be embraced by our target customers.

We May Suffer Currency Exchange Losses If The Renminbi Depreciates Relative To The U.S. Dollar.

Our reporting currency is the U.S. dollar. However, a substantial portion of our assets and revenues are denominated in the Chinese currency, Renminbi, commonly referred to as RMB. Our assets and revenues expressed in our U.S. dollar financial statements will decline in value if the Renminbi depreciates relative to the U.S. dollar. Any such depreciation could adversely affect the market price of our common stock. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations and we do not intend to engage in any such transactions. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars.

We May Not Be Able To Freely Convert Renminbi Into Foreign Currency If The Chinese Government Reverses Its Current Policies, Which Would Impair Our Ability To Pay Dividends In A Foreign Currency.

A portion of our revenues and operating expenses will be denominated in Renminbi while a portion of our capital expenditures are denominated in U.S. dollars.

Under current Chinese regulations, the payment of dividends, trade and service-related foreign transactions to a foreign investor of a foreign-invested enterprise is treated as a “current account” payment for which the approval of the State Administration of Foreign Exchange is not required. However, in order to distribute dividends we may be required to file documentation to a designated foreign exchange bank. The Bank must certify that all requirements have been met, such as payment of taxes, directors’ approval and a capital verification report issued by an accounting firm. If a foreign-invested enterprise dissolves, a return of capital, which includes foreign direct investment, is treated as a “capital account” payment. This typically requires approval of the State Administration of Foreign Exchanges’ in addition to the filing of documentation.

We may currently convert Renminbi for transactions under the “current account” without the approval of the State Administration of Foreign Exchange for settlement of “current account” transactions, including payment of dividends, by providing commercial documents evidencing these transactions. They may also retain foreign exchange in their current accounts (subject to a ceiling approved by the State Administration of Foreign Exchange) to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese governmental authorities may limit or eliminate the ability to purchase and retain foreign currencies in the future.

Our Shareholders May Not Be Able To Enforce U.S. Civil Liabilities Claims Arising Under The Securities Laws Of The United States Or Any State Thereof.

Our operations and assets are largely outside the United States and are held through wholly-owned subsidiaries largely incorporated under the laws of China and Hong Kong. Many of our directors and officers are nationals and/or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of the China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

You Will Have Limited Participation In The Management And Operations Of Our Company.

Currently, our officers and directors beneficially own approximately 54.6% of our common stock. The Chairman of our Board, Mr. Chi Hung Tsang currently is the beneficial owner of 17,105,948 shares, which is approximately 48.2% of our outstanding shares. As a result, he will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, he may be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management. He will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Accordingly, you will be limited in your ability to influence change in how we conduct our business.

Our Management Has Limited Liability Which Substantially Limits Our Shareholders’ Ability To Hold Officers And Directors Liable For Breaches Of Their Fiduciary Duty.

We have adopted provisions to our Articles of Incorporation and Bylaws which limit the liability of our Officers and Directors, and provide for indemnification by us of our Officers and Directors to the full extent permitted by Nevada corporate law, which generally provides that our officers and directors shall have no personal liability to us or our stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholder’s ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors. This limits a shareholder’s ability to hold officers and directors accountable in general.

Our Officers And Directors May Allocate Their Time To Other Businesses Thereby Causing Conflicts Of Interest In Their Determination As To How Much Time To Devote To Our Affairs.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. All of our executive officers are engaged in several other business endeavors. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to ours.

Risk Related To Investing In Our Common Stock

There Is Currently A Limited Market For Our Common Stock.

There is currently a limited trading market for our shares of common stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our common stock is likely to be very volatile, and volatility generally drives equity prices down. In addition, the stock markets for small market capitalization stocks generally have experienced, and continue to experience, extreme price and volume fluctuations which have often been unrelated to the operating performance of individual companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our common stock. Further, there is no correlation between the present limited market price of our common stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our common stock should not be considered indicative of the actual value of our company or our common stock.

Because Our Common Stock Is Considered A Penny Stock, Any Investment In Our Common Stock Is Considered To Be A High-Risk Investment And Is Subject To Restrictions On Marketability.

Our shares of common stock are “penny stocks” within the definition of that term under the Securities Exchange Act of 1934, as amended, which are generally equity securities with a price of less than $5.00. Our shares will be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. Broker-dealers may be discouraged from effecting transactions in our shares because they are subject to the penny stock rules. These rules impose restrictions on the marketability of our common stock and may affect its market value.

We Have Never Paid Dividends On Our Common Stock And You May Never Receive Dividends. There Is A Risk That An Investor In Our Company Will Never See A Return On Investment And The Stock May Become Worthless.

We have never paid dividends on our common stock, although none of our outstanding loans or other financial documents contain provisions that limit our ability to pay dividends. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid. If you are counting on a return on your investment in the common stock, the shares are a risky investment.

Your Interest In the Company May Be Diluted And The Market Price Of Our Shares Of Common Stock May Be Depressed By The Overhang Of Certain Outstanding Warrants And Options.

As of September 30, 2005, we had reserved approximately 5.6 million shares of Common Stock for potential issuance upon exercise of outstanding warrants and options at exercise prices ranging between $.673 and $2.50, 4.5.million of such warrants, which are exercisable at $.75 per share expire in December 2005, if not previously exercised,  are held by Mr. Tsang, our Chairman of the Board. Issuance of these additional shares could substantially dilute your interest in us in addition to depress the market price for our shares.

Risk Related To This Offering

Future Sales Of Our Common Stock Could Put Downward Selling Pressure On Our Shares, And Adversely Affect The Stock Price. There Is A Risk That This Downward Pressure May Make It Impossible For An Investor To Sell Shares At Any Reasonable Price.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put selling pressure on our shares. Such sales could be made pursuant to a registered offering such as the Standby Agreement, or Rule 144 under the Securities Act of 1933, as amended, as shares become eligible for sale under the Rule. Under Rule 144, an affiliate or a person holding restricted shares may sell, within any three-month period, a limited number of shares of the common stock pursuant to a “brokers’ transactions,” as defined in Rule 144, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. As a result of these restrictions under Rule 144, the sale of our common stock by affiliates pursuant to Rule 144 may be difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

Sales Of Our Common Stock By Cornell Capital During The Pricing Period Will Put Downward Pressure On Our Stock Price, Which Could Directly Increase The Number Of Shares And Reduce The Price At Which Cornell Capital Will Purchase Shares Under The Standby Agreement.

Cornell Capital may sell shares on the market during the five-day pricing period, which could put downward pressure on our stock price and significantly increase the number of shares which we must sell to it in order to realize a particular advance. As Cornell Capital sells more shares of our stock into the market, there will be additional downward price pressure. Under the Standby Agreement, a falling stock price means that we may not be able to sell enough shares to Cornell Capital in order to realize a particular advance. This could have a spiraling effect that could make it difficult for us to finance our business.

Existing and New Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Agreement.

The sale of shares pursuant to the Standby Agreement will have a dilutive impact on our stockholders.

If the offering occurs on December 1, 2005 at an assumed offering price of $2.10 per share, new shareholders would experience an immediate dilution in the net tangible book value per share of $0.64. Dilution per share at prices of $1.50, $1.00, and $0.50 per share would be $0.86, -$0.36 and -$0.04 respectively. As a result of this dilution, our net income per share could decrease in future periods, and the market price of our common stock could decline.

Existing shareholders will also experience dilution if our stock price decreases, since we will have to issue more shares of common stock under the Standby Agreement to draw down the full amount. If the stock price falls below the price an existing shareholder paid for his or her shares, the shareholder will experience dilution in ownership as well.

Under The Standby Agreement Cornell Capital Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock.

The common stock to be issued under the Standby Agreement will be issued at a 1% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital will retain 4% from each advance. Based on this discount, Cornell Capital will have an incentive to sell immediately to realize the gain on the 1% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of our common stock. As the price of our common stock declines, Cornell Capital will have an even greater incentive to increase the number of shares that it sells, which may have the effect of a downward spiral on our stock price.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline.

The selling stockholders intend to sell in the public market 16,981,717 shares of common stock being registered in this offering. That means that up to 16,981,717 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. In addition, certain of our officers, directors and principal shareholders may sell shares of common stock owned by them, which would have a similar effect in the market. Notwithstanding, the officers and directors of our company and those shareholders who are significant shareholders as defined by the Securities and Exchange Commission will continue to be subject to the provisions of various insider trading rules and Rule 144 regulations. Such regulations under Rule 144 provide that the officers or directors of our company or a person holding restricted shares of our common stock may only sell, within any three-month period, a limited number of shares of our common stock pursuant to a “brokers’ transactions,” as defined in Rule 144, and such person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. As a result of these restrictions under Rule 144, the sale of our common stock by affiliates pursuant to Rule 144 may be difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale. Notwithstanding the foregoing, any sales under Rule 144 could negatively affect the public market for our shares, which would then have a negative effect on the amount of funds available to us in connection with the Standby Equity Distribution, thereby reducing funds available to us for operations.

The Sale Of Our Stock Under Our Standby Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price.

In many circumstances, the provisions of a Standby Agreement for companies that are traded on the Over-The-Counter Bulletin Board have the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Agreement, we may request numerous drawdowns pursuant to the terms of the Standby Agreement. Even if we use the Standby Agreement to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our company’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline.

In addition to the possibility of short selling described above, Cornell Capital may, itself, engage in naked short sales in the market, which would have the effect of driving down the price of our stock. Cornell Capital can do so, pursuant to the terms of the Standby Agreement, as long as the short sales are not in excess of the amount of shares owned. Notwithstanding this ability, Cornell Capital has agreed that it will not engage in short sale transactions in our common stock for the duration of the Standby Agreement.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-The-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Agreement When Needed.

We are dependent on external financing to fund our operations. We are depending on the Standby Agreement to satisfy most of our financing needs. We are, however, limited to a maximum draw down of $1.5 million (after the first draw down of $3.0 million) during any seven trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Agreement. Based on the assumed offering price of $2.10 per share, and the 14,285,714 shares we are registering, we would not be able to draw the entire $30.0 million available under the Standby Agreement. At this assumed price, we will be able to draw $27,300,000 with the 14,285,714 shares being registered. We would be required to register 1,285,714 additional shares at this assumed price to obtain the entire $30.0 million available under the Standby Agreement. Based on the limited number of available authorized shares of common stock, in the event that the price of our common stock declines significantly, we would most likely need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Agreement.

We May Not Be Able To Obtain Cash Under The Standby Agreement If Cornell Capital Holds More Than 9.9% Of Our Common Stock.

In the event that Cornell Capital holds more than 9.9% of the then-outstanding shares of our common stock, we will then be unable to draw down on the Standby Agreement. Currently, Cornell Capital has beneficial ownership of 4.4% of our common stock based on the 30,989,997 shares of common stock outstanding as of September 30, 2005, and therefore we would be able to draw down on the Standby Agreement so long as Cornell Capital’s beneficial ownership remains below 9.9%. If Cornell Capital’s beneficial ownership increases to 9.9%, we would be unable to draw down on the Standby Agreement.

Cornell Capital May Sell Shares Of Our Common Stock Immediately After We Deliver An Advance Notice During The Pricing Period, Which Would Put Downward Pressure On The Price Of Our Common Stock.

Pursuant to the Standby Agreement, we issued 225,000 shares of our common stock to Cornell Capital as a commitment fee. Moreover, Cornell Capital is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the stock is delivered to Cornell Capital. Cornell Capital may sell such shares of our common stock any time after we deliver an advance notice. Accordingly, Cornell Capital may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower closing bid price during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell Capital in respect of the advance.

FORWARD LOOKING STATEMENTS

Included in this registration statement are various forward-looking statements, which can be identified by the use of forward-looking terminology such as “may,”  “expect,”  “anticipate,”  “estimate,”  “continue,”  “believe” or other similar words. We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations. These statements are forward-looking and reflect our current expectations. These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.

The factors described above and the risk factors referred to in “Risk Factors” could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering, other than any proceeds that may result from the exercise by the Selling Stockholders of the Warrants. However, we will receive the proceeds from the sale of shares of our common stock to Cornell Capital under the Standby Agreement. The purchase price of the shares of our common stock purchased under the Standby Agreement will be equal to 99% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five trading days immediately following the notice date of each such advancer. We will pay Cornell Capital a 4% fee and we will pay Cambria Capital a 4% fee of each advance.

Pursuant to the Standby Agreement, we cannot draw more than $1.5 million every seven trading days, except for the first draw which can be up to $3.0 million, or more than $30.0 million over twenty-four months. Since we have agreed to pay Cornell Capital a 1% discount and 4% of each advance as a fee and we have agreed to pay Cambria Capital 4% of each advance as fee, we expect to receive only $1,365,000 of each advance net of this discount and fee, and $2,730,000 of the initial advance net of this discount and fee.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds available under the Standby Agreement. The table assumes estimated offering expenses of $85,000, plus the 4% retainage and 1% discount payable to Cornell Capital under the Standby Agreement and the 4% retainage payable to Cambria Capital under the Placement Agent Agreement. The figures below are estimates showing the anticipated use for the first two advances and may be changed due to various factors, including the timing of the receipt of the proceeds.

	First Advance	Succeeding Advances
Gross Proceeds	$3,000,000	$1,500,000
Net Proceeds	$2,545,000	$1,280,000
Number of shares issued under the Standby Agreement at an assumed price of $2.10 per share	1,428,571	714,286

INTENDED USE OF PROCEEDS	AMOUNT	AMOUNT
Acquisitions	$1,000,000	$600,000
Travel networking system	$750,000	$250,000
New World Trade Center Clubs	$500,000	$200,000
General Working Capital	$295,000	$230,000
TOTAL	$2,545,000	$1,280,000

The Standby Agreement limits our use of proceeds to general working capital and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of our company, except under certain limited circumstances.

We have also set forth below a table that quantifies the total amount of proceeds which we expect to receive from the Standby Agreement, which is based on the $2.10 current market price of our common stock, as well as on additional prices that may result from downward price pressure from the purchase and sale of shares under the Standby Agreement. Under the Standby Agreement with Cornell Capital the net proceeds are committed to our general working capital needs.

Assumed Per Share Offering Price	Number of Shares to be Issued	Gross Proceeds	Net Proceeds
$0.25	120,000,000	30,000,000	27,115,000
$0.50	60,000,000	30,000,000	27,115,000
$0.75	40,000,000	30,000,000	27,115,000
$1.00	30,000,000	30,000,000	27,115,000
$1.25	24,000,000	30,000,000	27,115,000
$1.50	20,000,000	30,000,000	27,115,000
$1.75	17,142,857	30,000,000	27,115,000
$2.00	15,000,000	30,000,000	27,115,000
$2.10	14,285,714	30,000,000	27,115,000
$2.50	12,000,000	30,000,000	27,115,000

Our Chairman has indicated that we intend to use the net proceeds of the initial two advances from the Standby Agreement to acquire several smaller travel related, online booking and air ticketing companies in the Guangzhou Province. An amount equal to approximately $1.6 million has been earmarked for such acquisitions, although no definitive agreements have been reached. In addition, our Chairman also indicated that we will use approximately $1.0 million of the net proceeds from the Standby Agreement to enhance our online and dial-up booking systems, as well as to continue to develop the corporate image of our travel business group. Finally, approximately $700,000 of the net proceeds will be utilized to open new China World Trade Center Clubs in other major cities. The use of proceeds indicated by our Chairman, leaves $525,000 available for general working capital purposes. However, we do not have any material commitments for capital expenditures. We have not earmarked any proceeds under the Standby Agreement beyond the second advance.

DILUTION

Our net tangible book value as of September 30, 2005 was $2,053,094 or $0.07 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, with the exception of the shares acquired upon the exercise of the Warrants, our net tangible book value will only be impacted in an insignificant way by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Agreement. The amount of dilution will depend on the offering price and the number of shares to be issued under the Standby Agreement. The following example shows the dilution to new investors at an offering price of $2.10 per share, which is in the range of the recent share price.

If we assume that we had issued 14,285,714 shares of common stock under the Standby Agreement at an assumed offering price of $2.10 per share (i.e., the number of shares registered in this offering under the Standby Agreement), less retention fees of $240,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2005 would have been $29,028,094 or $0.64 per share. Note that at an offering price of $2.10 per share, we would receive net proceeds of $27,300,000, or $2,700,000 less than the entire amount available under the Standby Agreement. At an assumed offering price of $2.10, Cornell Capital would receive a discount of $300,000 on the purchase of 14,285,714 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.57 per share and an immediate dilution to new stockholders of $1.46 per share. The following table illustrates the per share dilution:

Assumed public offering price per share	$2.10
Net tangible book value per share before this offering	$0.07
Increase attributable to new investors	$0.57
Net tangible book value per share after this offering	$0.64
Dilution per share to new stockholders	$1.46

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share that they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED	DILUTION PER SHARE TO NEW INVESTORS
$3.00	14,285,714	$2.36
$2.50	14,285,714	$1.86
$2.10	14,285,714(1)	$1.46
$2.00	14,285,714	$1.36
$1.50	14,285,714	$0.86
$1.00	14,285,714	$0.36
$0.50	14,285,714	-$0.04
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(1) This represents the maximum number of shares of common stock that are being registered under the Standby Agreement at this time.

SELLING SECURITY HOLDERS

The Selling Security Holders named in the table set forth below are selling the securities covered by this prospectus. The Selling Security Holders named below are not registered securities broker-dealers or affiliates of a broker-dealer.

The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holders upon termination of this offering. We believe that the Selling Security Holders listed in the table have sole voting and investment powers with respect to the securities indicated.

SELLING SECURITY HOLDERS TABLE(1)
Name	Relationship With Issuer(2)	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering
Bridges & PIPES LLC (3)	Investor	583,335	583,335	0	1.2%/0%
Cornell Capital Partners, LP	Investor	15,635,714	15,635,714	0	33.1%/0%
Highgate House LLC	Investor	225,000	225,000	0	0.6%/0%
Duncan Capital, LLC	Investor	150,000	150,000	0	0.5%/0%
Stealth Capital, LLC (4)	Investor	100,001	100,001	0	0.2%/0%
TCMP3 Partners (5)	Investor	175,000	175,000	0	0.4%/0%
TOTALS		16,981,717	16,981,717	0	35.4%/0%
_______________________
(1) This table assumes that all warrants owned by the selling security holders will be exercised and that Cornell Capital will purchase 14,285,714 shares of common stock from our company and sell the same pursuant to this offering. We have also assumed, for purposes of calculating percentage ownership numbers, that all of the shares indicated as owned are outstanding, together with the 30,989,997 shares of our common stock which are outstanding, for a total number of shares outstanding equal to 47,971,714.

(2) None of the selling security holders has had any position, office, or other material relationship with our company, or any of our predecessors or affiliates, within the last three years.

(3) David Fuchs is the natural person who controls Bridges & PIPES LLC. By virtue of such relationship, David Fuchs may be deemed to have dispostive power over the shares owned by Bridges & PIPES LLC. David Fuchs disclaims beneficial ownership over such shares and has no legal right to maintain such delegated authority.

(4) David Kopp is the natural person who controls Stealth Capital. By virtue of such relationship, David Kopp may be deemed to have dispostive power over the shares owned by Stealth Capital. David Kopp disclaims beneficial ownership over such shares and has no legal right to maintain such delegated authority.

(5) Steve Slawson is the natural person who controls TCMP3 Partners. By virtue of such relationship, Steve Slawson may be deemed to have dispostive power over the shares owned by TCMP3 Partners. Steve Slawson disclaims beneficial ownership over such shares and has no legal right to maintain such delegated authority.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On November 15, 2004, we finalized a Standby Equity Distribution Agreement with Cornell Capital. Pursuant to the Standby Agreement, we may, at our option, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Standby Agreement, Cornell Capital will pay 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five consecutive trading day period immediately following the date we notify Cornell Capital that we desire to access the Standby Agreement. The number of shares purchased by Cornell Capital for each advance is determined by dividing the amount of each advance by the purchase price for the shares of our common stock. Further, Cornell Capital will retain 4% of each advance under the Standby Agreement, and Cambria Capital will retain 4% of each advance under the Placement Agent Agreement. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Duncan Capital, which was a registered broker-dealer, was engaged to advise us in connection the Standby Agreement until its termination on June 30, 2005. Cambria Capital is a private limited liability company and registered broker-dealer, and is the successor Placement Agent to Duncan Capital. For all of its services, we agreed to pay Cornell Capital the 1% discount, the 4% retainage, and 225,000 shares of our common stock, which shares are subject to a lock-up arrangement previously described that is intended to prevent their immediate sale at a low market price. For all of its services, we paid Duncan Capital 150,000 shares of our common stock, which is also subject to the same lock-up arrangement. Finally, for all of its services, we have agreed to pay Cambria Capital the 4% retainage. The effectiveness of the sale of the shares under the Standby Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us.

The Standby Agreement contains several conditions precedent to our right to deliver an advance notice and to the obligation of Cornell Capital to purchase shares of our common stock. These include: (i) we shall have filed with the Securities and Exchange Commission this registration statement with respect to the resale of the Registrable Securities and this registration statement shall have been declared effective by the Securities and Exchange Commission; (ii) we shall have all requisite authority for the offer and sale of these shares of common stock; (iii) there shall not exist any fundamental changes to the information set forth in this registration statement which would require us to file a post-effective amendment to this registration statement; (iv) we shall have performed, satisfied and complied in all material respects with all of the covenants, agreements and conditions set forth in the Standby Agreement and the Registration Rights Agreement; (v) there shall be no injunction or other statute, rule or regulation that prohibits or directly and adversely affects this offering or any proceeding relating thereto; (vi) our stock shall not have been suspended from trading or delisted; (vii) the amount of an advance that we request shall not exceed the maximum advance amount or cause Cornell Capital to own more than 9.9% of our then outstanding common stock; (viii) we shall have no knowledge of any event which would be more likely than not to cause the registration statement to be suspended or otherwise ineffective; and (ix) we shall have delivered to Cornell Capital a certificate to the effect that, among other things, we have performed all of our covenants and agreements under the Standby Agreement. An example of a fundamental change to the information set forth in the registration statement requiring us to file a post-effective amendment to the registration statement could include, for example, the institution of a major legal action against us not in the ordinary course of business which was not disclosed in the registration statement, or an event of default under our indebtedness which was not disclosed in the registration statement, or the occurrence of any other event which is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or our prospects which was not disclosed in the registration statement.

An Analysis Of The Standby Agreement

Pursuant to the Standby Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. The closing occurs subject to the terms of an escrow agreement between us, Cornell Capital and the Escrow Agent. In addition to the closing conditions set forth above, we must have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of our common stock shall not have been suspended, and we shall have given written notice and associated correspondence to Cornell Capital. We are limited, however, on our ability to request advances under the Standby Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $2.10, we would not be able to draw the entire gross proceeds of $30.0 million available under the Standby Agreement with the 14,285,714 shares we are registering. We would be required to register 1,285,714 additional shares at this assumed price to obtain the entire $30.0 million available under the Standby Agreement. Based on the limited number of available authorized shares of common stock, in the event of that the market price of our common stock declined significantly in the market, we may need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Agreement. In order to access all funds available to us under the Standby Agreement with the 14,285,714 shares being registered under the Standby Agreement in this offering, the average price of shares issued under the Standby Agreement would need to be $2.34.

We may request advances under the Standby Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $30.0 million or 24 months after the effective date of this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $1.5 million, except for the first advance, which can be requested in an amount up to $3.0 million, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Cornell Capital’s current beneficial ownership of our common stock is 4.4% and therefore we would be permitted to make draws on the Standby Agreement so long as Cornell Capital’s beneficial ownership of our common stock remains lower than 9.9%.

We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $2.10 per share, we would issue 14,285,714 shares of common stock to Cornell Capital for net proceeds of $27,300,000. These shares would represent 29% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $30.0 million available under the Standby Agreement if the average price at which we sell shares under the Standby Agreement is equal to $2.10 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Agreement at a recent price of $2.10 per share and 25%, 50% and 75% discounts to the recent price. This table assumes that if we issue more than 14,285,714 shares of common stock for sale pursuant to the Standby Agreement because our stock price has fallen, we will file a new registration statement with the Securities Exchange and Commission to register such shares for sale.

	Recent	25%	50%	75%
Purchase Price:	$2.10	$1.58	$1.05	$0.53
Number of Shares(1):	14,285,714	18,987,341	28,571,428	56,603,774
Total Outstanding(2):	45,175,711	49,877,338	59,461,425	87,493,771
Percent Outstanding(3):	31.6%	38.1%	48.1%	64.7%
______________
(1) Represents the number of shares of common stock to be issued to Cornell Capital under the Standby Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital under the Standby Agreement, not including shares issued under the Warrants.

(3) Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

Proceeds used under the Standby Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital has the ability to permanently terminate its obligation to purchase shares of common stock from us under the Standby Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital or if we fail materially to comply with certain terms of the Standby Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital.

PLAN OF DISTRIBUTION

The selling stockholders have advised that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Over-the-Counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the Over-the-Counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Notwithstanding the foregoing, this registration statement does not cover sales by donees, pledges, transferees, or other successors in interest of Cornell Capital.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under the Standby Agreement. Cornell Capital will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital will retain 4% of the proceeds received by us under the Standby Agreement, and received 225,000 shares of our common stock on November 30, 2004. The 1% discount, the 4% retainage and the 225,000 shares of common stock are underwriting discounts. In addition, we engaged Duncan Capital, and its successor Placement Agent, Cambria Capital, unaffiliated broker-dealers, to advise us in connection with the Standby Agreement. Duncan Capital entered into its Placement Agent Agreement with us, pursuant to which Duncan Capital reviewed the terms of the Standby Agreement and advised us concerning these terms. Since the termination of Duncan Capital’s engagement as Placement Agent on June 30, 2005, Cambria Capital has entered into a Placement Agent Agreement with us, pursuant to which Cambria Capital has also reviewed the terms of the Standby Agreement and has advised us concerning these terms. Cambria Capital, to our knowledge, will not be participating in the distribution of shares that may be issued under the Standby Agreement. For its services in regard to the Standby Agreement, Duncan Capital received 150,000 shares of our common stock. For its services as Placement Agent in regard to the Standby Agreement, Cambria Capital will retain an amount equal to 4% of each advance. Both Cornell Capital and Duncan Capital, which received shares of common stock as compensation in connection with this offering, are subject to a lock-up arrangement with us, which generally prevents the immediate sale of their 225,000 and 150,000 shares, respectively, for a certain period of time at a low market price.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Duncan Capital was formed in 2004 as a New York limited liability company and licensed broker-dealer. From time to time, Duncan Capital was engaged in an advisory capacity to clients that were parties to financing arrangements such as the Standby Agreement. As mentioned above, Duncan Capital entered into its Placement Agent Agreement with us, pursuant to which it agreed to review the terms of the Standby Agreement and advise us with respect to those terms. Upon the execution of this agreement, we issued to Duncan Capital 150,000 shares of our common stock, and agreed to give Duncan Capital “piggy-back” registration rights which were triggered upon registration of any shares of our common stock by Cornell Capital. For a period of ninety (90) calendar days following the date of the Agreement, Duncan Capital agreed not to sell its shares of common stock if the market price is less than a certain amount.

Cambria Capital is a California limited liability company and licensed broker-dealer. Cambria Capital has entered into a successor Placement Agent Agreement with us, pursuant to which Cambria Capital has reviewed the terms of the Standby Agreement and advised us concerning these terms. Cambria Capital is entitled to compensation in an amount equal to 4% of the amount of each advance under the Standby Agreement. The obligations of Cambria Capital under the successor Placement Agent Agreement are subject to the satisfaction or waiver of certain customary conditions precedent. In addition, we have agreed to indemnify and hold Cambria Capital, its affiliates and certain control persons, harmless from any and all losses, claims, damages, liabilities, costs or expenses that may arise out of any material misstatement or omission in this prospectus or any breach by us of any representation, warranty, covenant or agreement made by us in the successor Placement Agent Agreement.

In connection with this offering, Cornell Capital, Duncan Capital and Cambria Capital have agreed with us not to short sell shares of our common stock prior to the date this registration statement is declared effective by the Securities and Exchange Commission.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay the entire expenses incident to this registration, offering and sale of the shares of common stock to the public hereunder, including the commissions, fees and discounts of the statutory underwriter and Placement Agent, but excluding the commissions, fees and discounts of brokers, dealers and agents for the selling stockholders. As mentioned above, Cambria Capital will receive a 4% retainage, and Cornell Capital will receive a 1% discount, 4% retainage and 225,000 shares of our common stock. For its services, Duncan Capital received 150,000 shares of our common stock. We have agreed to indemnify Cornell Capital, Duncan Capital and Cambria Capital, and their controlling persons, against certain liabilities, including liabilities under the Securities Act. We estimate the out-of-pocket expenses of the offering to be borne by us will be approximately $85,000. These offering expenses consist of: an SEC registration fee of $4,518.33, legal fees of $50,000, state Blue Sky fees of $7,500 and miscellaneous expenses of $1,000. We will not receive any proceeds from the sale of any of the shares of common stock under the Standby Agreement.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital can cover any short positions only with shares received from us under the Standby Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration must be filed with the Securities and Exchange Commission.

In the event Cornell Capital holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Agreement. A possibility exists that Cornell Capital may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the Standby Agreement. In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, other than as set forth below, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

On December 10, 2004, Kenneth P. Silverman, Esq., as Trustee for the Estate of Chief Executive Officers Clubs, Inc., filed a Complaint against CEO Clubs China Limited, Simon Guo, J.P. Li and us, which commenced an Adversary Proceeding relating to a Chapter 7 bankruptcy case pending in the U.S. Bankruptcy Court for the Southern District of New York, captioned as In Re: Chief Executive Officers Clubs, Inc., Debtor. The Complaint alleges, among other things, that certain assets of the Chief Executive Officers Clubs, Inc. bankruptcy estate were transferred to China World Trade in violation of Section 549 of the Bankruptcy Code. It requests that the Bankruptcy Court order, among other things, a return of such assets by China World Trade and/or seeks a judgment against us in the amount of not less than $480,000.00.

As previously disclosed, on May 7, 2004, we acquired 51% of the outstanding capital stock of CEO Clubs China Limited, a Hong Kong corporation (“CEO Clubs China”), through one of our wholly-owned subsidiaries, for a total consideration of cash and shares of common stock amounting to US$360,000 and a commitment to provide an operating cash in the amount of US$120,000. CEO Clubs China is an authorized chapter to operate under the “CEO Clubs” trademarks in the Greater China region, including the Peoples’ Republic of China, Hong Kong and Taiwan.

We have engaged counsel and are vigorously defending the Adversary Proceeding. We filed a Motion To Dismiss which was heard on March 22, 2005, and the judge ruled in favor of the Trustee by refusing to dismiss the case at this preliminary stage of the proceedings. Notwithstanding that decision, our primary defense is that we purchased the stock of CEO Clubs China, and did not acquire any assets of the Chief Executive Officers Clubs, Inc. bankruptcy estate. We believe that this defense will be meritorious should the matter ever come to trial.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have five directors. Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position
William Chi Hung Tsang	43	Chairman, Director and President
Zeliang Chen	39	Vice Chairman and Director
John H.W. Hui	46	Vice Chairman, Chief Executive Officer and Director
Chi Ming Chan	44	General Manager and Director
Chao Ming Luo	55	Director
Bernard K. Chan	41	Chief Financial Officer
Ye Xin Long	50	Independent Director
Hamid R. Seyedin	54	Independent Director
Samuel Yung	47	Independent Director
Chi Kin Ho	36	Independent Director

Backgrounds of Directors

Executive Directors

Mr. William Chi Hung Tsang, aged 43, is our President and Chairman of the Board of Directors. Mr. Tsang has more than 15 years of experience in leatherwear manufacturing and property investment. Prior to joining our company, he was an executive director with a listed company for over 10 years. He is a member of the Beijing Municipal Committee of the Chinese People’s Political Consultative Conference; committee member of Chinese General Chamber of Commerce, Hong Kong; vice chairman of Hong Kong United Youth Association Limited; chief president of New Territories Commercial & Industrial General Association Ltd.; and vice chairman of both Hong Kong Chamber of Commerce in China - Guangzhou and Guangzhou Federation of Industry & Commerce. He is also an honorary president of North-East Overseas Chinese Friendship Association U.S.A., and an honorable citizen of Guangzhou.

Mr. Zeliang Chen, aged 39, is our Vice Chairman and Director. Mr. Chen graduated with honors from Renmin University of China with a Bachelor of Law. He is the founder of Guangzhou Hua Hao Group of Companies and is a committee member of the Private Enterprise Council of Guangzhou Province. Mr. Chen now is a Chief Executive Officer and Chairman of Guangzhou New Generation Travel Service Co., Ltd., Director of Guangzhou Huahao Industries Group of Companies, and our Director and Vice Chairman.

Mr. John H.W. Hui, aged 46, is our Vice Chairman of the Board of Directors and Chief Executive Officer. Mr. Hui has over 10 years experience in China trade and investment. He is responsible for our overall corporate development. Mr. Hui is also the President of Beijing World Trade Center Club and Guangzhou World Trade Center Club. He has excellent relationships with the China associates and the principals of the World Trade Center Association in New York and other World Trade Center Associations around the world. Mr. Hui is a current member of the Canada Business Council Beijing, and American Chamber of Commerce, Guangzhou.

Mr. Chi Ming Chan, aged 44, is a Director and our General Manager. Mr. Chan is responsible for our strategic planning, corporate development and project implementation. Before joining us, Mr. Chan was a Corporate Development Strategist for Renren Holding Ltd., a publicly listed company on the Hong Kong Stock Exchange. Mr. Chan founded Asian Information Resources (Holding) Ltd. in 1995, which eventually listed on the Hong Kong Stock Exchange in 1999. A specialist in Chinese law and China affairs, Mr. Chan is an expert in networking, Internet technology, database technology and management of technical resources. He developed an electronic database system for the Law-on-Line project of the University of Hong Kong and has provided technical consultancy to this project since 1991. He has also developed the Dongguan Network, which has become a successful model for other cities in China. He was appointed by the Asian Development Bank as a consultant for the TA Project No. 2702 - Study on PRC Legal Information System and the Electronic Data Expert for the TA project No. 3000. Mr. Chan holds a Master of Law degree from Lancaster University, the United Kingdom, a Master of Philosophy degree in Physics and Bachelor Degree in Physics both from the Chinese University of Hong Kong.

Mr. Chao Ming Luo, aged 55, is a Director. Mr. Luo has long-term collaborative relations with Hong Kong business circles and associations. He was employed at the Xinhua News Agency Hong Kong from 1983 to 1996; he then joined the Xinhua News Agency Hong Kong Branch Guangzhou Representative Office in 1996 before joining China us. He is the Chief Council Member of Guangzhou Overseas Friendship Association, and Council Member of Guangzhou Overseas Friendship Association. Mr. Luo worked as the Electric Design Technician in Guangzhou Design Institute and the Assistant of Electric Technology Specialty, Electric Engineering Department in Guangzhou University of Technology.

Independent Directors and Members of Audit Committee

Mr. Ye Xin Long, aged 50, is an Independent Director Trade. Mr. Ye has over 35 years of experience doing business in China and investing in Chinese enterprises. He has an excellent relationship with the Beijing Municipal Government and the Guangzhou Municipal Government.

Mr. Hamid R. Seyedin, aged 54, is an Independent Director and a member of our audit committee. Mr. Seyedin is the CEO of First Washington Group and President of the American Chamber of Commerce in Guangzhou. Under his leadership since 2003, the American Chamber of Commerce in Guangzhou has grown by more than 83% in membership and 300% in revenues. In 1991, former U.S. President George Bush recognized him in writing for his involvement with the passage of the Fast Track Procedures for the North American Free Trade Agreement. Appointed by three governors of the State of Maryland to four terms of office, he served as the Chairman of Montgomery College and State Chairman of the Maryland Association of Community Colleges representing all seventeen colleges in the State. He served on the Board of Directors of the Kennedy Institute, by appointment of Cardinal James A. Hickey (then Archbishop of Washington). He was a recipient of an award in business from the U.S. Department of Commerce. He received recognition from the U.S. Senate Sergeant At Arms for his service to the U.S. Senate Deliberations. Finally, he served two terms on the Maryland Advisory Committee of the U.S. Civil Rights Commission.

Mr. Samuel Yung, aged 47, is an Independent Director and a member of our audit committee. Mr. Yung is a Senior District Director of American International Assurance Co. (Bermuda) Ltd., a member company of American International Group, Inc. He was the President of The Life Underwriters Association of Hong Kong in 1991, President of the General Agents and Managers Association of Hong Kong in 1996, and Advisory Board Chairman of the General Agents & Managers Association International between 1997 and 1999. Mr. Yung has also participated in numerous community services and served as council member for a number of government committees. In addition, he also serves as advisor to many educational associations. Mr. Yung is a Certified Financial PlannerCM, a Chartered Insurance Agency Manager, a Registered Financial Consultant, a Certified Manager of Financial Advisor, and a Chartered Financial Practitioner.

Mr. Chi Kin Ho, aged 36, is an Independent Director and a member of our audit committee. Mr. Ho is a principal of CCP C.P.A. Limited of Hong Kong, an accounting firm focusing on providing statutory audit service. Mr. Ho is a U.S. Certified Public Accountant, a member of AICPA, and associate member of Hong Kong Accounting Association. He has over ten years of experience in both U.S. and China in the area of financial accounting, U.S. taxation and reporting, as well as management advisory. Mr. Ho earned his Bachelor of Business Administration Degree from Hawaii Pacific University.

Officers

Mr. Bernard K. Chan, aged 41, is our Chief Financial Officer. He oversees our M&A and financial projects. Mr. Chan has over 15 years of experience in the areas of financial advisory, direct private investments and corporate finance. He was a Managing Partner of a local corporate finance firm concentrating on providing advisory of U.S. listing and capital raising. Prior to that, Mr. Chan was a member of senior management for several listed companies in Hong Kong and the largest private landowner in Hawaii, focusing on direct investments and assets management. He is also a Registered Investment Advisor. Mr. Chan earned his Master of Business Administration Degree in International Management and Investment Finance, Master of Science Degree in Applied Econometrics, and Bachelor of Business Administration Degree in Investment Finance, all from the University of Hawaii.

There are no familial relationships between our officers and directors.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To the best of our knowledge (based solely upon a review of the Form 3, 4 and 5 filed), we believe that as of the end of this fiscal year, no officer, director or 10% beneficial shareholder failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of December 31, 2004 by (i) those persons or groups known to us who will beneficially own more than 5% of our common stock; (ii) each Director and director nominee; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended December 31, 2004; and, (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the Securities and Exchange Commission and upon information provided by such persons directly to us. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

Name/Address	Number of Shares	Percentage Ownership(1)
William Chi Hung Tsang Room 1217, The Metropolis Tower, 10 Metropolis Drive, Hunghom, Hong Kong	16,045,948 (3)	51.8%

Powertronic Holdings Limited 9 Des Voeus Road West, 12th Floor, Hong Kong	5,574,074	18.0%

Grand Perfection Limited (2) 15th Floor, Rihang Hotel, 198 Linhe Road West, Guangzhou, PRC	2,040,619	6.6%

Bernard Chan 65 Cadogan Street, 2nd Floor, Kennedy Town, Hong Kong	104,752	**

Chi Ming Chan 138 Tiyu Road East, 3rd Floor, Goldlion Digital Network Center, Guangzhou, PRC	118,272 (4)	**

Chao Ming Luo 138 Tiyu Road East, 3rd Floor, Goldlion Digital Network Center, Guangzhou, PRC	59,136 (5)	**

John Hui 7040 Granville Avenue, Suite 403, Richmond B.C. Canada	122,821 (6)	**

All Officers and Directors as a Group (6 persons)	18,491,548 (7)	59.7%

** Less than 1%

(1) Applicable percentage is based upon 30,989,997 shares of common stock outstanding as of September 30, 2005 together with securities exercisable or convertible into shares of common stock within 60 days of September 26, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 26, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Mr. Zeliang Chen, our Vice Chairman and Director, is also a director and majority shareholder of Grand Perfection Limited, and accordingly has voting and dispositive power with respect to the securities, making him a beneficial owner in accordance with the rules of the SEC.

(3) Includes 4,500,000 shares of common stock issuable upon exercise of warrants owned by Mr. Tsang, which are currently exerciseable at a purchase price of US$.75 per share and 200,000 shares of common stock issuable upon exercise of options owned by Mr. Tsang, which are currently exercisable at a purchase price of US$.673 per share.

(4) Includes 65,000 shares of common stock issuable upon exercise of options owned by Mr. Chan, which are currently exercisable at a purchase price of US$.673 per share.

(5) Includes 32,500 shares of common stock issuable upon exercise of options owned by Mr. Luo, which are currently exercisable at a purchase price of US$.673 per share.

(6) Includes 67,500 shares of common stock issuable upon exercise of options owned by Mr. Hui, which are currently exercisable at a purchase price of US$.673 per share.

(7) Includes an aggregate of 4,995,000 shares of common stock issuable upon exercise of options and warrants which are currently exercisable, as described in footnotes (3)-(6) above. Also includes 2,040,619 shares of common stock owned by Grand Perfection Limited. Mr. Zeliang Chen, our Vice Chairman and Director, is also a director and majority shareholder of Grand Perfection Limited, and accordingly has voting and dispositive power with respect to the securities, making him a beneficial owner in accordance with the rules of the SEC.

Inasmuch as we do not have cumulative voting for the election of directors, and this offering of 16,981,717 shares of common stock would represent only 35.4% of the issued and outstanding shares of common stock if all such shares were sold, the issuance of shares of our common stock under this offering would not result in a change of control.

DESCRIPTION OF SECURITIES

The following statements constitute summaries of the material provisions of our Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws, which are contained in the Exhibits to this registration statement.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 common stock and 10,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 2005, we have issued 30,989,997 shares of common stock. No preferred shares are issued and outstanding:

Common Stock - General Provisions. Each share of our common stock is equal to every other share of our common stock. Each share of our common stock shall entitle the holder thereof to one vote upon all matters upon which stockholders have the right to vote. There are no preemptive rights. Our common stock has the following rights.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, distribution or winding up of our company, after distribution in full to the holders of shares of preferred stock, the shareholders of our common stock shall be entitled to receive all of our remaining assets which are legally available for distribution. The distribution to the stockholders will occur ratably in proportion to the number of shares of our common stock held by them.

Dividend Rights. Subject to the rights of any outstanding preferred stock, (if issued) the holders of our common stock shall be entitled to receive dividends declared by the Board of Directors. Dividends may be payable in cash, stock or otherwise. We have not paid dividends to date and we do not anticipate that any dividends will be paid in the foreseeable future. Our policy has been to retaining earning, if any, to finance our future growth. Accordingly, future dividends, if any, will depend upon, among other considerations, on our need for working capital and other financial conditions.

Voting Rights. The holder of our common stock are entitled to cast one vote for each share held at all shareholders meetings for all purposes. The holders of our common stock vote together as one class on all matters submitted to a vote of our stockholders.

Other Rights. The shares of our common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of our common stock in the event of a subsequent offering.

Options, Rights or Warrants. We have and may continue to make offerings of options, rights or warrants to subscribe for shares of capital stock.

Preferred Stock. The preferred stock may be issued from time to time in one or more series. The preferred stock shall have voting rights of 100 to 1 per share over the voting rights of common stock. The Board of Directors hereby may issue preferred shares in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

INTEREST OF EXPERTS AND COUNSEL

Our audit reports for the periods ended December 31, 2004 and September 30, 2003, the audit report for Guangzhou New Generation Commercial Management Ltd. for the periods ended March 31, 2004, December 31, 2003 and December 31, 2002, and the audit report for Guangzhou Huahao Insurance Agency, Ltd. for the periods ended March 31, 2004, December 31, 2003 and December 31, 2002 have been included in this prospectus in reliance upon Moores Rowland Mazars, independent Certified Public Accountants, as experts in accounting and auditing.

The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of our common stock being registered. Mr. Martin is not an affiliate of our company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We will indemnify to the fullest extent permitted by, and in the manner permissible under Section 78.7502 of the Nevada General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was director, officer, employee or agent of the corporation, or is or was serving at our request as a director, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. It also covers costs. We may pay advancements towards these expenses. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

History Of Our Company

We were incorporated in the State of Nevada on January 29, 1998 under the name Txon International Development Corporation to conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Nevada.

On August 14, 2000, pursuant to a share exchange agreement dated August 10, 2000, by and among Main Edge International Limited, a British Virgin Islands corporation, Virtual Edge Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of Main Edge, Richard Ford, Jeanie Hildebrand and Gary Lewis, we acquired from Main Edge all of the shares of Virtual Edge (the “Acquisition”) in exchange for an aggregate of 1,961,175 shares of our common stock, which shares equaled 75.16% of Txon International’s issued and outstanding shares after giving effect to the Acquisition. Both Main Edge and Virtual Edge a non-operating holding companies organized to own the stock of businesses which they acquired. On September 15, 2000, Txon International Development Corporation changed its name to China World Trade Corporation and effectuated an 8 for 1 forward stock split. As a result of the forward stock split, Main Edge held 15,689,400 shares of our common stock, which shares equaled 75.16% of our issued and outstanding shares.

In September 2002, we underwent a debt for equity capital restructuring whereby certain creditors of China World Trade converted an aggregate of $2,731,677 into an aggregate of 4,000,000 shares of common stock.

On September 3, 2002, Powertronic Holdings Limited (“Powertronic”), a British Virgin Islands company, entered into a share purchase agreement with us (the “First Share Purchase Agreement”), to purchase 1,000,000 shares of our common stock and warrants to purchase up to 2,000,000 shares of our common stock (such warrants, the “First Warrants”), for the total purchase price of US$500,000. Additionally, on December 17, 2002, Powertronic entered into a second share purchase agreement (the “Second Share Purchase Agreement”) with us , to purchase an additional 1,000,000 shares of our common stock and warrants to purchase up to an additional 2,000,000 shares of our common stock (such warrants, the “Second Warrants”), for the total purchase price of US$500,000.00. The First Warrants and the Second Warrants had an exercise price of US$0.575 per share and were exercised in 2004.

On December 17, 2002, we entered into a share exchange agreement with Mr. William Chi Hung Tsang, the sole beneficial owner of the share capital in General Business Network (Holdings) Ltd., a Hong Kong company. Pursuant to the Share Exchange Agreement, we acquired from Mr. Tsang all of the issued and outstanding shares of General Business Network in exchange for four million (4,000,000) shares of our common stock and warrants to purchase an additional four million (4,000,000) shares of our common stock (the “Tsang Warrants”) at an exercise price of US$0.92 per share. As of the date of acquisition, General Business Network owned two rental properties located at 20/F, Goldlion Digital Network Center, Unit 01-10, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC and Flat B, 12/F., Champion Center, 301-309 Nathan Road, Hong Kong, collectively valued in excess of US$ 4,000,000. On January 24, 2003, four million (4,000,000) shares of our common stock and the Tsang Warrants were issued to Mr. Tsang; to date, the Tsang Warrants have been fully exercised.

On May 7, 2004, through one of our wholly-owned subsidiaries, we acquired 51% of the capital stock of CEO Clubs China Limited, a Hong Kong corporation (“CEO Clubs China”) for a total consideration in cash and shares of our common stock in the amount of US$360,000, payable US$120,000 in cash and US$240,000 in market value of our common stock (80,000 shares) and a commitment to provide an operating cash in the amount of US$120,000. CEO Clubs China has authorized chapters to operate under the “CEO Clubs” trademarks in the Greater China Region, including the PRC, Hong Kong and Taiwan. Comprised of thirteen chapters in the U.S. and China, the CEO Clubs are a by-invitation-only membership association. Members must be chief executive officers of businesses that have above $2,000,000 in annual sales. Our average club member has $20,000,000 in annual sales. In fiscal year 2002, CEO Clubs opened its first international chapter in China.

On August 2, 2004, we consummated an acquisition of 51% of the capital stock of Guangzhou New Generation Commercial Management Limited, a limited liability company organized and existing under the laws of the PRC, for an aggregate consideration of US$10,232,000, payable approximately US$2,741,000 in cash and approximately US$7,487,000 in market value of our common stock (4,081,238 shares). One of our purposes for the acquisition was because New Generation was a formidable competitor in the travel agency business through operations of its five subsidiaries and twenty-one selling points in Southern China and a significant competitor in ticketing sales for international and domestic flights as well as inbound business travel. In addition, New Generation’s goal was to become one of the major consolidators of hotel rooms and airline tickets in China. By acquiring New Generation, we have added value to our business and eliminated this competition. New Generation has already acquired the necessary licenses to operate as a ticketing and travel agent in the PRC, a highly regulated business. New Generation’s business also includes insurance operations through its subsidiary, Huahao Insurance, and it is a licensed insurance agent in China to provide accidental and life insurance policies. The two main revenues managed by New Generation are those from the travel agency business and the insurance business. The financial results from Huahao Insurance are consolidated with the financial results of New Generation after Huahao Insurance was acquired by New Generation on June 30, 2004. While there can be no assurances of success, we expect that New Generation will contribute a significant revenue base to our company.

History of Virtual Edge

Virtual Edge was incorporated in the British Virgin Islands on February 18, 1999 as a non-operating holding company. We currently own 100% of the capital stock of Virtual Edge.

On October 5, 1999, pursuant to a share exchange, Virtual Edge acquired a majority interest in Infotech Enterprises Limited (“Infotech”). On October 18, 2000, pursuant to a Share Exchange Agreement with Vast Opportunity Limited, we acquired the remaining interest in Infotech. Infotech was incorporated on July 2, 1999 and is engaged in building a bilingual (Chinese and English) Business-to-Business internet portal. We currently operate the business operations of Infotech through Virtual Edge.

On May 9, 1997, the co-operative joint venture of our Beijing World Trade Center Club was formed initially by Canada Belford Enterprises Ltd., a wholly owned company by our CEO Mr. John Hui. On October 10, 1999, Virtual Edge signed an agreement with Belford Enterprises Limited pursuant to which Belford agreed to transfer its 75% interest in Beijing World Trade Center Club (“Beijing WTC Club”) to Virtual Edge. Beijing WTC Club was engaged in the establishment of the Beijing World Trade Center Club and currently provides and will continue to provide recreation, business center services, communication and information services, products exhibitions services, commercial and trading brokerage services to its members. The Beijing World Trade Center Club is located at 2nd Floor, Office Tower II, Landmark Towers Beijing, 8 North Dongsanhuan Road, Beijing, the PRC.

On November 10, 2001, Virtual Edge signed an agreement with Guangzhou City International Exhibition Co., Ltd. pursuant to which a co-operative joint venture company, Guangzhou World Trade Center Club (“Guangzhou WTC Club”) was formed to operate a business club in Guangzhou, the PRC, which club shall provide services including food and beverages, recreation, business center, communication and information, products exhibitions, as well as commercial and trading brokerage services to its members. Virtual Edge shares 75% of the profits from the operation of Guangzhou WTC Club. Guangzhou WTC Club had its grand opening on January 28, 2002. The Guangzhou World Trade Center Club is located at 3rd Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou PRC.

We currently operate the Beijing World Trade Center Club and Guangzhou World Trade Center Club through Virtual Edge.

Overview Of Our Company’s Three Business Lines

Our business plan involves the pursuit of three distinct lines of business including:

•
Business Clubs. We have business clubs located in Guangzhou and Beijing. Each business club is indirectly associated with the World Trade Center Association, by which we have positioned ourselves as a platform to facilitate trade between China and the world markets.

•
Business Travel and Related Service. We provide business travel and related services. New Generation Group of companies, our latest acquisition and through which we provide business travel services, acts as a consolidator of airline tickets and hotel accommodations in China and as an agent for the sale of life and accident insurance in the Guangzhou Province of China.

•
Business Value-Added Services. We provide value-added services, including, business consulting services, interactive marketing and incentive programs for merchants, financial institutions, telecom operators, and large corporations. In addition to these services, we also plan to the provide business consultancy services by focusing on (1) the financial advisory sectors, including market and industrial research and corporate restructuring and planning; (2) developing the international trade dimension of China enterprises and assisting foreign companies to establish their businesses in China; and (3) formulating marketing strategies. As part of our value added business, we plan to market a co-branded credit card through our agreement with the Agricultural Bank of China. A small part of the business value-added services commenced operations in the year 2002 through Virtual Edge Limited, while the majority of these value added services commenced in the last fiscal quarter of 2004.

Our executive office is located at 3rd Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC 510620.

Overview Of Our Segment Revenues

Our segment revenues are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. In this Prospectus, unless otherwise specified, all dollar amounts are expressed in United States Dollars.

China World Trade Corporation
Segment Revenues
Year ended December 31 and Nine months ended September 30

	Nine Months ended September 30, 2005 (unaudited)		2004		2003 (unaudited)
	US$	%	US$	%	US$	%
Business Club	710,666	12.9%	551,497	17.8%	1,485,440	45.5%
Business Travel
Traveling Services	3,297,276	59.9%	1,571,412	50.8%	—	0.0%
Insurance	282,289	5.2%	100,193	3.3%	—	0.0%
Business Value-added	871,413	15.8%	40,695	1.3%	212,605	6.5%
Others(1)	340,270	6.2%	828,947	26.8%	1,566,566	48.0%
TOTAL	5,501,914	100.0%	3,092,744	100.0%	3,264,611	100.0%

(1) Other revenues in year 2003, year 2004 and the first six months of 2005 were mostly generated from cattle hide trading business and rental income of our wholly owned properties in Guangzhou and Hong Kong.

Our Corporate Structure

We are a holding company for twenty-three, direct and indirect, majority and wholly-owned subsidiaries that operate businesses in China. Seven of these companies are incorporated under the laws of the British Virgin Islands, five of these companies are incorporated under the laws of Hong Kong, and the remaining eleven are incorporated in the People’s Republic of China. All of our business operations are located in China. Set forth below is an organizational chart depicting the relationships among our various companies.

Business Clubs: We carry out our Business Clubs operations through our subsidiaries Guangzhou World Trade Center Club Limited, Beijing World Trade Center Club, and CEO Clubs China Limited. The Business Clubs commenced operations in August 2002.

Business Travel: Our Business Travel operations are managed by New Generation which consists of a group of seven individual companies. The two main revenue streams generated by our Business Travel operations are from the travel agency business and the insurance agency business.

Business Value-Added Services: Our Business Value-Added Services are offered through three of our subsidiaries including (1) Guangzhou World Trade Link Information Service Limited, (2) Creative Idea Enterprise Limited and (3) Virtual Edge. Guangzhou WTC Link Information Service Limited has provided short message service and customer relationship management services since July 2004. Creative Idea Enterprise Limited and Virtual Edge have each provided consultancy services since October 2002. Our consultancy services include the provision of market and industrial research, corporate restructuring and planning; and introduction of potential business affiliations.

The remainder of our revenues are generated from rental income on investment property held by our subsidiary General Business Network (Holdings) Limited and from trading income earned by our indirect subsidiary Polysend Trading Limited.

Our remaining eight direct and indirect subsidiaries are either dormant companies or non-operating holding companies without any current operations or share ownership.

OUR THREE BUSINESS LINES

Revenue Derived From Our Businesses

Fiscal 2004: In fiscal 2004, we derived approximately $551,000 in revenues, representing 17.8% of total revenues from our Business Clubs operations; approximately $1,672,000 in revenues, representing 54.1% of total revenues from our Business Travel and Related Services; approximately $41,000 in revenues, representing 1.3% of total revenues from our Value Added businesses; and approximately $829,000, representing 26.8% of total revenues from Other Operations. Other operations, as used in the previous sentence, includes (1) operations in rental property and (2) cattle hide trading (purchase and sale) businesses.

The rental properties include:

•	Wholly owned rental property in Hong Kong located at 1209, 12/F., Champion Building, 301-309 Nathan Road, Kowloon, Hong Kong. This property generated $13,147 in revenue for fiscal 2004.

•	Wholly owned rental property in Guangzhou, which was sold as of May 15, 2005, and was located at 20th Floor,

•	Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC. This property generated $137,131 in revenue for fiscal 2004.

  The Rental Income Right of 21/F and 23/F, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC. This property generated $551,007 in revenue for fiscal 2004.

The cattle hide trading is the business of buying and selling raw materials of leather from cattle. The various types of cattle hide include wetblue calf, weblue ox, wetblue heifer, wetblue bull, wetblue cow and wet salted heifer. Cattle hide trading generated $121,872 in revenue for fiscal 2004.

Nine months ended September 30, 2005: For the nine months ended September 30, 2005, we generated approximately $711,000 in revenues, representing 12.9% of total revenues from our Business Clubs operations; approximately $3,580,000 in revenues, representing 65.1% of total revenues from our Travel and Related businesses; approximately $871,000 in revenues, representing 15.8% of total revenues from our Value Added businesses; and approximately $340,000, representing 6.2% of total revenues from Other Operations.

Business Plan For Our Business Clubs

The Opportunity in China

China has been considered one of the fastest growing economies in the world. The accession into the World Trade Organization will offer new opportunities for foreign companies to invest and do business in China. WTO membership for China will change the methods of market entry for overseas companies. Foreign companies will need to have well-tailored plans to cope with China’s target audience, services, marketing, finance, and human resources for the effective entry into the China market. The unique business culture and legal system in China will cause the local business information and services in China to become a key component to commerce.

As a result of lower barriers to entry into the China market, and a more attractive investment environment in recent years, we believe that many small and medium sized foreign enterprises will have investment opportunities in China for the first time. These foreign companies will need up-to-date business intelligence and know-how to successfully invest in the Chinese market.

China’s accession into the WTO also provides significant business opportunities to the small to medium size private Chinese companies. The increase in involvement from foreign companies and investors in the China market means more opportunities to do business with foreign companies. Under the trend of globalization, the Chinese market will evolve from many segmented and monopolized markets to an integrated national market that is open to the world economy. The small and medium sized companies in China will enjoy much lower cost to enter into the worldwide market but will also confront more competition, lowered profit margins, and new rules of the game. These Chinese companies will need up-to-date business intelligence, professional strategic planning and the access to the worldwide business networks to ensure success in the new environment. And with its imminent accession into WTO, there will be unique opportunities for foreign investment and international trade.

The World Trade Centers Association (“WTC Association”) is a not-for-profit corporation that focuses on promoting and assisting world trade activities. Its mission is to encourage world trade by fostering and supporting the development and operation of World Trade Centers in every region of the world. WTC Association was established in 1970 and has members from more than 330 cities in about 100 countries with global members of over 750,000 enterprises.

The World Trade Centers (“World Trade Centers”) are separate entities which are licensed by the WTC Association, each of which generate revenue and profit from operating businesses with access to a diverse array of state-of-the-art international trade services and facilities, which enables them to facilitate international trade. Under the jurisdiction of the WTC Association, there are two types of licenses that are available including (1) a license which enables the licensee to operate a World Trade Center Club in cooperation with China’s Commission for the Promotion of International Trade, and (2) a license which enables the licensee to designate a building as a “World Trade Center” but not operate such a club. We only have licenses that enable us to operate World Trade Center Clubs and, as previously mentioned, we currently have two World Trade Center Clubs in operation.

In the WTC Association, every local member of a World Trade Center in a city is automatically a member of all World Trade Centers worldwide. This helps the World Trade Centers to market their local membership, and also vastly increases the amount of services that a World Trade Center can offer to its local members. Therefore, the World Trade Centers worldwide form a reciprocal business network for businesses to access the international trade resources that may be expensive and even inaccessible in a domestic environment.

We plan to open and operate additional World Trade Center Clubs (also referred to as our “Business Clubs”), which will be licensed by the WTC Association, in major cities in China, where Business Club members can relax, entertain, network and meet potential business affiliates in person, or via the Video Conferencing facilities of the WTC Association worldwide network.

The WTC Association has granted various licenses to the regional branches of the Trade Promotion Commission. The WTC Association can grant either regular full membership licenses or affiliate membership licenses to various branches of the Trade Promotion Commission, depending on the initial membership fee paid.

Through our wholly-owned subsidiary, Virtual Edge, we have formed co-operative joint ventures with the business subsidiaries of the Trade Promotion Commission including (1) the Beijing Wanlong Economic Consulting Limited for the joint-venture company Beijing World Trade Center Club and (2) the Guangzhou City International Exhibition Co. Ltd. for the joint venture company Guangzhou World Trade Center Club. Our Guangzhou World Trade Center Club and Beijing World Trade Center Club were both granted regular full membership licenses. We indirectly own 75% of the joint venture companies and the remaining 25% are owned by the business subsidiaries of the Trade Promotion Commission. We acquired the operation rights of regular full membership from WTC Association for running the world trade center clubs resulting from these two joint venture companies.

Under the co-operative joint venture of both Beijing World Trade Center Club and Guangzhou World Trade Center Club, we are obligated to pay a minimum of RMB150,000 (or approximately US$18,500) annually until reaching their respective proportional profit sharing of 25% each to Beijing Wanlong Economic Consulting Limited and Guangzhou City International Exhibition Co. Ltd. They in turn pay WTC Association an annual fee of $10,000 for each individual world trade center club. Other than the annual fee which we pay to the business subsidiaries of the Trade Promotion Commission, we do not have any revenue sharing obligation with World Trade Center Association.

The Facilities Of Our Business Clubs

The Guangzhou World Trade Center Club and Beijing World Trade Center Club provide a full range of top quality commercial and recreational services to our members. The clubhouses are luxuriously decorated and provide an elegant environment under which members can enjoy our facilities.

The facilities in our Beijing World Trade Center Club include:

•	Snack bars,

•	Seminar and conference rooms,

•	Executive Suites,

•	Office and meeting room packages,

•	Videoconferencing facilities, and

•	Exhibition rooms.

The facilities in our Guangzhou World Trade Center Club include:

•	Western fine dining,

•	Seminar and conference rooms,

•	Executive Suites,

•	Office and meeting room packages,

•	Videoconferencing facilities,

•	Exhibition rooms, and

•	Cigar and wine corner.

The business services offered by both the business clubs to its members include:

•	Liaison work with potential trading partners,

•	International economic and trade exhibitions and seminars,

•	Interpreters and secretarial services,

•	Organized trips to participate in World Trade Center Association sponsored activities,

•	Reception of visiting delegations of foreign World Trade Center Association member units,

•	Arrange meetings with Chinese government bodies, business corporations, and

•	Legal consultancy and travel management services.

Events Management Services

We assist foreign companies to organize and participate in conferences, exhibitions and special events such as the “beer festival” in China and assist Chinese companies to organize and participate in conferences and exhibitions overseas. We have already generated revenue from this fee based service business.

Virtual Office

Virtual office services help foreign companies to establish a presence in China at minimum cost. Each client will be assigned a dedicated phone number, fax number and mail address. The phone number can be forwarded to a number assigned by the client, or be answered by a well trained secretary who takes care of the communication for the client. Foreign companies can also manage their communication with their China affiliates over the Internet. These services started generating revenue in 2004 and a monthly fixed fee is charged for each account.

Marketing Strategy For Our Business Clubs

We plan to market memberships in our Business Club mainly to (1) international companies, (2) businessmen who conduct business in China and with local Chinese companies and (3) businessmen seeking business opportunities within and outside China. We will utilize the good reputation and recognition of WTC Association name and the recreational and business facilities which will be offered at each Business Club to establish the Guangzhou Club, Beijing Club and other potential Business Clubs in various cities in the PRC as the premier business clubs of their kind. We also hope to make the ChinaWTC.com website into a distinctive Chinese/English language Internet portal.

We will achieve our marketing goals through the following:

•	placing advertisements with traditional media, such as newspapers, television, radio, magazines etc.

•	placing banners on high traffic web sites

•	sending e-mails to potential users

•	participating in trade shows

•	employing the services of external public relations and marketing firms

•	airing television “infomercials” and talk shows

•	placing outdoor advertising signs

•	attending / holding press conferences

We will form strategic alliances with companies that can contribute services and local expertise in various market sectors. These alliances will increase our content and navigation services, support our advertising services and expand our distribution networks. We will form vertical alliances, such as exhibition management companies and travel agents, which will either allow us to integrate their products to our services offerings or to access their distribution networks. We will also form horizontal alliances, such as golf clubs and other business clubs, to increase our client base.

An integral part of our success is dependent on the development and enhancement of our products and services. We will incorporate new technologies from third parties, expand products and services internally and conduct market research to remain aware and informed of the evolving user tastes and latest technologies. The New Generation acquisition has demonstrated the success of our strategies to grow our revenues through vertical consolidation. By acquiring New Generation, we have integrated the services offered by New Generation into the services offered by the Business Clubs. The Business Clubs services have also created value to New Generation by allowing New Generation to offer premium services to a selected group of important clients.

On the other hand, the acquisition of the CEO Clubs China is an example of our strategies to horizontally consolidate other business clubs so as to increase our client base.

Sources of Income Of Our Business Clubs

We will generate income from our Business Clubs in several ways.

We intend to expand our Business Clubs and operate Business Clubs in major Chinese cities. While the worldwide business network from WTC Association together with the reciprocal services will be the core attraction to businesspersons in China, the business community that we maintain in the major Chinese cities will become a more valuable asset in the long term. Through our presence in major cities in China, we will develop a community of active businesspersons from small and medium sized enterprises with a common interest in world trade.

Additionally, our Business Clubs intend to generate revenue from the owners and senior management of small and medium sized enterprises in China, by providing a full range of top quality commercial and recreational services, and education and business networking programs. Our Business Club will also help members to liaise with potential trading partners from overseas, to join international economic and trade exhibitions and seminars, and to organize international business trips.

As part of the reciprocal arrangement under the WTC Association, the Business Clubs will also provide services to visiting delegations from foreign World Trade Center members. The China World Trade Business Club will help foreign companies or businesspersons to minimize the barrier of doing business in China. Services provided to foreign companies and businessperson may include organizing meetings with Chinese government bodies, business corporations and potential affiliates.

The revenue that we have derived already from the Business Club business comes directly from (1) membership fees, (2) fees collected from training and (3) events, such as seminars.

At each Business Club will be a Business Center, which is operated for the benefit of the members and others. While the Business Center’s services are not confined to members of the Business Club, members of the Business Club will enjoy special discounts for the Business Center services and more dedicated support from the staffs under the Business Club.

The revenue we have derived from a Business Center comes directly from (1) rental fees of facilities and (2) service fees. The Business Center will provide the following services from which we will derive income:

•	Temporary offices

•	Seminar and Conference rooms

•	Video conferencing facility

•	Exhibition rooms

•	Interpreters and secretarial services

•	Business consultation services

Primary Clients of the Business Clubs

The main clients of our Guangzhou World Trade Center Club in year 2004 included:

•	Greentree Financial Group (China) Ltd. which accounted for 11% of the total revenue of Guangzhou World Trade Center Club;

•	Buynow Ltd. Guangzhou, which accounted for 8% of the total revenue of Guangzhou World Trade Center Club;

•	Cuna Nutual Group, which accounted for 7% of the total revenue of Guangzhou World Trade Center Club; and

•	Maguire Products Asia Pte.Ltd. Singapore, which accounted for 6% of the total revenue of Guangzhou World Trade Center Club.

Collectively, the above four clients aggregately representing over 30% of the total revenue of Guangzhou World Trade Center Club. These above four clients account for a considerable portion of the total revenue of Guangzhou World Trade Center Club because all of these clients use our “Smart Office” under a fixed term from a one-month period to a 12 month period. We charge each of these clients additional fees for their uses of other facilities, such as teleconferencing, seminar rooms and other electronic equipment. In addition to these four main client, other clients include some international and domestic well-known enterprises, such as Fuji Xerox (China) Ltd., UT Starcom Telecom Co. Ltd. Guangzhou Branch, Air France, American International Assurance Co. Ltd., Guangzhou Branch, Hang Seng Bank Limited, Netbig Education Holdings Ltd., KPMG Huazhen Certified Public Accountants, China, and Sun Yaat-sen University.

The main clients of our Beijing World Trade Center Club in year 2004 included:

•	Daimler Chrysler (China) Limited, which accounted for 36% of the total revenue in 2004;

•	Greentree Financial Group Inc. , which accounted for 19% of the total revenue in 2004; and

•	VIZRT Media International, which accounted for 8% of the total revenue in 2004.

Other clients included Schneider Electric (China) Investment Co. Ltd, International SOS, and other international companies.

Potential Income From Potential License Agreements

We intend to negotiate and acquire the necessary approval from WTC Association to license the China World Trade Center intellectual property rights including the logo and trademark to third parties. The licensees may use our logo and trademark to quickly establish a brand for their products such as office accessories, or to attract a group of clients for certain services such as credit cards offered by the Business Value-Added division. Revenue will be generated from royalty fees, which may be paid in cash, stock or other property.

Competition of Our Business Clubs

There are a number of organizations utilizing the word of “Club” in China, such as the Beijing American Club, which offers more in terms of recreational facilities and services. There are other organizations, such as the American Chamber of Commerce, which provide limited trades and business information and networking capabilities. All other clubs and organizations in Guangzhou and Beijing only operate as clubhouses with local presence. On the contrary, we operate under the international brand name of “World Trade Center Club” exclusively in a certain region of PRC area. As a result, we out-compete the other players with our reciprocal membership advantage by leveraging on the global network of World Trade Center Clubs and among our World Trade Center Clubs in China. The management believes there will not be other business clubs in the regions that could operate under a similar model and this would provide the competitive advantage of our Business Clubs operations.

Our management believes that there is no single source of information and research report which is sophisticated enough for us to provide a meaningful estimate of the number of competitors and our competitive position in the business clubs industry.

Employees of Our Business Clubs

We have 36 employees in our Business Clubs as of September 30, 2005. None of them are parties to any union or collective bargaining agreement.

Governmental Regulation of Our Business Club Operations in China

The operation of our Business Clubs must conform to the governmental regulations and rules of the Peoples’ Republic of China.

The Chinese Legal System

The practical effect of the People’s Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations.

First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the General Corporation Laws of the several states. Similarly, the People’s Republic of China accounting laws mandate accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The China accounting laws require that an annual “statutory audit” be performed in accordance with People’s Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation.

Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Because the terms of the respective Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden applying Chinese substantive law, the Chinese minority partner in our joint venture companies will not assume a privileged position regarding such disputes. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the “United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)”. Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

China’s Accession into the WTO

On November 11, 2001, China signed an agreement to become a member of the World Trade Organization, sometimes referred to as the WTO, which is the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition. China’s accession to the WTO may favorably affect our business in that reduced market barriers and a more transparent investment environment will facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements will enable us to develop better investment strategies and attract investment capital. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce members’ commercial rights. Also, with China’s entry to the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices.

Business Plan For Our Air-Ticketing and Hotel Booking Businesses

We engage in the air-ticketing, hotel room booking and travel agency businesses through our indirect 51% ownership of the New Generation Group of companies. New Generation has ten operating subsidiaries in Southern China through which it operates these businesses. We believe that there are significant opportunities in the travel and tourism industry in China, which are set forth below, although there can be no assurances that we will be able to capitalize on them.

Summary Of New Generation’s Business Travel Services

We seek to serve China’s emerging class of frequent independent travelers, or FITs, who engage in business and leisure travel on their own instead of traveling in groups. Through our professional team of staff, our nationwide 24-hour toll-free call center, our user-friendly Chinese and English language website and our extensive reseller network, we provide our customers with consolidated travel information and the ability to book airline tickets at discounted rates nationwide within China. We also provide our customers with the ability to book hotel rooms at discounted rates in over 200 cities in China. The majority of our hotel suppliers are three-, four- or five-star hotels, as rated by the China National Tourism Bureau, catering to higher-end travelers. We also offer other travel related services, such as vacation packages and corporate travel services, at competitive prices.

According to the Yearbook of China Tourism Statistics 2003, China’s domestic tourism spending totaled approximately RMB388 in 2002 and RMB344 billion in 2003. We note that there was a decrease of 11% in 2003 due to the outbreak of SARs. In the same period, CTRIP, one of the best known operators serving FITs in China, derived RMB105 million in 2002 and 183 million in 2003 from this market, increased 127% and 73% from the previous year, respectively. This fact to a certain extent reflects that FITs will be a fast-growing, yet relatively underserved segment in the travel business.

New Generation believes that it is a major provider of air ticketing services in China. Historically, the air ticketing business in China has been limited to a fragmented presence due to the licensing requirements and significant capital requirements. CTRIP and E-Long are among the best known participants in this business and their brand name recognition and volume of transactions is notable. CTRIP derived US$2.4 million from air ticketing in 2003. In comparison, New Generation reported US$1.98 million in 2003, and US$4.29 million as of the twelve months ended December 31, 2004.

Since its inception in 1998, New Generation has built a substantial air-ticketing distribution network in China. It offers customers a wide selection of flights in all major cities in China, usually at significant discounts to published rates. Our airline ticketing volume has increased from over 440,000 tickets for the six months ended June 30, 2004 to approximately 995,000 tickets for the year ended the December 31, 2004. This approximates US$43 million in value of transactions for the six months ended June 30, 2004 and US$115 million for the twelve months ended December 31, 2004. For the nine months ended September 30, 2005, our ticketing volume was over 946,000 tickets which translated to approximately US$110 million in value of transactions.

We issue and deliver air tickets using a network of local agents throughout major cities in China. New Generation started its hotel booking business in April 2004 and revenue generated from this division is insignificant to date. At this stage in its development, management is concentrating on establishing a nationwide network through forging business affiliations and improving its information technology infrastructure. Up to December 2004, it had contractual arrangements with 300 hotels, and there are also more than 2,000 hotels in over 200 cities that can be accessed through subcontracts with other hotel booking agents. In addition, our hotel booking operations successfully entered a three-party agreement with China Southern Airlines (CZ), the largest airline group in China, and InterContinental Hotels Group, a leading global hospitality group. Under this agreement, New Generation can provide customers with access to any of InterContinental’s 38 hotels in China and any of China Southern Airlines’ tickets departing from Guangzhou (via e-ticketing) at special package prices.

To facilitate rapid growth in hotel booking business, New Generation has created a comprehensive IT platform to facilitate its operation. A call center and website approach are believed to be essential to overcome the requirement of having many geographic locations in order to conduct business. Through its telephone network and its website, New Generation’s hotel booking business is not limited to the established air ticketing network but rather is able to form a more extensive hotel booking network quickly, that will also benefit our air ticketing business. For these reasons, although the hotel booking volume appears small, with only 62 room-nights booked for the nine months ended September 30, 2004, and 473 room-nights booked as of December 31, 2004, we anticipate its growth. For the nine months ended September 30, 2005, our hotel bookings were 1,773 room-nights. We believe that this business has significant growth potential.

New Generation has experienced significant growth since commencing in 2002. For the year ended December 31, 2004, it generated revenues, including revenues generated from the insurance business, of US$5.2 million, an increase of 78% over US$2.9 million generated in the twelve months ended December 31, 2003. This US$2.9 million revenue generated for the year ended December 31, 2003 was a 52.9% increase from the same period in 2002. It recorded a net income of US$2.0 million for the twelve months ended December 31, 2004, and a net income of US$0.5 million for the twelve months ended December 31, 2003, an increase of 284.6%.

The Travel And Tourism Industry In China

The facts and statistics used in this registration statement relating to the travel industry and economy in China are derived from various government and institute research publications. While we have taken reasonable care to ensure that these facts and statistics presented are accurately reproduced from such sources, we have not independently verified them. These facts and statistics may not be comparable to similar facts and statistics collected for the industry or economy in the United States and other countries.

In terms of domestic tourism spending in 2002, the approximately RMB388 billion (US$46.9 billion) travel industry in China is large and growing rapidly. We expect the industry to continue to experience rapid growth as China’s economy continues to develop. Travel and tourism in China is characterized by a highly fragmented and inefficient travel service sector due to many factors, including the lack of consolidated hotel ownership, the lack of a centralized hotel reservation system, the localized nature of travel agencies and a dual regulatory regime. We believe that the fragmented nature of the travel market in China will create increasing demand for central reservation platforms such as our own capable of consolidating a wide range of travel information and negotiating favorable terms with travel suppliers on the basis of scale from our aggregated demand.

According to the China National Tourism Administration, as of the end of 2002, China had more than 11,500 travel agencies, with the top 100 domestic travel agencies having an aggregate market share of less than 2%. As the requirements of travelers become more complex, we believe that these local agencies, which had been accustomed to providing services using state-owned travel suppliers, have been increasingly unable to respond to the changing needs of business and leisure travelers in China. In addition, the development of China’s tourism infrastructure has resulted in an increasing number of travelers who choose to engage in leisure travel without the constraints inherent in packaged group tours. These frequent independent travelers, or FITs, represent a key segment of the growing travel industry in China that we seek to serve.

The increasing accessibility of the Internet in China creates a foundation for new markets and opportunities, providing the ability to bring together a large number of segmented suppliers and customers in a highly fragmented travel industry. We believe that we are well positioned to benefit from these trends in China’s travel industry.

According to market data from CEIC Data Company Ltd., the frequent independent traveler, or FIT, segment of travelers grew at an approximately 18% compound annual growth rate from 1999 to 2002 and is the largest growing group of travelers in China. FITs are defined as travelers who do not travel with tour groups and who require flexibility in the selection of accommodations and transportation. FITs are typically more sophisticated urban dwellers who value customized experiences. We expect that as Chinese travelers become wealthier and more experienced with leisure travel, the appeal of traditional tours will become less important than the ability to arrange one’s own schedule.

Traditionally, most companies in China have relied on either local travel agencies or their internal resources for business travel planning. Companies in China have begun to recognize the importance of focusing on their core competency by outsourcing non-critical functions. A growing number of medium and large-sized companies are beginning to centralize their corporate travel management by outsourcing to professional travel service providers.

Inefficiencies and Fragmentation in the Travel Market in China

The travel market in China is highly fragmented with an underdeveloped booking, reservation and fulfillment infrastructure, and with no dominant nationwide travel agencies. As a result of market reforms, a gradual shift from state-owned to privately-owned travel agencies and changing travel patterns, the travel market in China is undergoing a period of change. While competition among the older state-owned travel agencies and the privately owned travel agencies has significantly promoted the development of China’s travel service, the industry remains inefficient and is likely to remain so in the foreseeable future.

Inefficiencies in the air-ticketing system. Currently, TravelSky Technology Limited, or TravelSky, operates the only nationwide system for air-ticket reservations in China. Consumers in China do not have access to direct bookings on TravelSky unless it is done through individual travel agencies. Moreover, the delivery of air tickets remains inefficient. The majority of consumers in China receive their air tickets through physical delivery and payment to the travel agency is made upon delivery. The process of physical delivery means that consumers in China do not have a reliable or timely delivery process that can respond to last minute travel needs. For example, business travelers who change their flight destinations at the last minute often have to wait for the delivery of a physical ticket before they can initiate their travel. While some airlines in China have recently begun to offer electronic ticketing, there is currently no universal electronic ticketing system available. The International Air Transport Association recently announced that all members should adopt electronic tickets in 2007. As the employment of e-ticketing requires more capital investment on IT and relevant facilities, as well as more investment on staff training, smaller players will most likely be shaken out of the market during the process. On the other hand, this trend implies that business opportunities for larger agencies with relatively mature business models and operating at a large scale, such as New Generation, would survive.

Inefficiencies in the hotel reservation system. According to the Year Book of China Tourism Statistics 2003, as of December 31, 2002, China had 3,656 three-, four- or five-star hotels. Hotels in China are generally run independently and are not part of large chains. The largest hotel chains in China are small relative to the larger hotel chains in the United States. There is no industry wide electronic reservation infrastructure similar to that available in the United States and parts of Europe.

There is no national distribution system for hotel rooms in China. Travel agents generally have to negotiate room availability and rates with the hotel each time they make a booking. Hotel suppliers in China are not able to benefit from an efficient distribution system that is managed by a centralized process. Until recently, travelers in China did not have access to comprehensive hotel information or a central location for bookings. Instead, travelers in China are still mainly interacting through walk-in room reservations, direct call-in reservations, business conventions and traditional travel agency bookings. There are some business operators, such as CTRIP and E-Long, developing centralized hotel booking platforms in China by utilizing scalable information technology platforms. At present, 70% transactions of CTRIP have been done through telephone and the rest 30% mainly fulfilled online.

In the on-line travel business, packaging air tickets with hotel room is increasingly popular for it reduces customers’ sensitivity on prices and the profit margin appears higher than traditional method providing ticketing and hotel booking separately. For Chinese companies conducting this business model, like CTRIP and eLong, hotel booking is the dominant source for revenues. In 2003, CTRIP derived US$18.5 million from hotel booking business, 84% of its total revenues. Air ticketing contributed 11% (US$2.4 million) in the same year. (Source: CTRIP Annual Report 2003). While in other countries where the “ticket + hotel room” model is more mature, air ticketing usually contributes to a larger portion of total revenues. Unlike either case, New Generation has been largely relying on air ticketing since its inception. As of nine months ended September 30, 2004, the revenue from air ticketing was about US$3.58 million, representing 92.1% of its total revenues.

Inefficiencies in traditional travel agencies. Travel agencies in China tend to be unaffiliated, small office operations. Due to local licensing requirements, even the four travel agencies that operate on a nationwide basis are mostly structured such that each office operates independently from the others. Consumers in China have generally not been able to enjoy the benefits that can be offered by a nationwide, integrated travel agency.

Inefficiencies created by separate regulatory regimes. Under current regulations, two distinct regulatory bodies regulate the travel industry in China. In order to sell air tickets, travel agencies must obtain a permit from the Civil Aviation Administration of China. If a travel agency intends to conduct the air-ticketing business in more than one city, an air-ticketing permit is required for every city, as there is currently no national air-ticketing license. In addition, in order to conduct other travel-related business such as hotel reservations, the travel agency must obtain a separate license from the China National Tourism Administration. Consumers who wish to purchase both air tickets and make hotel reservations through a single agency must use a travel agency that performs both functions. Many traditional travel agencies are unable to perform both functions given the limited number of licenses that can be issued and the costs associated with obtaining each license. As a result, consumers are often forced to arrange travel plans with multiple travel agencies.

Regulation Of The Travel Industry In China

The travel industry in China is subject to substantial regulation by the Chinese government. This section sets forth a summary of certain significant Chinese regulations that affect our business and our industry.

Scope of Regulation

Current PRC laws and regulations impose substantial restrictions on foreign ownership in air-ticketing, advertising and Internet businesses in China.

Restrictions on Foreign Ownership

Air-ticketing. The principal regulation governing foreign ownership in air-ticketing business in China is The Foreign Investment Industrial Guidance Catalogue (2004 revision). Under this regulation, a foreign investor is allowed to own 100% of any wholesale and commission-based agency in China after December 11, 2004. As inferred from the law, air-ticketing does not fall into the statutory prohibited industries like the wholesale of newspaper and magazine, drugs, agricultural chemicals and membrane, chemical fertilizer, refined oil and crude oil, so it is our understanding that beginning on December 11, 2004 foreign investors were permitted to own 100% of an air-ticket agency.

Travel agency. The principal regulation governing foreign ownership in travel agencies in China is the Establishment of Foreign Controlled and Wholly Foreign Owned Travel Agencies Tentative Provisions (2003). Recently, foreign investors that:

•	primarily engage in travel agency business;

•	have annual revenue from travel services exceeding US$40 million (in the case of foreign-controlled travel agencies) or US$500 million (in the case of wholly foreign owned travel agencies; and

•	are members of travel industrial associations in their home countries or regions.

have been permitted to establish or own travel agencies in Beijing, Shanghai, Guangzhou, Shenzhen, Xian or other approved national tourism areas, upon the approval of the PRC government, subject to substantial restrictions on the scope of their business. For example, foreign invested travel agencies are prohibited from engaging in the business of overseas travel by PRC citizens or travel by persons from the other regions of the PRC to Hong Kong, Macau or Taiwan. In addition, other than its head office, foreign-invested travel agencies are not allowed to open branch offices.

Our 51% ownership of the New Generation Group of companies involves the foreign control of a travel agency doing business in the Peoples’ Republic of China. The control of a Chinese travel agency is permissible under the Establishment of Foreign Controlled and Wholly Foreign Owned Travel Agencies Tentative Provisions (2003), subject to compliance with the restrictions on the scope of business for passenger air ticket sales agents, commercial agency, tourist information services and marketing research planning. All such businesses are not categorized as “restricted” or “prohibited” by The Foreign Investment Industrial Guidance Catalogue (2004 revision). We believe the competitive advantage of the travel agency business of New Generation is not limited by the scope of business restrictions referred to in the preceding sentence, and, therefore, our operations are not impacted by laws regulating travel agencies.

Advertising Agencies. The principal regulations governing foreign ownership in advertising agencies in China include:

•	The Foreign Investment Industrial Guidance Catalogue (2002); and

•	The Administrative Regulations Concerning Foreign Invested Advertising Enterprises (2004).

Under these regulations, foreign investors can currently own up to 70% of the equity interest in an advertising agency in China. Beginning on December 10, 2005, foreign investors will be permitted to own 100% of an advertising agency.

Internet content provision. The principal regulations governing foreign ownership in the Internet content provision business in China include:

•	The Administrative Rules for Foreign Investments in Telecommunications Enterprises (2001); and

•	The Foreign Investment Industrial Guidance Catalogue (2002).

Under these regulations, a foreign entity is prohibited from owning more than 50% of a Chinese entity that provides value-added telecommunications services, including Internet content provision.

General Regulation of Businesses

Air-ticketing. The air-ticketing business is subject to the supervision of the Civil Aviation Administration of China, or CAAC, and its regional branches. The principal regulation governing air-ticketing business in China is the Administration on Civil Aviation Transporting Marketing Agency Business Regulations (1993).

Under this regulation, an air-ticketing agency must obtain a permit from CAAC or its regional branch in every city in which the agency proposes to conduct business. The two types of air-ticketing permits in China are permits for selling tickets for international flights and flights to Hong Kong, Macau and Taiwan and permits for selling tickets for domestic flights in China except flights to Hong Kong, Macau and Taiwan.

Travel agency. The travel agency industry is subject to the supervision of the China National Tourism Administration and local tourism administrations. The principal regulations governing travel agencies in China include:

•	The Administration of Travel Agencies Regulations (1996), as amended, and

•	The Rules of Implementation of the Administration of Travel Agencies Regulations (2001).

Under these regulations, a travel agency must obtain a license from the China National Tourism Administration in order to conduct cross-border travel business, and a license from the provincial-level tourism administration in order to conduct a domestic travel agency business.

Advertising. The State Administration of Industry and Commerce is responsible for regulating advertising activities in China. The principal regulations governing advertising, including online advertising in China include:

•	The Advertising Law (1994); and

•	The Administration of Advertising Regulations (1987).

Under these regulations, any entity conducting advertising activities must obtain an advertising permit from the local Administration of Industry and Commerce.

Internet content provision service and online commerce. The provision of travel-related content on the websites is subject to Chinese laws and regulations relating to the telecommunications industry and the Internet, and regulated by various government authorities, including the Ministry of Information Industry and the State Administration of Industry and Commerce. The principal regulations governing the telecommunications industry and the Internet include:

•	The Telecommunications Regulations (2000);

•	The Administrative Measures for Telecommunications Business Operating Licenses (2001); and

•	The Internet Information Services Administrative Measures (2000).

Under these regulations, Internet content provision services are classified as value-added telecommunications businesses, and a commercial operator of such services must obtain an Internet content provision license from the appropriate telecommunications authority in order to carry out any commercial Internet content provision operations in China.

With respect to online commerce, there are no specific Chinese laws at the national level governing or defining online commerce activities, and no government authority has been designated to regulate these activities. There are existing regulations governing retail business that require companies to obtain licenses in order to engage in the business. However, it is unclear whether these existing regulations will be applied to online commerce.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign currency exchange. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside China without the prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE.

Pursuant to the Foreign Currency Administration Rules, foreign-invested enterprises in China may purchase foreign exchange without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign-invested enterprises to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from SAFE.

Dividend distribution. The principal regulations governing distribution of dividends by foreign-invested companies include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended;

•	The Regulations of Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Foreign Investment Enterprise Law (1986), as amended; and

•	The Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

In addition, our wholly-owned subsidiaries are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Our affiliated Chinese entities are required to allocate at least 5% of their respective after-tax profits to their respective statutory welfare funds. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the forms of loans, advances, or cash dividends.

The Competitive Strengths Of The New Generation Group

We have capitalized on the following competitive strengths in building our travel service business:

Established large scale ticketing business. New Generation has achieved a large scale of transactions in the flight ticketing services. The number of companies providing air ticketing services is much less than those providing services for room reservations in China. And few players engage in both businesses. On the supply side, there are thousands of suppliers for room reservation services, while there is a very limited number of airlines in China. As a result, hotel operators are confronting more fierce competition than airlines are. A small company can easily establish contacts with hotels and be their agents since the capital required is small and the relationship with suppliers is easy to manage. In contrast, to be an air ticketing agent, companies have to overcome high capital barriers first and then work hard to maintain good relationships with the airlines. Both are normally very scarce and critical resources in this business. Since New Generation has achieved large scale in its operations, it has formed mutually dependant relationships with its upstream suppliers and has thereby achieved a strong bargaining position with its suppliers. And the capital requirement is not a barrier to entry or growth for New Generation since its systems are already in place. New Generation has achieved the scale necessary to deal with its upstream suppliers, which include the airlines, as well as its downstream customers. Potential entrants into the industry face these capital and scale barriers to entry.

Extensive resources in the airport. New Generation is the first travel agent in China who provides customers with seamless pre-boarding services in the terminal. In 1998, it established “Red Carpet Service Zone” in the old Guangzhou Baiyun International Airport, the third largest airport in China, to provide customers with extensive services ranging from air-ticketing, check-in services to airport pick-up. After that, Huahao Group, New Generation’s former parent company, and one of our shareholders, entered into a 10-year joint venture agreement with a subsidiary of Baiyun Airport Company Ltd. to provide easy boarding services. The joint venture was reported as the first example in China of cooperation between a private company and the highly regulated airport industry. It is indicative of our extensive resources and those of our affiliates employed at the airport.

Brand leadership. As one of the early movers in the industry to adopt modern communications and Internet technologies, we believe that we have established one of the best-known brands for travel services in Southern China. We believe our customers associate the New Generation brand with value, convenience and confidence.

Nationwide reach for nationwide travel destinations. Our customers can book domestic and international air tickets and make reservations for accommodations at over 2,300 hotels in more than 200 cities across China, vacation packages and rental cars by calling our centralized 24-hour call center from anywhere in China or by logging onto our website. New Generation is ranked one of the top air-ticketing companies in China, in terms of volume of tickets sold and value of transactions. We issue and deliver air tickets using a network of local agents in major cities in China, covering all of the 961 domestic routes.

Total customer focus. We provide our customers with comprehensive travel information, allowing them to conveniently compare prices, browse availability and amenity options, and select the price and supplier that best meet their individual travel needs. Our user-friendly websites, well trained call center representatives and continuous service development efforts reflect our focus on providing superior customer service.

Strong supplier value. We offer our travel suppliers access to aggregated consumer demand and the ability to promote their services to a large and growing base of frequent independent travelers seeking higher-end travel services. In addition, our call center and web-based transaction and service platform, with its easy-to-use supplier interface, allows our suppliers to promote their services at low incremental cost and with minimal changes to their existing systems.

In addition, New Generation has also established a strong business affiliation with the leading Chinese airline groups, including China Southern Airlines and Air China. By the end of November 2004, New Generation had set up three direct air ticket sales centers under the name of the Guangzhou Branch of Air China, in selected strategic locations in Guangzhou. It also entered into a co-operation agreement with the Guangzhou branch of China Southern Airlines Company Limited to provide commuters with downtown check-in and connections services for flights of the China Southern Airline in the new Guangzhou Baiyun International Airport. The close business affiliation not only allows New Generation to benefit from more favorable sales related promotional and marketing policies, but also, enables it to get involved in the air carriers’ operational activities as a value-added services provider.

Streamlined business operations through tailored information management systems. We have drawn on our in-depth knowledge of the business practices unique to China’s travel service industry to develop proprietary processes and technology-based systems for use in our business. These processes and systems incorporate customer relationship management, order processing, financial reporting and performance management and enable us to coordinate effectively the activities of our staff, agents, suppliers and resellers. This results in streamlined operations, a higher degree of operating flexibility and stronger customer relationships through enhanced customer service.

Scalable and cost-efficient services. Our services and transaction processing, enabled by our centralized call-center and web-based distribution technologies, provides superior scalability and significant cost advantages over traditional methods of travel service distribution. We can expand our range of services and extend our geographical reach without making major changes to our existing infrastructure or incurring significant capital costs.

Experienced management. We believe that our management team, which includes Mr. William Chi Hung Tsang, and a seasoned team of senior managers at the operations level with significant experience in the areas of travel service operations, marketing, technology and finance, is well qualified and experienced to handle the challenges of the travel service industry in China.

Competition Of Our Business Travel Services

The travel service industry in China is extremely large, highly fragmented and intensely competitive. We compete with eLong, Inc., Ctrip.com International, Ltd, traditional travel agencies such as CTS, CITS and CYTS, and hotel suppliers that sell their room inventory directly to consumers. The major markets in which we currently compete include the relatively affluent coastal areas of China. As China’s market continues to grow, we may face further competition from other new domestic hotel room consolidators or international players such as expedia.com or priceline.com that may seek to expand into China. We may also face increasing competition from hotels and airlines should they further expand into the direct selling market or engage in alliances with other travel service providers besides us. We compete on the basis of brand recognition, selection, price, ease of use, accessibility of information, breadth of services offered, convenience, and customer service and satisfaction.

The management believes that there is no single source of information and research report which is sophisticated enough for us to provide a meaningful estimate of the number of competitors and our competitive position in the travel service industry.

We cannot assure you that we will compete successfully with any of our current or future competitors.

The Opportunity For Growth For The New Generation Group

We expect the travel and tourism industry in China to continue to grow rapidly as China’s economy continues to expand. China’s travel service industry is fragmented and inefficient. This fragmentation creates a market opportunity for our centralized reservation system for air-ticketing and hotel reservations, which offers comprehensive information and favorable terms negotiated with travel service suppliers across China who are offered economies of scale from our aggregated demand.

The Business Strategy Of Our Travel Services Line Of Business

Our goal is to become the leading provider of travel services in China. We seek to achieve revenue and earnings growth by pursuing the following key business strategies:

Strengthen brand awareness and marketing. We seek to strengthen consumer awareness of our brand by pursuing an aggressive marketing strategy based on online and traditional media advertising.

We seek to encourage consumer conversion and the use of our services through segment-based marketing, targeted promotions and focused telemarketing efforts.

We also seek to promote the awareness of our brand and increase our penetration among our target customers by leveraging the customer bases of other leading businesses and customer service companies:

•	increasing advertising using publications such as company brochures and magazines;

•	cooperating with commercial banks for them to offer co-branded credit cards; and

•	entering into arrangements with major airlines in China, such as China Southern Airlines, under which travel booking inquiries are directed from their service hotlines to us.

Expand our range of travel services. We intend to capitalize on our leadership in air-ticketing utilizing a centralized modern call center and web-based distribution technologies and leverage the reach and efficiency of our distribution of services by growing our hotel reservations and other travel related services, such as vacation packages, car rentals and corporate travel services. We seek to expand the selection of our destination services, such as restaurant and entertainment bookings, and offer our customers greater flexibility in choosing the desired combination of travel services.

The agreement with InterContinental and China Southern Airlines has forged a strong business affiliation among the three parties. It is anticipated that an effective way to differentiate us from other competitors in the domestic market is through the provision for an “air ticket and hotel” package. We believe that the extensive network resources based on air-ticketing, IT platform and strategic alliances with other product and service providers will be converted to our advantage, and that competitors will find difficult to imitate.

Enhance customer experience. We seek to enhance our customer’s experience by providing more personalized care, and by strengthening and expanding travel supplier relationships to offer our customers a wider range of travel services. We seek to deliver consistently high-quality customer service through continuous improvements in the information technology systems utilized in our call center, and in the content, features and functions of our websites.

We seek to retain our most loyal customers and generate repeat ticketing by offering loyalty rewards and additional specialized services, including dedicated VIP lounges at airports and a VIP call service with reduced waiting time. Our VIP call service, staffed by a dedicated team of specially trained representatives, provides VIP customers personalized travel advice and services. A Customer Relationship Management (CRM) system was deployed in the first quarter of 2005. This CRM system will integrate the call center, and websites together with other resources to offer comprehensive incentive programs and personalized services in a proactive approach. Interactive information delivered through the mobile telephone network will also be employed.

Enhance efficiency and profitability. We have built our operating infrastructure to take advantage of the inherent cost advantages of our centralized call center and web-based distribution technologies. We also seek to increase the efficiency of our marketing programs by tracking the effectiveness of our expenditures on various marketing activities.

We continue to capitalize on improvements in electronic commerce infrastructure, such as the introduction of electronic ticketing. By using exclusive online promotional offers, we believe we will be able to benefit from the increasing adoption of online commerce among consumers by attracting additional customers and moving existing customers to our websites, thereby lowering our operating costs.

Enhance our technology infrastructure. We design and maintain our systems with a view to enhancing consumer-friendliness and providing adaptive products and services for our airline and other travel service suppliers. We seek to streamline our transaction processes through ongoing technology upgrades to our transaction and services level.

Selectively pursue complementary acquisitions. We seek to supplement the organic growth of our business by pursuing acquisitions which would enable us to expand our service offerings, our customer base and our distribution network. We seek to capitalize on the opportunities for consolidation in China’s fragmented and inefficient travel service industry by selectively exploring opportunities to acquire other travel service businesses such as air-ticketing agencies, hotel-room consolidators, tour-package agencies and corporate travel providers.

Develop travel products and services for corporate clients. We will enhance our travel services by providing corporate travel services that cover more international corporations and large national corporations in the region. The corporate market is a fast growing market a with high profit margin. With our comprehensive resources in ticketing, hotel reservations, business club facilities and airport services, we are confident that we can be one of the leading services providers in the region. At the moment, we have over 30 corporate clients including large scale joint ventures such as Guangzhou Honda and Panasonic Wan Bao. We successfully entered into a service consignment agreement with the Purchasing Office of the Guangzhou City Government. This agreement will extend for two years from January 1, 2005 to December 31, 2006. Under this agreement, we will provide international business travel packages and related services to key personnel of the Guangzhou City Government at premium package prices.

Operating Revenues, on a Pro-Forma Basis, For Our Business Travel Services

The following table sets forth the pro-forma amount of our revenues and profit (loss) from operations represented by each travel-related service for the periods indicated on a dollar and percentage basis:

Operating Revenue on a Pro-Forma Basis

	Jan to Dec 2004	Jan to Dec 2004
	USD	%
Business Travel services
Air-ticketing	4,591,267	91.87%
Insurance	398,614	7.98%
Other	7,577	0.15%
Pro-Forma Operating Revenue	4,997,458	100.00%
Operating Revenue of China World Trade and its non-business travel services subsidiaries	1,412,972
Consolidated Pro-forma Operating Revenue of China World Trade	6,414,430

Profit (loss) from Operations on a Pro-Forma Basis

	Jan to Dec 2004	Jan to Dec 2004
	USD
Business Travel services
Air-ticketing	1,860,295	91.38%
Insurance	199,174	9.78%
Other	(23,613)	(1.16%)
Pro-Forma Profit (loss) from Operations	2,035,856	100.00%
Loss from Operations of China World Trade and its other non-business travel services subsidiaries	(7,880,755)
Consolidated Pro-forma Loss from Operations of China World Trade	(5,844,899)

Pro-Forma Net Income (loss)
Air-ticketing	1,916,805	95.12%
Insurance	112,904	5.60%
Other	(14,619)	(0.72%)
Total	2,015,090	100.00%
Net Loss of China World Trade and its other non-business travel services subsidiaries	(8,760,670)
Consolidated Pro-forma Net Loss of China World Trade	(6,745,580)

Accumulated Profit (loss)
Air-ticketing	571,133
Insurance	734,066
Other	(19,441)
Total	1,285,758

* All the pro-forma numbers shown above are in conformity with GAAP financial measures.

(1) The pro-forma numbers shown above are prepared on a consolidated basis.

(2) The pro-forma net income figure of the air-ticketing segment includes consolidation adjustment of minority interest.

Air-ticketing. We provide a 24-hour air-ticketing service through our toll-free call center and websites. We act as agents for all major airlines in China and international airlines that operate flights that originate from selected cities in China. We make flight reservations through TravelSky, which is the operator of the only nationwide system for air-ticket reservations in China, and currently issue and deliver air tickets using a network of local agents throughout major cities in China. Under current regulations, travel agents, including us, have no discretion to offer discounts on airline tickets. However, we have successfully negotiated escalating commissions with many airlines based on the number of air tickets we sell.

Our air-ticketing process begins when a customer initiates an inquiry through our toll-free call center or our websites. The customer is informed of the available flights based on their schedule and desired air carrier and we then confirm a booking for a seat on the selected flight through our call center. Booking information is sent to one of our local agents in the city where the customer wants the ticket to be issued and delivered. We have relationships with a network of local ticketing agents throughout major cities in China. We use these local agents and other third party delivery companies to deliver the tickets to our customers and collect payments for the tickets. We then collect the airfare from the delivery company, pay the agent’s commission and the cost of the tickets, and retain the balance ourselves. We currently do not pre-purchase air tickets for resale.

We believe that air-ticketing sales will continue their rapid pace of growth. In the year ended December 31, 2004, we sold approximately 995,000 air tickets, compared to approximately 440,000 air tickets sold in the six months ended June 30, 2004. We anticipate that the expected adoption of e-tickets in China will allow consumers to better use our call center and websites to book air tickets and will benefit our air-ticketing business by allowing us to reach a broader customer base without materially increasing our operating costs.

Hotel reservations. We currently have room supplier relationships with more than 2,300 hotels in over 200 cities throughout China. We seek to offer a range of hotel options at a variety of prices, with the majority of our hotel suppliers being three-, four- or five-star hotels, catering to higher-end customers. For the year ended December 31, 2004, we derived only a very minimal of our total revenues from our hotel bookings.

We act primarily as an agent in our hotel-related transactions. When a customer makes an initial inquiry through either our call center or our websites, we match the customer’s request with our allotment of rooms and make a reservation for the customer with the appropriate hotel supplier. The hotel supplier returns a confirmation that is passed along to the customer by phone, fax or email. When the customer checks into the hotel on the designated date, the hotel informs us of the customer’s check in. The customer usually settles his hotel bill directly with the hotel, and we are entitled to a fraction of the room rate as a commission. Upon the completion of a customer’s stay, we verify with the hotel the length of the stay and calculate our commissions, ranging from 10% to 20% of the hotel room rate, which the hotels pay us on a monthly basis. We pay no penalty to the hotel for “no shows” on confirmed bookings, although we are not paid any commission in respect of “no show” bookings. We do not currently pre-purchase hotel rooms until the customer has paid us, and consequently do not carry significant inventory risk.

Depending on our agreement with the individual hotel supplier, we either receive a guaranteed allotment of hotel room-nights per month or operate on an “as-requested” basis. Our agreements with hotels typically contain some or all of the following provisions:

•	Room pricing. The hotel guarantees negotiated room rates that are lower than published rates. In addition, the customer is also able to enjoy promotional rates if such rates are in effect.

•	Room supply. The hotel must notify us of any shortages of hotel rooms so that we can make alternative accommodations for our customers.

•	Customer accommodation. The hotel must upgrade the customer to a higher level of accommodation if, due to the fault of the hotel, a customer’s reserved room is not available upon check in.

•
Confirmation of the customer’s stay. The hotel must inform us of the length of the customer’s stay. We confirm a customer’s length of stay by contacting the hotel to verify the customer’s check-in and check-out dates and contact customers to crosscheck the information reported by the hotel. We continuously rate our hotel on the basis of the accuracy and timeliness of the reported information.

•	Extended stay. The hotel must immediately inform us if the customer extends their stay beyond the original booking. We then book the extended stay and calculate the additional commission.

•	Commission payments. The hotel pays us either a flat, pre-negotiated or an escalating commission based on the number of hotel room nights we book.

Our agreements with our hotel room suppliers are in writing for the most part. We enter into agreements with companies that own hotels. Due to the fragmented nature of the hotel industry in China where hotels are generally owned separately, we generally enter into agreements with hotel companies on an individual hotel basis.

Since our hotel booking business is at the initial stage, the volume of room-nights is still too small to help obtain any guarantee on room allotments. To grow its operations as quickly as possible, New Generation has successfully entered into a business affiliation agreement with InterContinental Hotels Group and China Southern Airlines. An agreement concerning the purchase of one of the largest hotel booking service providers in China is also under negotiation. If the negotiations are successful and an acquisition is consummated, we believe that the hotel booking business will soon become a significant component of our business as a whole.

Vacation packages. We offer third-party vacation packages that include air transportation, hotel accommodation and other travel related services to many popular destinations in China. A vacation package transaction begins in the same way as the majority of our other transactions, with the customer initiating an inquiry either through our toll-free call center or our websites. The customer selects the desired vacation package and places an order with us. After confirming both the hotel reservation and transportation arrangements with the appropriate travel supplier, we send our customer a confirmation and arrange for ticket delivery, if needed, through a local travel agency. The customer pays for the vacation upon delivery of the appropriate confirmation or air ticket, and we deduct our commission. In general, our customers only pay a penalty if they cancel their reservations at a late stage.

We select vacation packages to serve the unique needs of FITs. Many of our vacation packages are designed as self-guided tours that permit FITs to travel to desired locations without adhering to the rigid schedules that are typical of tour group packages.

Corporate travel service. We have recently begun to provide companies in China a corporate travel service providing travel planning, hotel reservations, air-ticketing and rental car bookings. By centralizing their travel management functions, our corporate clients can reduce their travel costs and the associated administrative burden. We also assist companies in planning, executing and streamlining their travel budgets.

Marketing Strategy For Our Business Travel Services

We market our travel services through a combination of direct marketing, online marketing, traditional media advertising and co-marketing with established brands. We seek to build our New Generation brand identity which consumers will associate with choice, convenience and value.

Direct marketing. We conduct direct marketing activities principally at major airports and transportation hubs in China. Our promotional efforts at these locations include the distribution of complimentary membership cards.

Online marketing. These portals feature hyperlinks to our websites for air-ticket and hotel service recommendations to their web visitors. In some cases we operate on a co-branded basis, where we provide our services and our brand is featured on these portals. In other cases, we operate on a private label basis, where we deliver our services using the brand name of the originating website. In both cases, we pay commissions based on the bookings generated through our co-marketers. We feel that our online marketing effort is an important part of our marketing strategy and serves as a cost-effective marketing tool. In addition, our online presence serves as an additional channel to capture targeted customers through association with established Internet brands in China. We believe that the Internet will continue to experience growth in China, and our relationships with top Internet portals in China will position us well to exploit its potential.

Traditional marketing. Our traditional media advertising efforts include newspaper and broadcast advertising. The focus of our media advertising efforts is to promote awareness of the New Generation brand among our potential customers.

Co-marketing relationships. We seek to expand our market reach by entering into co-marketing agreements with companies that have a large customer base and strong brand recognition. We believe that we are able to reach more customers and capitalize on their brand recognition in promoting our services and in enhancing our credibility. We have developed co-marketing agreements with some of the largest companies in China with a view to establishing our brand.

Distribution Of Our Business Travel Services

We are currently a major air ticketing provider in China. Our growth was achieved through locating our subsidies in the major cities in China. We also package hotel room booking services and tour packaging services with air tickets to better meet our customers’ needs. Our business goal is to become a leading integrator of air ticketing, hotel booking and tour packages. This requires utilization of our comprehensive distribution system that is comprised of:

•	24 hour toll-free call center,

•	Internet website, and

•	network of resellers.

Call center. We operate a 24-hour call center staffed by more than 32 customer service representatives (CSRs). The number of CSRs will increase to 104 by the end of 2005 to meet the requirement of our business development. The call center is accessible nationwide on a toll free basis for fixed line telephone calls in China and by calling 4008-168-168 in China. Our call center typically handles more than 150 calls per day. Although, it currently contributes little to the total air-ticketing reservations and hotel bookings, we are fully confident that with our market expansion, 20% of our total transactions will be generated from on-line transactions. We believe that our call center constitutes a cost-efficient distribution channel because of the available pool of low-cost labor in China. We expect our call center will become one of our principal distribution channel going forward, due to China’s large and growing mobile and fixed-line phone subscribers and consumer preference for the personalized service we are able to provide through our call center.

Website. We offer our travel services through our user-friendly website www.4008168168.com. The website allows us to expand our customer base and improve customer service with minimum transaction costs. Customers can browse travel service options, compare prices, book and confirm orders through our website. Our website is designed to provide customers with a quick, efficient and flexible service that facilitates comparison among our large number of travel suppliers. To support the internationalization of our business, we are undertaking a program to construct an English website and synchronize it with the Chinese one. Customers will be able to easily access both websites by logging onto www.4008168168.com.

Reseller network. We have developed an extensive nationwide network of over 60 non-exclusive resellers, consisting of smaller travel and air-ticketing agencies that utilize our call center and websites to distribute travel services. We pay our resellers a portion of our commission, subject to an escalating scale, based on the number of hotel reservations and air-ticket bookings they generate for us. Our air-ticketing network generates revenues from resellers’ monthly administration fees, ticketing system rentals and Physical Identity Devices maintenance fees. The volume of tickets sold and value of transactions completed are incorporated into our total volume and total transaction values for New Generation.

Technology Developments Of Our Business Travel Services

We believe that we have a strong technology team in the travel service industry in China. Our goal is to develop a high-performance, reliable, scalable and secure system in-house to support our business demands for new features and functionalities.

We have built a sophisticated, proprietary back office system encompassing order processing, customer relationship management, inventory control, business intelligence and staff performance management functions that coordinates the activities of our internal departments, clients, agents and affiliates within a single cohesive platform. We have also invested in an advanced, in-bound call center for phone based bookings and a scalable network infrastructure system utilizing hardware and software from top-tier vendors. Our system connects us with our suppliers, clients and agents.

Our infrastructure security system is designed to ensure that our users can only access and use our system according to their assigned authorization levels. Our system also includes VPN and encryption technologies to allow for secure Intranet access, as well as an intrusion detection system, which is designed to detect security breaches. Our infrastructure security system, however, may not be adequate at all times and we may experience occasional security breaches.

Employees Of New Generation

We have 530 employees in the New Generation Group of companies that are in the following job categories: Management and Administration (164), Customer Service (247), Sales and Marketing (58), Supplier Management (43), and Technical Services (18).

We participate in government-mandated multi-employer defined contribution plans under which certain pensions, medical and other welfare benefits are provided to employees. We make monthly payments to these plans based on the employee’s compensation.

We have not entered into any collective bargaining agreements. We consider our relations with our employees to be good.

Facilities Of New Generation

Our headquarters in Guangzhou Rihang Hotel are located in an adjoining property of approximately 1,740 square meters. Our call center is located in a leased space of approximately 600 square meters. We lease the premises for our call center under a two-year term lease, expiring in 2006. We also maintain branch and sales offices in major cities in Guangzhou Province including Foshan, Shunde, Dongguan Zhongshan and Gaoming. We believe that adequate facilities are available to accommodate our future expansion plans.

Legal Proceedings Of New Generation

We are currently not involved in any material litigation, arbitration or administrative proceedings in the New Generation Group of companies that could have a material adverse effect on our financial condition or results of operations. From time to time, we may be involved in disputes with individual employees. So far as we are aware, no material litigation, arbitration or administrative proceedings are pending.

Business Plan For Our Life And Accident Insurance Agency Business

We are engaged in the accident and life insurance agency business through our indirect ownership interest in Huahao Insurance Agency Ltd., a limited liability company organized and existing under the laws of the PRC (“Huahao Insurance”). Huahao Insurance was formed in 2002 and is engaged in the life and accident insurance agency business in the Guangzhou Province of China.

Huahao Insurance places insurance for and services personal accounts throughout the Guangzhou Province of China. Huahao Insurance acts as an agent in soliciting and negotiating contracts of insurance through insurance companies which are located across China, and also acts as a broker in procuring contracts of insurance on behalf of insured’s. Huahao Insurance specializes in a popular market niche known as life and accident insurance.

The Insurance Industry

Insurance brokerage companies principally serve businesses, public institutions and individual clients, which we refer to as “insured’s,” by placing general and specialty insurance coverage on their behalf with insurance carriers, which we refer to as “insurers,” and providing risk management consulting services. Through their knowledge of the insurance market and preferred relationships with insurers, insurance brokers are able to assist their clients by negotiating competitive rates and policy terms. Insurance brokers also serve as a distribution channel for insurers and perform much of the administrative and customer service functions insurers would have to otherwise perform were they to sell insurance coverage directly. Insurance brokers are typically compensated by commissions paid by insurers on the premium volume placed. These services, whether to individuals or institutions, are generally referred to as retail brokering.

Our Insurance Business

A substantial portion of the commission and fee business of Huahao Insurance is derived from placing insurance for individuals. It services its clients through its network of four offices in the Guangzhou Province. No material part of Huahao Insurance’s business is dependent upon a single customer or on a few customers, the loss of any one or more of which would have a materially adverse effect on Huahao Insurance. We placed insurance for a total of 88,473 customer-contracts in 2003, 21,976 customer-contracts in 2004, and for the nine months ended September, 2005, 9,283 customer-contracts.

The Competitive Strengths Of Our Insurance Business

Distribution network. Our comprehensive distribution network enables us to have easy access to individual consumers. Moreover, the size and scale of our air ticketing operations in the Guangzhou Province enable us to distribute life and accidental insurance in an efficient manner to all of our clients.

Agency Agreements. Our agency agreements with leading insurance companies enable us to deliver efficient service after policy sales are made. We entered into agency agreements with leading insurance companies, including the People’s Insurance Company of China, PingAn Insurance Company of China and the China Pacific Insurance Company, in January 2002. Since 2003, we have been granted “green channel” privileges by the above mentioned companies as a result of success in turnover, credibility, service level and industrial reputation. The lead time required for underwriting and settling claims has been shortened to a maximum of 7 working days by virtue of our “green channel” status, instead of the regular 15 working days for these matters. We believe that this arrangement will differentiate us from our competitors and will provide us with better opportunities to generate incremental revenues.

Experienced and motivated management team. Our top executive officers have over 35 years of combined experience in the insurance brokerage and financial services industries and are supported by a group of highly motivated professionals throughout our operations. The Chief Executive Officer of the New Generation Group, Zeliang Chen, has been with us since 2002. During his 10 years in the industry, he has gained substantial experience in insurance and financial services, the development of cross selling strategies, and operational integration. Due to his track record in the industry, he was appointed as the Representative Committee Member of China Insurance Brokerage Association in 2003, for a three-year term.

Cross-selling potential with the air ticketing services. Our strength in the air-ticketing business, which results from a large number of individual consumers, should benefit our insurance brokerage business. Given the similarities in selling procedures, we believe there is a great potential for joint marketing opportunities. In fact, life and accidental insurance polices can be incorporated with air-ticketing and hotel booking services into a package and sold as a value-added product to our customers.

Competition In The Insurance Business

The insurance brokerage and service business is highly competitive and there are many insurance brokerage and service organizations as well as individuals throughout the world who actively compete with Huahao Insurance in every area of its business. According to China Insurance Brokerage Association, by the end of 2004, there were 1,298 companies conducting insurance brokerage business nationwide, of which 921 were insurance agencies. Given the fact that only 1.27% of insurance premium revenue in China derived from the brokers and agents, a very small portion as compared to the 50% in developed countries, we believe there is great potential and opportunities in this business. We are aware that there are firms in a particular locality which are as large as or larger than particular local office of our company which is located there. We believe that the primary factors determining our competitive position with other organizations in our industry are the overall cost and the quality of services rendered.

Our management believes that there is no single source of information and research report which is sophisticated enough for us to provide a meaningful estimate of the number of competitors and our competitive position in the insurance brokerage and service industry.

Huahao Insurance is also in competition with certain insurance companies which write insurance directly for their customers. Certain government benefits relating to life, health, disability, and accident are also alternatives to private insurance and hence indirectly compete with our business. To date, such direct writing and government benefits have had, in the opinion of the management of Huahao Insurance, relatively little effect on its business and operations, but we can make no prediction as to their effect in the future.

The Business Strategy Of Our Insurance Business

Our objective is to continue our revenue growth while sustaining our profitability, and, to achieve this, we will focus on capitalizing on our competitive strengths and implementing the business strategy outlined below:

Increase Operating Efficiencies. We expect to realize continued improvement in our profit margin by consolidating the back-office operations of our brokerage business, completing strategic acquisitions and increasing the productivity of our sales professionals. Our management is incentivized to improve our profit margins by a variety of equity incentives and performance bonuses.

Pursue fold-in and strategic acquisitions. We believe in growth through acquisitions. We intend to make selective acquisitions of businesses currently operating in our geographic footprint and consolidating the operations into our existing infrastructure. Our acquisition criteria include strong financial performance, talented management, specialized area of expertise, critical geographical presence and excellent client and insurance carrier relationships.

Enhance competitive advantage. Since air-ticketing and hotel booking operations are both time consuming and require a long-term investment horizon, the majority of the market players are concentrating in either the air-ticketing business or hotel booking services. Few players compete in both markets. For this reason, we believe that with the combination of our strengths in the air ticketing and hotel booking business, we are able to enhance our competitive advantage by providing packaged services to meet various customer needs. Better integration in business travel related products and services can build up business resource barriers to entry, which are hard to overcome.

Commissions And Fees Received From Our Insurance Business

The two major sources of operating revenues are commissions from brokerage and risk management operations and service fees from risk management operations. Information with respect to these two major sources as well as investment income and other revenue, including non-recurring gains, are as follows:

Pro-Forma Data	12/31/2001 USD	12/31/2002 USD	12/31/2003 USD	12/31/2004 USD
Commission income		255,052	929,916	423,247
Fee income	<Note 1>	—	—	—
Investment income & others		409	99	166
Non-recurring income		—	—	—

Note 1: Huahao Insurance incorporated on January 15, 2002, so no data is available on the above column.

The primary source of Huahao’s compensation for its brokerage services is commissions paid by insurance companies which are usually based on a percentage of the premium paid by the insured. Commission rates are dependent on a number of factors including the type of insurance, the particular insurance company and the capacity in which our company acts. In some cases we are compensated for brokerage or advisory services directly by a fee from a client, particularly when insurers do not pay commissions. We also receive contingent commissions which are generally based on the profit the insurance company makes on the overall volume of business placed by the company in a given period of time. Occasionally, we share commissions with other brokers who have participated with us in placing insurance or servicing insureds. We also receive service fees from providing risk management operations.

Sales Of Our Insurance Business

Our sales strategy is to be a single distribution point to the individual consumer market, serving their life and accident insurance and other risk management needs. Consequently, our sales strategy emphasizes:

•	Using consultative needs assessment to identify our clients’ insurance priorities;

•	Promoting teamwork between sales professional and product specialists on a local and regional basis; and

•	Maintaining an on-going consultative and trusted advisor relationship with out clients to increase client retention.

We have 16 sales professionals, who we evaluate by measuring the revenues they generate from new business and cross selling and the revenues they are able to retain from existing clients.

We originate sales opportunities through a number of channels. We focus primarily on selling products and services to new and existing clients on a direct basis. In addition, we sell through approximately 50 professional associations and affinity groups. Professional associations such as those in the entertainment and construction industries, generates sales opportunities by virtue of the recognition we develop in those industries. Finally, a fast-growing component of our sales strategy is to distribute supplementary voluntary insurance products to employees of our business clients through worksite marketing arrangements. We believe that this sales channel can ultimately be used to distribute non-insurance-related financial products and services as well.

We utilize sales force automation software to manage and track the progression and status of sales prospects. Through regular updates to the system by our sales professionals, we are able to monitor sales opportunities as they evolve from the initial prospect phase through ultimate acceptance or refusal by the client. Detailed information on each sales prospect, including client information, size of revenue opportunity and type of product being sold, is recorded. As a result, sales force automation is able to serve as both a contact management application for our sales professionals and a business management tool for our regional and corporate sales management executives.

Business Plan For Our Business Value-Added Services

We provide business value-added services to a variety of customers. These services concentrate on business consultancy services, interactive marketing and incentive programs management for merchant chains and large corporations with significant user bases.

Business Consultancy Services

Our consultancy services are focused two areas. First, we provide consultancy services in the financial advisory sector including mergers and acquisitions advisory services, corporate restructuring advisory services and corporate finance advisory services. A specialty niche has been to consult with and advise local PRC companies in seeking foreign capital for their expansion programs.

Second, we assist Chinese companies in developing the international trade dimension of their own businesses and assist foreign companies to establish their businesses in China. We help Chinese companies in business development, marketing, sourcing and public relationship management in the international business environment.

These services are fee based, and our payment is structured either on a flat fee basis or on a success fee basis. Our consultancy services operation started in the last quarter of 2004 and our related revenues have been generated since early 2005.

Interactive Marketing and Customer Relationship Management Services

WTC Link Information Service is an active provider of interactive marketing and customer royalty services in China. It provided services to China Telecom to develop and manage the merchants’ privilege VIP member services. WTC Link Information Service also worked with China Unionpay to develop the royalty systems for bankcard holders in the Guangzhou Province. The fees for these services are determined on a negotiated basis. This loyalty program allows merchants to provide discounts to clients who apply the discount by Short Message Services through mobile telephone networks and receive the authorization instantly. This program also enables WTC Link Information Service to capture the mobile phone number and provide customer relationship management tools to merchants based on the analysis of the client’s consumption behavior such as frequency, timing and spending patterns. An interactive Short Message Services gateway backed by China Mobil and China Unicom has been established for this project. The income of Short Message Service can be generated by charging a service fee per message, or by charging a monthly fixed fee as a service package.

We establish individual operations and separate management teams for each value-added service. The revenue of value-added business division will be the services fees derived from various services rendered.

Incentive Programs – WTC Link Information Service

In April 2003, Guangzhou World Trade Center Club Limited (“Guangzhou WTC Limited”), a 75% indirectly owned subsidiary of us, entered into an agreement with the Agricultural Bank of China providing for the introduction of a co-branded credit card. Pursuant to the agreement, Guangzhou WTC Limited is entitled to 15% of processing fees obtained in connection with the issuance of the credit card, with such amount increasing to 20% once the number of Cards issued exceeds 10,000. The agreement is for a term of four years, subject to automatic extension for an additional four year term, unless terminated on two months’ prior notice.

In order to enhance the value and attraction of the co-brand credit card, Guangzhou World Trade Center Club Limited, formed in 2004 and a 60% indirectly owned Subsidiary of us (“WTC Limited”) implemented efforts to recruit merchants that will provide discounts of goods and services to the members of the co-brand credit card, and, as such, has become an aggregator for discount merchants. As of September 2005, WTC Limited has recruited over 2,000 merchants under its customer royalty program as described in paragraphs below. The largest such merchants are China Telecom and China Unionpay.

Being an aggregator for discount merchants, in connection with the co-branded credit card, WTC Limited derives and plans to derives its revenue from (1) managing our co-branded credit card program; (2) advising and executing of marketing strategies through the leverage of the advertising space available on the air-ticket jackets of New Generation; (3) providing interactive marketing through a short message service enabling merchant discount programs to be made available to the public by cell phone in an arrangement in which revenues are shared with China Telecom; and (4) managing the customer relationship programs for merchant chains and large corporations.

Except for the co-brand credit card program mentioned above in item number 1, we have already generated revenues from the other three services areas.

In addition to our compensation under the agreement with the Agricultural Bank of China, we plan to derive revenues in the form of merchant fees, as well as from advertisement income of the promotional leaflets and brochures. The development of the credit card services has been slow due to an extended trial run period on the card system imposed by the card issuing bank, Agricultural Bank of China. Although we continue to work on the fully issuance of the co-branded credit card, expecting to be officially launched before the end of year 2005, our management believes that we may not be able to derive any revenue from this card services in year 2005.

In addition to the four sources of revenue mentioned above, our role as an aggregator for discount merchants benefits customers by providing special discounts. It also further benefits us by building a valuable database of merchants and clients which will provide us the opportunity to promote and convert each of those merchants and clients to a member of one of our trade center clubs. This valuable database of merchants and clients will also help us to better promote and market to future target companies.

Competition Of Our Value-Added Services

The definition of value-added services varies from company to company and it is not meaningful to compare our market position with other potential competitors. We provide value-added services on a customized basis, and we are not aware of any other company that offers the services that we do.

Our management believe that there is no single source of information and research report which is sophisticated enough for us to provide a meaningful estimate of the number of competitors and our competitive position in the value-added service industry.

Strategic Investments Of Our Value-Added Services Business

We expand our business activities through strategic investments in companies which will directly or indirectly contribute positively to our overall revenues or profits. Strategic ventures which have no positive operation effect with our business or have a negative impact on our cash flow will not be initially considered. A group of business entities or an entity that will enable us to experience intrinsic growth will be considered, especially if they will enable us to evolve into a conglomerate in the Chinese business environment. The New Generation acquisition is an example of a major strategic investment by us. By acquiring New Generation, we can incorporate New Generation’s services to enhance our business club services, and at the same time can access New Generation’s huge client base of business travelers to recruit members for our Business Clubs.

Employees Of Our Value-Added Services Business

We currently have 20 employees in our Value-Added Services division. We believe our future success will depend in large part upon the continued service of our technical and senior management personnel and our ability to attract and retain technical and managerial personnel. There can be no assurance that we will retain our key technical and managerial employees or that we can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of our employees are subject to any collective bargaining agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OVERVIEW

We were incorporated in the State of Nevada in 1998 to engage in any lawful corporate undertaking. Initially, our business objective was to open and operate business clubs in the major cities of China in association with the World Trade Center Association in order to position ourselves as the platform to facilitate trade between China and the world market. We currently operate two such business clubs, one in Guangzhou and the other in Beijing, PRC. We have grown through acquisitions and internal growth and our business objectives have expanded as set forth in the following paragraphs.

Our growth and development as a business enterprise has been marked by a number of significant corporate events. Pursuant to a Share Exchange Agreement, dated as of August 10, 2000, between Virtual Edge Limited and Main Edge International Limited, Main Edge transferred all of the issued and outstanding shares of the capital stock of Virtual Edge to us in exchange for 1,961,175 shares of our pre-split common stock, representing approximately 75% of our outstanding shares of common stock. According, we controlled the operations of Virtual Edge, and Main Edge became our majority stockholder. We then undertook an 8-for-1 forward split that was effective on 15th day of September 2000, which resulted in Main Edge owning 15,689,400 shares of our common stock. Then, five major developments occurred. These were: (i) the consummation of two private placement financings by Powertronic Holdings Limited (“Powertronic”) in September 2002 and December 2002 in which it acquired shares of our common stock, (ii) an acquisition of all the issued and outstanding shares of General Business Network (Holdings) Ltd. in December 2002, (iii) a 1-for-30 reverse stock split that was effective on September 1, 2002, (iv) the assignment of the rights of the after tax rental income of certain premises from Mr. Tsang for a five year period in December 2003, and (v) the exercise of warrants for the shares of our common stock by Mr. Tsang and Powertronic in March 2004 and in July 2004, and the further exercise additional warrants in December 2004. As a result of these transactions, Mr. Chi Hung Tsang became the new major shareholder and owns over 12,600,000 shares of our common stock and Powertronic owns over 5,500,000 shares. Mr. Chi Hung Tsang is currently President and Chairman of our Board of Directors.

We have recently divided our businesses into three distinct divisions, namely (1) the business club and business centers, (2) the business travel services, and (3) the business value-added services.

Business Clubs. Our Business Clubs division is devoted to the building of the World Trade brand in China. Our objective is to open and operate business clubs in the major cities of China in association with the World Trade Center Association, in order to position the company as the platform to facilitate trade between China and the world market. We currently operate the Guangzhou World Trade Center Club, consisting of over 2,500 square meters, and The Beijing World Trade Center Club, which is located at 2nd Floor, Office Tower II, Landmark Towers Beijing, 8 North Dongsanhuan Road, Beijing PRC, and consisting of 730 square meters. In addition, since the acquisition of CEO Clubs in May 2004, CEO Clubs will complement our offerings by targeting higher profile leadership from larger companies than those normally associated with China World Trade. The CEO Clubs family, of which each family member operates independently of each other, has thirteen chapters in the US and China. It focuses on recruiting CEO’s of companies with annual sales exceeding $2 million as members. The average member of our affiliated CEO Clubs family has $20 million in annual sales.

Business Travel Services. Since our completion of the acquisition of the majority stake in the New Generation Group of companies in August 2004, the Business Travel Services division provides the necessary platform for us to focus on the high growth, travel related businesses. New Generation aims to be a pioneer and a significant competitor in the travel agency business through the operations of its ten subsidiaries in Southern China in ticketing sales for international and domestic flights as well as inbound business travel. Being a consolidator of hotel accommodations and airline tickets in China, New Generation has already acquired the necessary licenses to operate as a ticketing and travel agent in the PRC. These licenses include 26 licenses as a ticketing agent for international and domestic flights for both cargo and passengers issued by the Civil Aviation Administration of China and the International Air Transport Association and three licenses as a domestic and international travel agent issued by the Administrative Bureau of Tourism of China. In addition, New Generation is also an authorized/licensed insurance agent in China to provide, in particular, accidental and life insurance policies. New Generation also provides premium “red carpet” airport based services to prestigious clients and participates in the opening and continued development of the new Guangzhou Baiyun International Airport. New Generation is believed to contribute a solid revenue base to China World Trade.

Business Value-Added Services. The Business Value-Added Services division concentrates on value-added services of credit cards and merchant related businesses as well as on consultancy services. Guangzhou World Trade Link Information Service Limited (“WTC Link Information Service”), a subsidiary of our company, worked with the Agricultural Bank of China to manage our co-brand credit card project. WTC Link Information Service is an active provider of customer relationship management tools and services in China. It helps China Telecom to develop and manage the merchants’ privilege VIP member services. WTC Link Information Service also worked with China Unionpay to develop the royalty systems for bank card holders in Guangzhou Province, China. In addition, this division also provides consultancy services to our members and clients in the financial services areas including mergers and acquisitions, corporate restructuring and financing.

RESULTS OF OPERATIONS

Effective for fiscal year 2004, we changed our fiscal year-end to December 31 from September 30. As a result of this change, the Statements of Consolidated Income (Loss), Statements of Consolidated Cash Flows and Statements of Consolidated Shareholders’ Equity presented in this prospectus reflect the Fiscal Years Ended December 31, 2004 and September 30, 2003.

As a result of the change of fiscal year-end, for the purpose of Management’s Discussion and Analysis of Financial Condition and Results of Operations, the following periods of operations are presented and discussed:

•	Fiscal Year Ended December 31, 2004 compared to the unaudited Twelve Months Ended December 31,2003;

•	Fiscal Year Ended September 30, 2003 compared to Fiscal Year Ended September 30, 2002;

•	Three Months Ended September 30, 2005 compared to Three Months Ended September 30, 2004; and

•	Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004.

The discussion of results for the Fiscal Year Ended December 31, 2004 to the unaudited Twelve Months Ended December 31, 2003 is presented for comparative purposes only. Management considers this to be a meaningful presentation of year-to-year results.

The following table shows our selected audited condensed consolidation income statement data and our subsidiaries for the year ended December 31, 2004, September 30, 2003 and September 30, 2002, and the unaudited condensed consolidation income statement data for the twelve-month period ended December 31, 2003. The data should be read in conjunction with our audited Consolidated Financial Statements for the years ended December 31, 2004 and September 30, 2003 and related notes thereto.

	Year ended Dec 31, 2004	% of Revenues	Twelve Months Ended Dec 31, 2003	% of Revenues	Year ended Sep 30, 2003	% of Revenues	Year ended Sep 30, 2002	% of Revenues
(In US$ thousands except per share data)			(unaudited)
Operating revenues
Club and business center	551	17.8	1,485	45.5	1,719	59.6	193	100
Business travel services	1,672	54.1	—	—	—	—	—	—
Business value-added services	41	1.3	213	6.5	289	10.0	—	—
Others	829	26.8	1,567	48.0	878	30.4	—	—
Total Operating Revenues	3,093	100.0	3,265	100.0	2,886	100.0	193	100

Gross Profit
Club and business center	460	83.4	1,121	75.5	1,269	73.8	109	56.6
Business travel services	1,559	93.3	—	—	—	—	—	—
Business value-added services	39	95.1	211	99.1	289	100.0	—	—
Others	305	36.8	168	10.7	114	13.0	—	—
Total Gross Profit	2,363	76.4	1,500	45.9	1,672	57.9	109	56.6
Selling, general and administrative expenses	(8,133)	(263.0)	(4,187)	(128.2)	(3,768)	(130.6)	(1,828)	(947.0)
Impairment loss and depreciation	(1,438)	(46.5)	(206)	(6.3)	(186)	(6.4)	—	—

Loss from operations	(7,208)	(360.3)	(2,893)	(88.6)	(2,282)	(79.1)	(1,719)	(890.4)

Non-operating income (expenses)
Other income	140	4.5	3	0.1	2	0.1	—	—
Interest expense	(66)	(2.1)	(14)	(0.5)	(15)	(0.5)	(8)	(0.3)
Equity in net loss of affiliate	—	—	(32)	(1.0)	—	—	—	—
Gain on disposal of interest in a subsidiary	—	—	62	2.0	—	—	—	—
Equity in net loss of affiliate	—	—	—	—	(32)	(1.0)	—	—

Loss before income taxes and minority interest	(7,134)	(230.7)	(2,874)	(88.0)	(2,326)	(80.6)	(1,727)	(894.6)
Income taxes	(47)	(1.5)	—	—	—	—	—	—

Loss before minority interest	(7,181)	(232.2)	(2,874)	(88.0)	(2,326)	(80.6)	(1,727)	(894.6)
Minority interest	(413)	(13.4)	41	1.2	120	4.2	93	48.2

Net loss	(7,594)	(245.6)	(2,834)	(86.8)	(2,206)	(76.4)	(1,634)	(1,495.0)

Loss per share of common stock	$(0.36)		$(0.29)		$(0.23)		$(0.23)

FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO UNAUDITED 12-MONTH PERIOD ENDED DECEMBER 31, 2003.

OPERATING REVENUE

We have started to recruit members, and to provide club and business center services through our subsidiary Guangzhou World Trade Center Club located in Guangzhou Province, the PRC since June 2002, business value-added services and others business (trading) through a subsidiary of General Business Network (Holdings) Limited since March 2003. We have commenced our operation in the business travel business since our acquisition of New Generation in August 2004. Trading and rental incomes are grouped under others operating revenues and others gross profit. Consolidated operating revenue for the twelve-month period ended December 31, 2004 was $3,093,000, compared to $3,265,000 for the same corresponding period in year 2003, a decrease of $172,000 or 5.3%. The decrease was mainly the result of the decrease in revenue generated from club related businesses and others (trading) business, which were partially offset by an increase in rental income and travel businesses related businesses. The reason for the decrease in club related businesses was due to the discontinuation of the Chinese restaurant to further trim costs of the club facilities in Guangzhou. Our other (trading) business is under restructuring and expects to formally resume business in the first quarter of 2005.

We do not foresee the decrease in operating revenue will continue. However, our segmental mix of the operating revenues will continue to shift since our acquisition of the travel business and further development of our business value-added services. We will continue to utilize the World Trade Center Clubs in various major cities in China to provide the necessary platform for the growth of our businesses.

Of the $3,093,000 revenue in the twelve-month period ended December 31, 2004, approximately $551,000 (17.8%) was generated from providing club related services by Guangzhou World Trade Center Club and Beijing World Trade Center Club, $1,672,000 (54.1%) from business travel services resulting from the acquisition of the New Generation Group, $41,000 (1.3%) from business value-added services, and the remaining $829,000 (or 26.8%) from other (rental and trading) businesses. The acquisition of New Generation will contribute positively to our operating revenue. In addition, our cost of sales is generally positively related to our operating revenue, i.e., the higher the operating revenue, the higher the cost of sales and vice versa.

For the year ended December 31, 2004, New Generation sold a total of over 995,000 tickets, which translates to a total value of air-ticket fare of approximately $115.2 million. As compared to the same corresponding period in year 2003, ticket sold of New Generation increased by 509,000 tickets (or 104.7%) from approximately 486,000 tickets with value of air-ticket fare increased by $52.9 million (or 84.9%) from $62.3 million. Our consolidated portion of the total value of air-ticket fare for the 5 months since the acquisition of New Generation in August 2004 was approximately $54.9 million.

Consolidated gross profit increased $863,000 or 57.5% for the twelve-month period ended December 31, 2004 over the same corresponding period in year 2003. The increase was predominantly driven by our business travel services resulting from the acquisition of the New Generation in August 2004. Such an increase was partially offset by the decrease in the club and business center area. As a percentage of total operating revenues, consolidated gross profit margins of 76.4% in 2004 increased from 45.9% in 2003. The higher profit margin as a percent of operating revenues was driven by a mix shift from lower margin trading business to higher margin business travel services.

Of the $2,363,000 total gross profit for the year ended December 31, 2004, approximately $460,000 (or 19.5%) was generated from providing club and business center services, approximately $1,559,000 (or 66.0%) from business travel services, approximately $39,000 (or 1.7%) from providing business value-added services, and the remaining approximately $305,000 (or 12.8%) from other (rental and trading) businesses. As compared to the same corresponding period in year 2003, the club and business center services represented a 75.5% (or $1,121,000) of the total gross profit; none was generated from the business travel business; 14.1% (or $211,000) from providing business value-added services; and the remaining 10.4% (or $168,000) from other (rental and trading) businesses. The shift in segmental distribution was primarily due to the increase in gross profit in the business travel services, resulting from the acquisition of the New Generation Group. We foresee that this segment mix will continue to change and balance out in year 2005 upon further development in the business value-added services and the expected opening of World Trade Center Club Shanghai in the second half of year 2005.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased by approximately $3,946,000 or 94.2% to $8,133,000 for the year ended December 31, 2004 from $4,187,000 for the same corresponding period in 2003. The increase was mainly a combination of the increase in professional fee resulting from a share placement financing in the amount of approximately $1.1 million, the increase in other professional fees in investors relation and researches, marketing and information and technology in the total amount of approximately $1.2 million, and the employees’ compensation resulting from exercising their stock options in the amount of approximately $645,000.

Of the $8,133,000 selling, general and administrative expenses incurred for the year ended December 31, 2004, the majority of it was approximately $900,000 in staff related costs; approximately $740,000 in building management and rental expenses which were necessary for the operations of our world trade center clubs in Guangzhou and Beijing; and approximately $3.7 million in expenses of non-cash accounting items. Again, the $3.7 million includes shares of our common stock issued for professional services and employees’ stock options. The share price of these shares was determined by reference of the market price on contract dates. We recorded the issuance of shares of our common stock resulting from exercising of the employees’ stock options as compensation expenses in accordance with the variable price accounting under FIN144. The professional services acquired were in the areas of marketing, information technology, investor relations and researches, and financing. The management does not foresee this increasing trend will continue and they will continue to impose respective measures for trimming costs.

IMPAIRMENT LOSS AND DEPRECIATION

Total impairment loss and depreciation were approximately $1,438,000 for the year ended December 31, 2004, as compared to the same corresponding period in year 2003, an increase of $1,232,000 or 598.1% from $206,000. The increase was mainly due to the increase in the impairment losses of intangible assets (18.1%); goodwill (31.4%); and property, plant and equipment (39.6%); and the remaining increase in depreciation (10.9%). The management believes that it is necessary to record the current values of our intangible assets, goodwill, and other fixed assets so as to reflect their respective abilities of deriving revenues. Under normal circumstances, we will review the impairment of our assets at the year end or at the anniversary of such assets.

Financial Income/(Expenses), Net

Interest expenses were approximately $66,000 for the year ended December 31, 2004, as compared to the same corresponding period in year 2003 in the amount of $15,000, an increase of $41,000 or 273.3%. The majority of the increase was the result of consolidating the interest expenses incurred by the New Generation in relation to a bank loan in the amount of RMB10,000,000 (approximately equals US$1.2 million)

Income Taxes

The Group is subject to income taxes on an equity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operates.

The Hong Kong subsidiaries incurred losses for taxation purposes for the period and thus Hong Kong Profits Tax has not been provided.

Several of our PRC subsidiaries are subject to PRC Enterprise Income Taxes (“EIT”) on an entity basis on income arising in and derived from the PRC. The applicable EIT rate is 33%.

Income taxes were $47,000 for the year end December 31, 2004, as compared to none for the same corresponding period in year 2003. The increase of income taxes was the result of consolidating the operation of New Generation since the acquisition of its business in August 2004.

NET LOSS

Net loss was approximately $7.6 million for the year ended December 31, 2004, as compared to the same corresponding period in year 2003, an increase of $4.8 million or 168.0% from $2.8 million. The increase in net loss was mainly due to $1.2 million in additional impairment loss; and the remaining in shares of our common stock issued to employees resulting from them exercising their stock options and to various parties for their respective services rendered in areas of marketing; information and technology, investor relations and researches; and financing.

The majority of the net loss was contributed from non-cash accounting treatments in provision, impairment, and shares issuance. We do not believe that this will be a continuous trend, and we further believe that the loss will not have any adverse effect on our operations.

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002.

Operating Revenue

Consolidated operating revenue for the year ended September 30, 2003 was $2,886,000, compared to $193,000 for the year 2002, a significant increase. Of the $2,886,000 revenue in year 2003, approximately $1,719,000 (59.6%) was generated from providing club and business center related services by Guangzhou World Trade Center Club, $289,000 (10.0%) from providing business value-added services, and the remaining operating revenue of $878,000 (30.4%) from other operations in rental and trading businesses. Only US$193,000 was generated from providing club and business center related services by Guangzhou World Trade Center Club for the year ended September 30, 2003.

Consolidated gross profit increased $1,563,000, 1433.9% for the year ended September 30, 2003 over the same corresponding period in year 2002. The increase was predominantly driven by our club and business center related services. As a percentage of total operating revenues, consolidated gross profit margins of 57.9% in 2003 increased slightly from 56.6% in 2002. Of the $1,672,000 total gross profit for the year ended September 30, 2003, approximately $1,269,000 (or 75.9%)was generated from providing club and business center services, none from business travel services, approximately $289,000 (or 17.3%) from providing business value-added services, and the remaining approximately $114,000 (or 6.8%) from other operations in rental and trading businesses. As compared to the same corresponding period in year 2002, the club and business center services represented a 100% (or $109,000) of the total gross profit; none was generated from the business travel business, the business value-added services; and other operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses for the year ended September 30, 2003 was $3,768,000, as compared to $1,828,000 for the same corresponding period in year 2002, an increase of $1,941,000 or 106.2%. The increase was mainly due to:

i)
Staff Salaries, Benefit and Allowances: Staff salaries, benefit and allowances increased by $597,000 for the year ended September 30, 2003. The increase was primarily due to the salaries, benefit and allowances paid for staff in the operations of Guangzhou World Trade Center Club. As of September 2003, we had approximately 80 full-time employees, down from 110 employees six months ago.

ii)
Rental, Rates, and Related Expenses: Rental, rates and related expenses increased by $615,000 for the year ended September 30, 2003. The increase was primarily due to the occupancy of the physical venue for the operation of Guangzhou World Trade Center Club.

iii)
Utilities Expenses: Utilities expenses for the year ended September 30, 2003 was $196,000, as compared with $36,000 for the year 2002, an increase of $160,000. The increase was primarily due to the operation of Guangzhou World Trade Center Club.

iv)
Commission Expenses: Commission expenses for the year ended September 30, 2003 was $146,000, as compared with only a very minimal amount for the year 2002. The increase was primarily the commission paid to third party for assisting in recruiting World Trade memberships.

IMPAIRMENT LOSS AND DEPRECIATION

Total impairment loss and depreciation were approximately $186,000 for the year ended September 30, 2003, as compared to an insignificant amount for the same corresponding period in year 2002. The increase was mainly due to the increase in the impairment losses of property, plant and equipment (57.8%) and the remaining increase in depreciation (42.2%). The management believes that it is necessary to record the current values of our intangible assets, goodwill, and other fixed assets so as to reflect their respective abilities of deriving revenues from. Under normal circumstances, we will review the impairment of our assets at the year end or at the anniversary of such assets.

Financial Income/(Expenses), Net

There was approximately $15,000 in interest expenses incurred and accrued from an outstanding loan for the twelve-month period ended September 30, 2003. This loan was made with a third party in February 2001. All interest expenses in relation to this loan were waived by the third party and the loan was subsequently repaid by us in December 2003.

Income Taxes

The Group is subject to income taxes on an equity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operates.

The Hong Kong subsidiaries incurred losses for taxation purposes for the period and thus Hong Kong Profits Tax has not been provided.

Since the PRC subsidiaries had sustained losses during the years ended September 30, 2003 and 2002, for the PRC income tax purposes, we had not recorded any PRC income tax expense. PRC income tax in the future will be calculated at the applicable rates relevant to the PRC subsidiaries.

NET LOSS

Net loss was approximately $2.2 million for the year ended September 30, 2003, as compared to the same corresponding period in year 2002, an increase of $572,000 or 35.0% from $1.6 million. The increase in net loss was mainly due to the above-mentioned increase in selling, general and administrative expenses in the amount of $1.9 million and impairment loss of $186,000. This increase was partially offset by the increase in gross profit in the amount of $1.5 million, resulting in net loss increase of approximately $572,000.

Liquidity and Capital Resources

We had banking facilities granted by the Bank of East Asia in the total amount of approximately $2.5 million, of which approximately $1.2 million had been utilized as of December 31, 2004. The outstanding amount of these facilities included approximately $604,000 in revolving loan; approximately $448,000 in mortgage loan; and the remaining $169,000 in trust receipt and export letters of credit, which, in the aggregate, equal $1,221,000 or approximately $1.2 million. The weighted average interest rate for these facilities was charged on the London Interbank Offer Rate plus 3.0% per annum. The banking facilities of $2.5 million was discontinued resulting from our early repayment by the proceeds of the sale of our collateralized property in Guangzhou in May 2005. As a result, there was not any outstanding amount of these facilities being recorded and the Company did not have any bank facilities as of September 30, 2005, except a short-term bank loan granted by Bank of Fujian XingYe to New Generation in the amount of approximately $1.2 million.

As of December 31, 2004, cash and cash equivalents totaled $1.8 million. This cash position was the result of a combination of net cash provided by financing activities in the amount of $4,705,276 and by net cash provided by operating activities of $2,370,946, offset by net cash used in investing activities of $5,566,725. The increase in net cash provided by financing activities was mainly due to a private placement financing of $2.1 million and warrants exercised by Mr. Tsang and Powertronic in the total amount of $3.7 million. The net cash used in investing activities resulted from the acquisition of New Generation and its related assets in the total amount of approximately $5.0 million. Net cash provided by operating activities could be explained by the change in net working capital without considering the addition of accounting adjustments of non cash items. This change in net working capital was due to the decrease in prepayments of $515,000, the decrease in trade and other receivables of $4,361,173 and the increase in rental and other deposits of $330,000. The decrease in trade and other receivables were incurred resulting from the consolidation of New Generation.

During the reporting period of year ended December 31, 2004, a total of 14,908,396 shares of our common stock were issued, of which 4,081,238 shares were paid as part of the total consideration for the acquisition of New Generation Group in August 2004; 8,222,222 shares were issued to Mr. Chi Hung Tsang and Powertronic for their respective exercise of warrants; 1,775,001 shares were issued in relation to a private placement financing and its related fees; 429,408 shares were issued to employees for exercising their respective options; and the remaining were paid and issued to the Research Works Inc, NewsUSA and CEOCast for their respective professional services rendered, and the acquisition of 51% equity stake of CEO Clubs China Limited.

The following table shows our selected unaudited condensed consolidation income statement data and our subsidiaries for the three-month and nine-month periods ended September 30, 2005 and September 30, 2004. The data should be read in conjunction with our unaudited Consolidated Financial Statements for the three-month and nine-month periods ended September 30, 2005 and September 30, 2004 and related notes thereto.

	3 months Ended September 30,				9 months Ended September 30,
(In US$ thousands except per share data)	2005 (unaudited)	% of Rev.	2004 (unaudited)	% of Rev.	2005 (unaudited)	% of Rev.	2004 (unaudited)	% of Rev.

Operating revenues
Club and business centre	160	8.5	177	18.8	711	12.9	338	21.4
Business traveling services	1,474	77.9	581	61.5	3,580	65.1	581	36.7
Business value-added services	255	13.5	—	0.0	871	15.8	12	0.8
Rental	3		184		218		527
Trading and others	—	3.8	2	69.6	122	9.3	125	72.9
Total Operating Revenues	1,892	100.0	944	100.0	5,502	100.0	1,583	100.0

Operating costs and expenses
Club and business centre	(9)	11.8	(29)	22.0	(152)	11.3	(50)	22.1
Business traveling services	(262)	59.4	(61)	—	(381)	55.0	(61)	—
Business value-added services	(1,743)	(26.0)	(2)	3.6	(2,510)	(4.2)	(2)	1.9
Rental	—	—	(98)		(99)		(306)
Trading and others	—	1.8	—	26.2	(121)	3.2	(120)	21.8
	(2,013)	47.0	(191)	51.8	(3,263)	65.4	(3,263)	45.7
Impairment and depreciation	(75)	(4.0)	(80)	(8.4)	(201)	(3.7)	(401)	(25.3)
Selling, general and administrative exp	(2,944)	(155.6)	(1,258)	(133.3)	(6,513)	(118.4)	(3,439)	(217.2)
	(3,019)		(1,337)		(6,714)		(6,714)
Loss from operations	(3,140)	(166.0)	(585)	(62.0)	(4,475)	(81.3)	(2,795)	(176.6)
Non-operating income (expenses)
Realized gains on sales of available-for-sale securities	4,261		—	—	6,080		—	—
Other income	4	108.5	28	33.0	44	51.5	130	16.0
Loss on disposal of leasehold land and buildings	—	—	—	—	(255)	(4.6)	—	—
Interest expense	(26)	(1.4)	(23)	(2.4)	(90)	(1.6)	(32)	(2.0)
Other	—	—	—	—	(1)	(14.2)	—	—
Profit (loss) before income taxes and minority interest	1,099	58.1	(581)	(61.5)	1,301	23.6	(2,697)	(170.4)
Provision for income taxes	(72)	(3.8)	(15)	(1.6)	(184)	(3.3)	(16)	(1.0)
Profit (loss) before minority interest	1,027	54.3	(596)	(63.1)	1,117	20.3	(2,713)	(171.4)
Minority interest	(92)	(4.9)	(162)	(17.2)	(313)	(5.7)	(162)	(10.2)
Net profit (loss)	935	49.4	(758)	(80.3)	804	14.6	(2,875)	(181.6)

Other comprehensive income
Unrealized gains on available-for-sale securities
Unrealized holding (loss) gain arising for the period	(8)		—		7,043		—	—
Less: Reclassification adjustment for gains or losses included in net profit (loss)	(4,261)		—	—	(6,080)		—	—
Foreign currencies translation adjustments	(20)	263.5	—	—	(20)	144.9	—	—
Comprehensive (loss) income	(3,354)	266.2	(758)	(179.5)	1,746	141.3	(2,875)	(331.1)
Profit (Loss) per share of common stock - Basic and diluted	0.03		(0.03)		0.03		(0.15)
Weighted average number of shares of common stock outstanding	30,969,118		23,362,506		30,950,070		19,148,417

THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2005 COMPARED TO THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2004

Operating Revenue

We have provided club and business center services through our subsidiary Guangzhou World Trade Center Club located in Guangzhou Province, the PRC since June 2002, and business value-added services and others business (trading) through a subsidiary of General Business Network (Holdings) Limited since March 2003. We have commenced our operation in the business travel business since our acquisition of New Generation in August 2004. Cattle hide trading and rental incomes are grouped under other operating revenues and others gross profit. Consolidated operating revenue for the three-month period ended September 30, 2005 was $1,892,000, compared to $944,000 for the same corresponding period in year 2004, an increase of $948,000 or 100.4%. The increase was mainly contributed by our business traveling services and our business value-added services. This increase was partially offset by the decrease in rental income and the discontinuation of our trading business.

Our mix of the operating revenues will continue to shift since our acquisition of the travel business and development of our business value-added services. We will continue to utilize the World Trade Center Clubs in various major cities in China to provide the necessary platform for the growth of our businesses. We believe that our revenue will continue to improve steadily under normal business circumstances.

Of the $1,892,000 revenue in the three-month period ended September 30, 2005, approximately $160,000 (8.5%) was generated from providing club related services by our Guangzhou World Trade Center Club and Beijing World Trade Center Club; $1,474,000 (77.9%) from business travel services; and $255,000 (13.5%) from business value-added services. The continuous development of our business traveling services and our business value-added services will contribute positively to our operating revenue.

For the three-month period ended September 30, 2005, New Generation, our business traveling services arm, sold a total of over 350,000 tickets, which translates to a total value of air-ticket fare of approximately $43.8 million. As compared to the same corresponding period in year 2004, ticket sold of New Generation increased by 86,000 tickets (or 32.6%) from approximately 264,000 tickets with value of air-ticket fare increased by $11.8 million (or 36.7%) from $32.0million.

Consolidated gross profit decreased by $874,000 or 116.1% for the three-month period ended September 30, 2005 over the same corresponding period in year 2004. The decrease was predominantly driven by our business value-added services and was the result of lower accounting revenues and higher costs in our various business consultancy business services. This decrease was offset by the increase in gross profit of our business traveling services As a percentage of total operating revenues, the consolidated gross profit margin of negative 6.3% for the three-month period ended September 30, 2005 decreased from 79.8% for the same corresponding period in 2004. Our profit margin was driven by a mix shift from lower margin trading business to higher margin business travel services. However, the lower profit margin as a percent of operating revenues for the 3 month period ended September 30, 2005 as compared to the same corresponding period in 2004 was primarily contributed by the negative margin from our business value-added services. We received common stock as compensation from the client for our services rendered. According to EITF Issue No. 00-8, we recognize our revenue in relation to a project using the share price of the common stock we received on the contract date. Subsequently, we subcontracted part of the services of the same project to an independent consultant at a later date and according to FAS 123, paragraph 8, we needed to record the compensation paid to non-employees in exchange of goods and services at fair value. The negative gross profit margin for the 3-month period ended September 30, 2005 of our consulting business was the result of the timing different between the dates of the contract with our client and the subcontracting during an upward trend of the share prices of the common stock we received for services rendered.

Of the $121,000 total gross loss for the 3-month period ended September 30, 2005, approximately gross profit of $151,000 (or 8.0%) was generated from providing club and business center services, approximately $1,212,000 (or 64.1%) from business travel services, approximately gross loss of $1,488,000 (or negative 78.6%) from providing business value-added services. As compared to the same corresponding period in year 2004, the club and business center services represented a 15.7% (or $148,000) of the total gross profit; 55.0% (or $519,000) was generated from the business travel business, a negative 0.2% (or $2,000) from the business value-added services; and the remaining 9.3% (or $88,000) from other (rental and cattle hide trading) businesses. The shift in segmental distribution was primarily due to the increase in gross profit in the business travel services, resulting from the acquisition of the New Generation Group. We foresee that this segment mix will continue to change and balance out in years 2005 and 2006 upon further development in the business value-added services and the expected opening of other world trade center clubs as well as the cessation of our cattle hide trading business in July 2005.

Impairment Loss and Depreciation

Total impairment loss and depreciation were approximately $75,000 for the three-month period ended September 30, 2005, as compared to the same corresponding period in year 2004, a decrease of $5,000 or 6.3% from $80,000. The decrease was mainly due to the decrease in depreciation of our property in Guangzhou which was sold in the second quarter of 2005. Under normal circumstances, we will review the impairment of our assets at the year end or at the anniversary of such assets.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by approximately $1,686,000 or 134.0% to $2,944,000 for the three-month period ended September 30, 2005 from $1,258,000 for the same corresponding period in 2004. The increase was mainly due to (1) the increase in director and staff related costs predominantly resulting from our business traveling services operation in the amount of approximately $451,000; (2) the increase in various advertising expenses in the amount of approximately $137,000; and (3) the increase in share disposal expenses resulting from selling the shares we received as compensation for providing consulting services in the amount of approximately $888,000. We believe the selling, general and administrative expenses will continue to increase steadily as our businesses continue to grow.

Other Income and Realized Gain

The other income and realized gain increased by approximately $4,238,000 for the three-month period ended September 30, 2005, as compared to the same corresponding period in 2004. The increase was primarily the result of the gain on disposal of securities during the reporting period for which we received as the compensation of our consultancy services rendered.

Interest Expenses, Net

Net Interest expenses were approximately the same in the amount of $26,000 for the three-month period ended September 30, 2005, as compared to the same corresponding period in year 2004. The interest expense incurred by the business traveling operations of New Generation in relation to a bank loan in the amount of RMB10,000,000 (approximately equals US$1.2 million).

Income Taxes

The Group is subject to income taxes on an equity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operates. The Hong Kong subsidiaries incurred losses for taxation purposes for the period and thus Hong Kong Profits Tax has not been provided. Several of our PRC subsidiaries are subject to PRC Enterprise Income Taxes (“EIT”) on an entity basis on income arising in and derived from the PRC. The applicable EIT rate is 33%.

Income taxes were $72,000 for the three-month period end September 30, 2005, as compared to $15,000 for the same corresponding period in year 2004, an increase of $57,000 (or 380.0%). The increase of income taxes was the result of the increase in our travel business’s operation revenue and net income during the reporting period.

Net Income

Net income was approximately $935,000 for the three-month period ended September 30, 2005, as compared to the net loss in the amount of $758,000 for the same corresponding period in year 2004, an increase of approximately $1,693,000. The increase in net income was the result of the recognition of the net gain from the disposal of securities which were received for compensation of our consultancy services. The increase was partially offset by the increase in loss from operations resulting from the increase in selling, general and administrative expenses of our business traveling services and consulting business within the business value-added services. Management believes that our operations will continue to improve and we do not foresee a trend of losses.

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2005 COMPARED TO NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004

Operating Revenue

Consolidated operating revenue for the nine-month period ended September 30, 2005 was $5,502,000, compared to $1,583,000 for the same corresponding period in year 2004, an increase of $3,919,000 or 247.6%. The increase was mainly contributed by our operations in the business traveling services; our business value-added services; and our club and business center services. This increase was partially offset by the decrease in rental income and the discontinuation of the cattle hide trading business.

Of the $5,502,000 revenue in the nine-month period ended September 30, 2005, approximately $711,000 (12.9%) was generated from providing club related services by Guangzhou World Trade Center Club and Beijing World Trade Center Club, $3,580,000 (65.1%) from business travel services, $871,000 (15.8%) from business value-added services, and the remaining $340,000 (or 6.2%) from other (rental and cattle hire trading) businesses. The acquisition of New Generation and the continuous development of our business value-added services will contribute positively to our operating revenue.

For the nine-month period ended September 30, 2005, New Generation sold a total of over 946,000 tickets, which translates to a total value of air-ticket fare of approximately $110.0 million. As compared to the same corresponding period in year 2004, ticket sold of New Generation increased by 236,000 tickets (or 33.2%) from approximately 710,000 tickets with value of air-ticket fare increased by $27.2 million (or 32.9%) from $82.8 million.

Consolidated gross profit increased by $1,194,000 or 75.4% for the nine-month period ended September 30, 2005 over the same corresponding period in year 2004. The increase was predominantly driven by our business travel services, and was offset by the decreased gross profit of our business value-added services, which decrease was required by applicable accounting standards. According to EITF Issue No. 00-8, we recognize our revenue in relation to a project using the share price of the common stock we received on the contract date. Subsequently, we subcontracted part of the services for the same project to an independent consultant at a later date and according to FAS 123, paragraph 8, we needed to record the compensation paid to non-employees in exchange of goods and services at fair value. The negative gross profit margin for the 9-month period ended September 30, 2005 of our consulting business was the result of the timing different between the dates of the contract with our client and the subcontracting dates during an upward trend of the share prices of the common stock we received for services rendered.

Of the $2,239,000 total gross profit for the nine-month period ended September 30, 2005, approximately $559,000 (or 10.2%) was generated from providing club and business center services, approximately $3,198,000 (or 58.1%) from business travel services, approximately negative $1,639,000 (or negative 29.8%) from providing business value-added services, and the remaining approximately $121,000 (or 2.2%) from other (rental and cattle hide trading) businesses. As compared to the same corresponding period in year 2004, the club and business center services represented a 18.3% (or $289,000) of the total gross profit; approximately 32.8% (or $519,000) from the business travel business, a 6.3% (or $10,000) from the business value-added services; and the remaining 14.3% (or $227,000) from other (rental and cattle hide trading) businesses. The shift in segmental distribution was primarily due to the increase in gross profit in the business travel services, resulting from the acquisition of the New Generation Group. We foresee that this segment mix will continue to change and balance out in year 2005 and 2006 upon further development in our business value-added services and the expected opening of other world trade center clubs as well as the cessation of our cattle hide trading business in July 2005.

Impairment Loss and Depreciation

Total impairment loss and depreciation were approximately $201,000 for the nine-month period ended September 30, 2005, as compared to the same corresponding period in year 2004, a decrease of $200,000 or 49.9% from $401,000. The decrease was mainly due to the decrease in the impairment loss in the amount of approximately $251,000. There was no impairment loss recorded for the nine-month period ended September 30, 2005. This decrease of impairment loss was offset by the increase of depreciation and amortization in the amount of approximately $50,000 over the corresponding period in year 2004.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by approximately $3,074,000 or 89.4% to $6,513,000 for the nine-month period ended September 30, 2005 from $3,439,000 for the same corresponding period in 2004. The increase was mainly due to (1) the increase in director and staff related costs predominantly resulting from the consolidation of our business traveling services operation in the amount of approximately $1,352,000; (2) various advertising and entertainment expenses in the amount of $342,000 and (3) the increase in share disposal expenses resulting from selling the shares we received as compensation for providing consulting services in the amount of approximately $1,236,000. . We believe the selling, general and administrative will continue to increase steadily as our businesses continue to grow.

Other Income and Realized Gain

The other income and realized gain increased by approximately $5,944,000 for the nine-month period ended September 30, 2005. The increase was the result of the gain on disposal of securities during the reporting period which we received as compensation for our consultancy services rendered. These securities may be sold only when earned under the respective consulting agreements, and it is our intention to sell shares earned as promptly as practicable in order to generate income for the company, subject to compliance with federal securities laws.

Interest Income/(Expenses), Net

Interest expenses were approximately $90,000 for the nine-month period ended September 30, 2005, as compared to the same corresponding period in year 2004 in the amount of $32,000, an increase of $58,000. The majority of the increase was the result of a bank loan borrowed by our business traveling services operation arm, New Generation in the amount of RMB10,000,000 (approximately equals US$1.2 million).

Loss on Disposal of Leasehold Land and Buildings

The loss on disposal of leasehold land and building increased by approximately $255,000 for the nine-month period ended September 30, 2005, as compared to none for the same corresponding period in year 2004. The loss was primarily the result from the payment of PRC tax and levy in the amount of approximately $229,000 resulting from the disposal of our Guangzhou property in May 2005.

Income Taxes

Income taxes were $184,000 for the nine-month period end September 30, 2005, as compared to $16,000 for the same corresponding period in year 2004, an increase of $168,000. The increase of income taxes was the result from our operations of the business traveling services.

Net Income

Net Income was approximately $804,000 for the nine-month period ended September 30, 2005, as compared to the same corresponding period in year 2004, an improvement of approximately $3,679,000 from the net loss in the amount of $2,875,000. The improvement in net income was the result of the recognition of the net gain from the disposal of securities which were received for compensation of our consultancy services. In addition, the improvement in loss from operations resulting from the improvement of our operations in the club and business center, business traveling services, as well as the business value-added services, together contributed to the decrease in net loss. Management believes that our operations will continue to improve and we do not foresee a trend of losses.

Liquidity and Capital Resources

As of September 30, 2005, cash and cash equivalents totaled $4,334,008, as compared to September 30, 2004 of $1,137,278, an increase of approximately $3.2 million. This increase in cash position in the amount of approximately $2.5 million during the nine-month period ended September 30, 2005 was the result of a combination of net cash provided by investing activities in the amount of approximately $8.9 million, offset by net cash used in operating activities of approximately $5.0 million and net cash used in financing activities of approximately $1.4 million. The increase in net cash provided by investing activities was mainly due to the proceeds from disposal of property (approximately $2.4 million) and intangible assets (approximately $1.3 million) and the proceeds from disposal of securities which were compensation for our consultancy services rendered in the amount of approximately $6.7 million, offset by the amount paid for the acquisition of equipment of approximately $482,000, and a loan advanced to a related company which was repaid subsequent to September 30, 2005 in the amount of approximately $1.1 million. The net cash used in financing activities was contributed by the repayments of bank loans (approximately $1.1 million) and the non-interest bearing advance (approximately $320,000) from our Chairman and major shareholder, Mr. Chi Hung Tsang. Mr. Tsang has made such loans to our company, from time to time, without any obligation to do so, when the cash flow needs of the company require it. The company repays such loans without interest as soon as its liquidity permits such repayment.

Net cash used in operating activities in the amount of approximately $5.0 million was primarily contributed by the deduction of a non-cash accounting adjustment of realized gain on available-for-sale securities from net income in the amount of approximately $6.1 million.

During the nine months ended September 30, 2005, 100,000 shares of our common stock were issued to Greentree Financial Group, Inc. for its services rendered. Our total issued and outstanding shares of common stock is 30,989,997 as of September 30, 2005.

To the extent we have material capital expenditures, we intend to rely primarily on Cornell Capital’s Standby Agreement financing, provided that it is declared effective by the Commission, as the external source of liquidity to fund our potential capital related projects. We rely on our internal sources of liquidity generated from our business travel services and business value-added services to fund non-material capital projects, such as the potential acquisitions of 70% of Hao Shi Guang Agency and 70% of Kai Xuan Transport. In the event that we are unable to draw down capital funding from Cornell Capital’s committed capital or unable to fund projects from our internally generated sources, we may seek to raise capital through the issuance of debt and/or equity securities from potential investors or existing shareholders of the Company, although we have not committed any other external source besides Cornell Capital.

We believe that the level of financial resources is a significant factor for our future development and accordingly may choose at any time to raise capital through private debt or equity financing to strengthen our financial position, facilitate growth and provide us with additional flexibility to take advantage of business opportunities. However, other than the offering contemplated by the Standby Equity financing provided by Cornell Capital Partners, LP, we do not have any immediate plan to pursue a public offering of our common stock.

OTHER SIGNIFICANT EVENTS

We entered into an Equity Transfer Agreement dated April 20, 2004 and a Supplementary Agreement dated June 1, 2004 to acquire 51% of the capital stock of Guangzhou New Generation Commercial Management Limited, a limited liability company organized under the laws of the Peoples’ Republic of China (“New Generation”) from Guangzhou Huahao Industries Group Co., Ltd. New Generation is engaged in flight ticketing, insurance and travel agents services. The total consideration of this acquisition was approximately US$10,232,000, of which approximately US$1.2 million in cash was paid on closing and the rest of the cash portion was paid subsequently, and the remaining approximately US$7.5 million was paid by issuing a total of 4,081,238 restricted shares of our common stock. This acquisition was closed on August 2, 2004.

On July 20, 2004, our major controlling shareholder and Chairman, Mr. Chi Hung Tsang and a second major shareholder, Powertronic Holdings Limited exercised warrants to purchase additional 3.5 million shares of our common stock. As a result, we received total net proceeds of approximately US$2.5 million, which we used to complete the acquisition of New Generation and to provide additional working capital to further advance our development.

On August 26, 2004, we completed the first closing of a private placement financing from two private accredited investors to raise a total of US$650,000. In connection with this closing, new shares were issued to the two investors on October 29, 2004.

On December 3, 2004, we completed the second closing of a private placement financing from two private accredited investors to raise a total of US$1,450,000. In connection with this closing, new shares were issued to the two investors on December 8, 2004.

On November 22, 2004, we entered a Standby Agreement with Cornell Capital to provide up to a total of $30 million funding to us over a 24-month period, to be drawn down at our discretion by issuing of our common stock. The amount of each draw is subject to a maximum advance amount of $1.5 million, except for the first draw, which may be in the amount of $3.0 million. We intend to use the proceeds from the first two draws to acquire smaller travel related businesses; to enhance our travel networking system; and to build and open additional world trade center clubs in other major cities in China.

We do not intend to utilize the proceeds from this Standby Agreement financing to pay down or retire any loans. In addition, we do not have any material commitments for capital expenditures although we have plans for the use of proceeds for the first two draws of the Standby Agreement financing.

On March 29, 2005, our board of directors approved the sale of the after-tax rental income rights of 21st to 23rd Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou to our Chairman, Mr. Chi Hung Tsang at the book value of $1,320,000. As a result, a cash balance due from Mr. Tsang in the amount of $377,504 as of March 31, 2005 was subsequently paid off on April 28, 2005. The total consideration of $1,320,000 would be used to provide additional working capital for our group of companies.

On December 30, 2004, General Business Network (Holdings) Limited entered into a sale and purchase agreement with Guangzhou Goldlion Environmental Technology Company Limited for the sale of our property holding located in Guangzhou, the PRC for a consideration of approximately $2.5 million. This transaction was completed on May 31, 2005.

On May 31, 2005, we closed on the sale of our property at 20th Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou at approximately 1% discount to our book value in the amount of $2,457,000, as previously reported. The net proceeds of the sale will be used to provide additional working capital for our group of companies.

Guangdong New Generation Management Limited entered into a Cooperation Framework Agreement, dated July 29, 2005, as subsequently amended, providing for the acquisition of interests in each of Guangdong Hao Shi Guang Travel Agency and Guangdong Kaixuan Transportation Co., Ltd, both owned by Guangdong Rising Hotel Group Limited. The primary business of Kaixuan Transportation Co., Ltd. is to provide coach-hire services in Guangzhou and the primary business of Hai Shi Guang Agency is to provide packaged tour services mainly for corporate clients.

Pursuant to such agreement, we have agreed to purchase 22.68% of the share capital of the Travel Agency. We have further agreed to increase our purchase of the share capital of the Travel Agency until we own 70% of the outstanding share capital. The purchase price will be calculated based on the net assets of the Travel Agency as of June 30, 2005, as determined by an independent certified public accountant in the Peoples’ Republic of China.

We have additionally agreed to purchase 70% of the Transportation Company during the period August 1, 2005 through July 31, 2006. The purchase price is to be calculated based on its net assets as of June 30, 2005, as determined by an independent certified public accountant in the Peoples’ Republic of China. We paid an initial deposit of approximately US$60,000 upon execution of the agreement and are required to pay an additional US$69,000 by January 27, 2006, with both amounts being deducted from the final purchase price.

Upon payment of the US$60,000 in June, we were transferred full operating authority for the Transportation Company. If the closing of the full 70% is not consummated by July 31, 2006, due to reasons outside of our control, we are not entitled to the return of any amounts previously paid. However, the net profit of the Transportation Company earned during such one year period will be received and accounted for as our revenue, irrespective of the purchase of 70% of its share capital by us. Our arrangement operates as a subcontracting agreement in which we are entitled to the net profit during the subcontracting period (i.e. period during which we have the full operating authority) as a fee payment for the non-refundable deposit totaling $129,000. Upon consummation of the full 70% acquisition by July 31, 2006, then, we become a shareholder owning 70% interest.

CRITICAL ACCOUNTING POLICIES

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavourable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we pay a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Valuation of long-lived assets

We review our long-lived assets for impairment, including property, plant and equipment, and identifiable intangibles with definite lives, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of our long-lived assets, we evaluate the probability that future undiscounted net cash flows will be greater than the carrying amount of our assets. Impairment is measured based on the difference between the carrying amount of our assets and their estimated fair value.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon customer payment history and current creditworthiness. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience credit loss rates similar to those we have experienced in the past. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers.

Goodwill on consolidation

Our long-lived assets include goodwill. SFAS No. 142 “Goodwill and Other Intangible Assets” requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit.

DESCRIPTION OF PROPERTY

Our main office and the Guangzhou World Trade Center Club facilities are located at 3rd Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, and the PRC 510620. Such office and club facilities are held pursuant to a lease from Guangzhou Silver Disk Property Management Co. Ltd., which provides for an aggregate monthly rental of approximately US$42,285 (RMB$350,000) and expires on July 31, 2007.

Our Beijing World Trade Center Club facilities are located at 2nd Floor, Office Tower II, Landmark Towers Beijing, 8 North Dongsanhuan Road, Beijing, the PRC. The five-year lease for the location of the Beijing WTC Club club facilities, which runs from February 1, 2004 to January 31, 2009, was executed by Beijing Landmark Towers Co Ltd. and Beijing WTC Club. The terms of the lease provide for an aggregate monthly rental amount and management fees of approximately US$14,640 (RMB$121,180) and contains a rent free period from February 1, 2004 to January 31, 2006.

Pursuant to the Share Exchange Agreement dated December 17, 2002, entered into by us and Mr. William Chi Hung Tsang, we acquired the entire issued share capital of General Business Network, which owned two commercial properties, one located at 20/F, Goldlion Digital Network Center, Unit 01-10, 138 Tiyu Road East, Tianhe, Guangzhou, the PRC (the “PRC Property”) and the other at Flat B, 12/F, Champion Center, 301-309 Nathan Road, Hong Kong (the “Hong Kong Property”). The PRC Property was sold in May 2005 for approximately $2.46 million. We rent out the Hong Kong Property at an annual rental income of US$13,077 (HK$102,000).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a acquisition agreement (the “Acquisition Agreement”) dated November 19, 2003, with Mr. William Chi Hung Tsang (“Mr. Tsang”), the owner of the 21st to 23rd Floor of Goldlion Digital Network Center, 138 Tiyu Road, Tianhe, Guangzhou 510620, the PRC (the “Premises”). Mr. Tsang assigned to us the rents and other consideration (the “Rental Income Right”) valued at $1,800,000. Mr. Tsang was issued 3,000,000 shares of our common stock and warrants to purchase an additional 6,000,000 shares of our common stock (the “Warrants”) for US$1,800,000 (US$0.60 per share). The Warrants may be exercised between December 5, 2003 and December 1, 2005 at an exercise price of US$0.75 per share. To date, Mr. Tsang has exercised the warrants to purchase up to 1,500,000 shares of our common stock and Mr. Tsang continues to hold a warrant to purchase up to 4,500,000 shares of our common stock until December 1, 2005.

The value of the Rental Income Right was determined by using the weighted average present value of the 5-year rental income rights of the Premises, or $1,824,178 (see below). This weighted average present value was based on the then actual rental income of the Premises, or $556,569. We then assumed the following percentages: (a) annual growth rate on the rental income of 3.0%, (b) rent free period and vacancy loss of 10%, and (c) business tax rate of 5.5%. We discounted each of these percentages back to November 2003 using the discounted rates between 5% and 25% with various weights of between 10% and 50%. The discounted values are as follows:

Weight	Discount Rate	Discounted Value	Weighted Value
50%	5%	$2,093,837	$1,048,919
40%	15%	$1,615,646	$646,258
10%	25%	$1,290,013	$129,001
Weighted Average Present Value			$1,824,178

By a Settlement Agreement dated December 5, 2003, we converted US$456,661.73 that was previously advanced by Mr. Tsang into 761,103 shares of common stock. In the quarter ended December 31, 2003, a personal guarantee was granted from Mr. Tsang in the amount of $19,231. As a result of these transactions, Mr. Tsang will beneficially own 71.82% of our shares of common stock, assuming exercise of all of his warrants.

We entered into several consulting agreements. On December 9, 2003, we issued 100,000 and 50,000 shares to Greentree Financial Group, Inc. and RR Inv Holding Inc., respectively. On December 11, 2003, we issued 500,000 shares each to TMT Consultant and Mr. Andy Lau for consultancy services provided. On December 16, 2003, we issued 100,000 shares to Wall Street Strategies, Inc. for consultancy services provided and in February 2004, we issued another 69,000 shares to Greentree Financial Group, Inc.

We entered into a relationship with respect to rent and related expenses with Guangzhou Goldlion City Properties Co., Ltd. and Guangzhou Cyber Strategy Limited in the approximate amount of $96,154, and Dimension Marketing Limited in the amount of $80,645. These amounts have been classified as current liabilities. The amounts due to related parties represent unsecured advances which are interest-free and repayable on demand.

On December 30, 2004, General Business Network (Holdings) Limited, a wholly-owned subsidiary of our company, and Guangzhou Goldlion Environmental Technology Company Ltd., an affiliate of William Chi Hung Tsang, our Chairman, entered into an Agreement for Purchase and Sale of the premises known as the 20th Floor of the Goldlion Digital Network Centre, Nos. 136 and 138 Ti Yu Dong Road, Tianhe District, Guangzhou PRC, pursuant to which Goldlion agreed to purchase the premises from General Business Network for US$2,456,521.70 in cash. The closing occurred on May 31, 2005, and Goldlion paid the purchase price for the premises to General Business Network.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began quotation on the Over-the-Counter Bulletin Board (“OTCBB”) on June 28, 2000 and was initially quoted under the symbol TXON before the symbol was changed to CHWT. On June 26, 2002, our common stock was delisted from trading on OTCBB because it was not deemed to be a current reporting company under the Securities and Exchange Act of 1934, as amended. Our common stock was then quoted under the symbol CWTD on the Pink Sheets from September 2002 to November 2003. As of November 26, 2003, our common stock was again quoted on the OTCBB, under the symbol CWTD.

The following table sets forth the range of closing bid prices of our common stock as quoted on the OTCBB and Pink Sheets LLP, respectively, during the periods indicated. The prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions.

		High(1)	Low
2005	Third Quarter	$2.56	$1.89
	Second Quarter	$3.25	$1.80
	First Quarter	$2.66	$1.90
2004	First Quarter	$9.20	$1.00
	Second Quarter	$5.00	$1.07
	Third Quarter	$9.95	$1.80
	Fourth Quarter	$4.50	$1.85
2003	First Quarter	$0.0001	(2)
	Second Quarter	$0.0001	(2)
	Third Quarter	$0.0001	(2)
	Fourth Quarter	$0.0001	(2)
2002	First Quarter	$0.001	(2)
	Second Quarter	$0.001	(2)
	Third Quarter	$0.001	(2)
	Fourth Quarter	$0.001	(2)

(1) We declared a 1 for 30 reverse stock split effective September 1, 2002. All reported historical information has been adjusted accordingly to reflect the impact of the reverse stock split.

(2) Information not available.

Our common stock is issued in registered form. Interwest Transfer Company in Salt Lake City, Utah, is the registrar and transfer agent for our common stock.

Effective September 1, 2002, we executed a 1 for 30 reverse stock split of the outstanding shares of common stock.

In September, 2002, we underwent a debt-for-equity capital restructuring and issued shares to eleven creditors for the settlement of debts and fees pursuant to settlement agreements, as follows:

Name of Creditor	Date (2002)	Cancellation of Indebtedness	No. of Shares
Mr. James Mak	September 8	$87,500	87,500
Mr. James Mak	September 8	$44,301	35,000
Mr. Roy Wu	September 9	$91,667	87,500
Mr. Alfred Or	September 10	$156,645	156,645
Mr. Andersen Chan	September 10	$60,000	60,000
Mr. Bernard Chan	September 8	$15,000	73,355
Superwear Limited	September 9	$220,000	500,000
Simple Fortune Inc.	September 9	$230,000	490,000
Sinogolf Limited	September 9	$245,977	510,000
Top-Trained Securities Limited	September 11	$944,628	1,000,000
Splendid Partner Holdings Limited	September 12	$317,980	500,000
I & V Ltd.	September 12	$317,979	500,000
TOTAL		$2,731,677	4,000,000

The shares of common stock delivered as consideration pursuant to the debt for equity restructuring were issued on January 22, 2003.

As a result of two share purchase agreements dated September 3, 2002 and December 17, 2002, respectively, and entered into between us and Powertronic Holdings Limited, on January 24, 2003 we issued a total of 2,000,000 shares of common stock and warrants to purchase up to 4,000,000 shares of common stock for a total purchase price of $1,000,000 to Powertronic Holdings Limited.

As a result of a share exchange agreement dated December 17, 2002 entered into between us and Mr. William Chi Hung Tsang, on January 24, 2003, we issued 4,000,000 shares of common stock and warrants to purchase up to 4,000,000 shares of common stock in exchange of 100% of the share capital of General Business Network (Holdings) Ltd.

As of September 30, 2005, there were 100 holders of record of 30,989,997 outstanding shares of our common stock, not including approximately 2,000 holders of our shares in street name.

Dividends

We have not previously paid any cash dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. It is the present intention of management to retain any earnings to provide funds for the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operation, financial condition, contractual and legal restrictions and other factors the board of directors deem relevant.

Penny Stock Characterization

The shares of our common stock are “penny stocks” within the definition of that term as contained in the Securities Exchange Act of 1934, as amended, which are generally equity securities with a price of less than $5.00. Our shares of common stock will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of our common stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $5,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the Selling Stockholders or other or other holders seeking to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be adversely affected, with concomitant adverse affects on the price of our securities.

There are 452,500 outstanding options to purchase shares of our common stock pursuant to the 2003 Non-Qualified Employee Stock Plan.

Agreements to Register

On December 5, 2003, a Registration Rights Agreement was executed by us conferring upon Chi Hung Tsang demand registration rights for (i) 3,000,000 shares of our common stock, and (ii) a two year warrant to purchase up to 6,000,000 shares of our common stock at an exercise price of US$0.75 per share. Upon written demand, we shall register the shares, the warrants and the shares issuable upon exercise of the warrants as soon as practicable and in no event later than 90 days from the notice. In addition, we must maintain the registration statement until all of the securities are sold or otherwise become freely tradable.

We have a Registration Rights Agreement, dated August 26, 2004, with the Purchasers under a Securities Purchase Agreement that was also executed on August 26, 2004, covering an aggregate of 2,321,003 shares of common stock issued to the Purchasers, and shares of common stock issuable to the Purchasers upon the exercise of warrants. In addition, we have a Registration Rights Agreement with Cornell Capital Partners, LP, dated November 15, 2004, covering the 14,285,714 shares of our common stock that may be registered for sale pursuant to the Standby Agreement, in addition to 375,000 shares of common stock issued to Cornell Capital and Duncan Capital as compensation pursuant to the Standby Agreement and Placement Agent Agreement.

Shares Eligible for Future Sale

Upon effectiveness of this registration statement, the 16,981,717 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, as amended, except for any shares held by our “affiliates”, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933, as amended.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

Currently, approximately 7,100,000 shares of our common stock are available for sale in accordance with the provisions of Rule 144. Additionally, future sales of stock owned by our affiliates may be permitted according to Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any of our executive officers during the years 2004, 2003 and 2002, except as described below. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by our chief executive officer and other executive officers earning in excess of $100,000 for the past three years.

SUMMARY COMPENSATION TABLE

Name of officer	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award (US$)	Securities Underlying Options (in shares)	LTIP payouts	All Other Compensation
John Hui, CEO	2004	57,692	—	—		67,500	—	—
John Hui, CEO	2003	147,436	—	—	—	—	—	—
John Hui, CEO	2002	140,321	—	—	—	—	—	—
William Chi Hung Tsang, Chairman & Director	2004	57,692			733,680	240,000
William Chi Hung Tsang, Chairman & Director	2003	141,026	—	—	—	—	—	—
C. M. Chan, Director	2004	—	—	—	198,705	65,000	—	—
C.M. Chan, Director	2003	30,769	—	—	—	—	—	—
Luo Chaoming, Director	2004	17,396	—	—	99,362	32,500	—	—
Bernard Chan, CFO	2004	—	—	—	218,399	—	—	—
Other Staff	2004	—	—	—		47,500	—	—
TOTAL	2004	—	—	—		452,500	—	—

Compensation of Directors

In 2001, we committed ourselves to compensate each of our Board of Directors with 2,000 shares of our common stock per annum. Board members typically meet on a bi-monthly basis.

2003 Non-Qualified Stock Compensation Plan

The following table sets forth information about our 2003 Non-Qualified Stock Compensation Plan adopted by our Board of Directors and filed with the Securities and Exchange Commission as Exhibit 10.1 to our Registration Statement on Form S-8 on October 28, 2003.

Shares remaining available for future issuance	Shares issuable upon exercise of options to be granted in the future	Weighted average exercise price of outstanding options

638,184	452,500	$0.673

Pursuant to the 2003 plan, we registered 2,000,000 shares of common stock and 1,000,000 options to purchase shares of common stock at $0.673 per share, for a total registration for issuance of 3,000,000 shares of common stock. The Compensation Committee of the Board of Directors will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with our company. The 2003 plan is intended to provide a method whereby our company may be stimulated by the personal involvement of our employees, directors, officers, consultants, advisors and other persons in our business and reward such involvement, thereby advancing the interests of our company and all of our shareholders.

As of the date of this registration statement, a total of 1,503,000 shares of common stock were issued to consultants and 985,000 options were issued to our management pursuant to our 2003 Non-Qualified Stock Compensation Plan. Of the 985,000 options issued to our management, 532,500 options were exercised in year 2004 and the remaining balance of 452,500 options can be exercised before December 31, 2005.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements of China World Trade for Year Ended December 31, 2004 and September 30, 2003	88

Audited Consolidated Financial Statements of China World Trade for Three Months Ended December 31, 2003 and Unaudited Consolidated Financial Statements of China World Trade for Three Months Ended December 31, 2002	120

Unaudited Condensed Consolidated Financial Statements of China World Trade for Three-Month and Nine-Month Periods Ended September 30, 2005 and 2004	132

Audited Consolidated Financial Statements of Guangzhou New Generation Commercial Management Limited as of March 31, 2004, December 31, 2003 and December 31, 2002	144

Unaudited Six-Month Financial Statements of Guangzhou New Generation Commercial Management Limited as of June 30, 2004	154

Audited Consolidated Financial Statements of Guangzhou Huahao Insurance Agency Limited as of March 31, 2004, December 31, 2003 and December 31, 2002	161

Unaudited Six-Month Financial Statements of Guangzhou Huahao Insurance Agency Limited as of June 30, 2004	170

Unaudited Pro Forma Condensed Consolidated Statement of Operations of China World Trade and Guangzhou New Generation Commercial Management Limited for the Year Ended December 31, 2004	176

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
China World Trade Corporation

We have audited the accompanying consolidated balance sheet of China World Trade Corporation (a Nevada corporation) and its subsidiaries as of December 31, 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2004 and September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China World Trade Corporation and its subsidiaries as of December 31, 2004 and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and September 30, 2003 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3(b) to the financial statements, the Company has suffered losses from operations during the year and has a negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3(b). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MOORES ROWLAND MAZARS

Chartered Accountants
Certified Public Accountants
Hong Kong

Date: April 14, 2005

China World Trade Corporation

Consolidated Statements of Operations

		Year ended December 31, 2004	Year ended September 30, 2003
	Note	US$	US$
Operating revenues	3(e)
Club and business centre		551,497	1,718,854
Business traveling services		1,671,605	—
Business value-added services		40,695	288,462
Rental		701,284	47,189
Trading and others		127,663	831,095
		3,092,744	2,885,600
Operating costs and expenses
Club and business centre		(91,415)	(450,002)
Business traveling services		(112,588)	—
Business value-added services		(1,841)	—
Rental		(403,735)	—
Trading and others		(120,224)	(763,167)
		(729,803)	(1,213,169)
Other expenses
Depreciation		(233,298)	(79,303)
Impairment losses on intangible assets	10	(222,676)	—
Impairment loss on goodwill	12	(388,118)	—
Impairment of property, plant and equipment	13	(594,343)	(106,975)
Selling, general and administrative expenses		(8,133,140)	(3,767,788)
		(9,571,575)	(3,954,066)
Loss from operations		(7,208,634)	(2,281,635)

Non-operating income (expense)
Other income		140,014	2,490
Interest expense		(65,909)	(14,811)
Equity in net loss of affiliate		—	(32,051)
Loss before income taxes and minority interests		(7,134,529)	(2,326,007)
Income taxes expense	5	(46,553)	—
Loss before minority interests		(7,181,082)	(2,326,007)
Minority interests		(413,311)	120,471
Net loss		(7,594,393)	(2,205,536)
Loss per share - Basic and diluted	3(s)	(0.36)	(0.23)
Weighted average number of shares used in calculating basic loss per share		21,102,405	9,699,264

The accompanying notes are an integral part of these financial statements.

China World Trade Corporation

Consolidated Statements of Operations

ASSETS		As of December 31, 2004
	Note	US$
Current assets
Cash and cash equivalents		1,824,268
Trade and other receivables	6	2,743,798
Rental and other deposits	7	1,702,856
Prepayments		63,007
Inventories	8	171,020
Short-term investments	9	24,163
Total current assets		6,529,112
Intangible asset	10	1,410,000
Property use rights	11	1,576,639
Goodwill	12	11,279,314
Property, plant and equipment, net	13	3,310,791
Total assets		24,105,856
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other payables	14	6,425,786
Deferred income		26,723
Short-term bank loan	15	1,812,229
Mortgage loan	16	448,418
Total current liabilities		8,713,156
Due to a shareholder	19(e)	320,536
Total liabilities		9,033,692
Minority interest		2,143,897
Commitments and contingencies	20	—
Shareholders’ equity
Preferred stock, par value of US$0.001 each; 10,000,000 shares authorized, none issued or outstanding		—
Common stock, par value of US$0.001 each; 50,000,000 shares authorized, 30,889,997 shares issued and outstanding as of December 31, 2004	22	30,890
Additional paid-in capital		30,817,729
Statutory reserves	25	44,403
Accumulated deficit		(17,964,755)
Total shareholders’ equity		12,928,267
Total liabilities and shareholders’ equity		24,105,856

The accompanying notes are an integral part of these financial statements.

China World Trade Corporation

Consolidated Statements of Shareholders’ Equity

	Common Stock
	No. of shares	Amount issued	Amount to be issued	Additional paid in capital	Statutory reserves	Accumulated deficit
		US$	US$	US$	US$	US$
Balance as of October 1, 2002	6,970,497	971	6,000	6,810,207	—	(7,190,979)

Cancellation of stock issued for services on October 1, 2002	(1,000,000)	—	(1,000)	(8,999)	—	—
Issuance of common stock to be issued on January 22, 2003	—	5,000	(5,000)	300,000	—	—
Common stock issued for acquisition of a subsidiary on January 24, 2003	4,000,000	4,000	—	3,196,000	—	—
Issuance of common stock for cash and services on January 24, 2003	1,000,000	1,000	—	799,000	—	—
Net loss	—	—	—	—	—	(2,205,536)

Balance as of September 30, 2003	10,970,497	10,971	—	11,096,208	—	(9,396,515)

The accompanying notes are an integral part of these financial statements.

China World Trade Corporation

Consolidated Statements of Shareholders’ Equity

		Common Stock
		No. of shares	Amount issued	Additional paid in capital	Statutory reserves	Accumulated deficit
	Note		US$	US$	US$	US$
Balance as of January 1, 2004		15,981,601	15,982	14,347,859	—	(10,325,959)
Common stock issued in exchange for services in February 2004	22I-(e)	244,000	244	374,956	—	—
Exercise of warrants on March 22, 2004	22(b)	1,500,000	1,500	1,123,500	—	—
Option issued in exchange for services on February 27, 2004	23(b)	—	—	311,200	—	—
Common stock issued in exchange for services on May 7, 2004	22(f)	24,027	24	99,976	—	—
Common stock issued as consideration for acquisition of a subsidiary on May 7, 2004	22(g)	80,000	80	239,920	—	—
Common stock issue in exchange for service on July 12, 2004	22(h)	50,500	51	160,149	—	—
Exercise of warrants on July 20, 2004	22(a)	2,000,000	2,000	1,148,000	—	—
Exercise of warrants on July 20, 2004	22(b)	1,500,000	1,500	1,378,500	—	—
Common stock issued as consideration for acquisition of a subsidiary on July 30, 2004	22(i)	4,081,238	4,081	7,459,687	—	—
Common stock issued as a compensation for termination of a contract	22(j)	2,000	2	4,998	—	—
Common stock issued upon 1st private placement	23	433,333	433	649,567	—	—
Modification of The 2003 Plan	3(g)	—	—	645,718	—	—
Exercise of options of The 2003 Plan	22(k)	370,857	371	—	—	—
Exercise of options for services	23(b)	58,552	58	—	—	—
Common stock issued in exchange for placement agent services	23	375,000	375	862,125	—	—
Warrant issued in exchange for placement agent services	23	—	—	288,427	—	—
Common stock issued upon 2nd private placement	23	966,667	967	1,449,034	—	—
Warrant issued for waiver of sole registrants	23	—	—	277,335	—	—
Exercise of warrants on December 15, 2004	22(a)	1,574,074	1,574	(1,574)	—	—
Exercise of warrants on December 15, 2004	22(b)	1,648,148	1,648	(1,648)	—	—
Net loss		—	—	—	—	(7,594,393)
Transfer to statutory reserves	25	—	—	—	44,403	(44,403)
Balance as of December 31, 2004		30,889,997	30,890	30,817,729	44,403	(17,964,755)

The accompanying notes are an integral part of these financial statements.

China World Trade Corporation

Consolidated Statements of Cash Flows

		Year ended December 31, 2004	Year ended September 30, 2003
	Note	US$	US$
Cash flows from operating activities:
Net loss		(7,594,393)	(2,205,536)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest		413,311	(120,471)
Amortization on intangible asset		360,000	—
Equity in net loss of affiliate		—	32,051
Depreciation		233,298	79,303
Impairment loss on property, plant and equipment		594,343	106,975
Impairment loss on goodwill		388,118	—
Impairment loss on intangible assets		222,676	—
Increase in deferred income		3,546	31,877
Provision for bad debts due from related companies		236,247	—
Stock, options and warrants issued for services		2,379,862	600,000
Cashless exercise of option		429	—
Staff compensation cost		645,718	—
Changes in working capital:
Trade and other receivables		4,361,173	(89,875)
Rental and other deposits		(329,535)	(11,484)
Prepayments		515,499	(23,299)
Inventories		(97,637)	(289,564)
Income taxes payable		37,400	—
Trade and other payables		891	1,222,960
Net cash provided from (used in) operating activities		2,370,946	(667,063)
Cash flows from investing activities:
Acquisition of a subsidiary		(3,301,464)	123,707
Acquisition of an affiliate		—	(32,051)
Acquisition of property, plant and equipment		(688,622)	(92,824)
Acquisition of intangible assets		(1,576,639)	—
Net cash used in investing activities		(5,566,725)	(1,168)
Cash flows from financing activities:
Capital contribution from minority shareholder of a subsidiary		—	106,225
Proceeds from issuance of shares upon exercise of warrants		3,655,000	—
Proceeds from issuance of shares upon private placements		2,100,001	—
Advance from a shareholder		320,536	—
Proceeds from new bank loan		604,076	812,820
Repayment of amount borrowed		(1,974,337)	(10,482)
Net cash provided by financing activities		4,705,276	908,563
Net increase in cash and cash equivalents		1,509,497	240,332
Cash and cash equivalents at beginning of year		314,771	32,888
Cash and cash equivalents at end of year		1,824,268	273,220
Analysis of balances of cash and cash equivalents
Cash and bank balances		1,824,268	273,220
Supplemental disclosure information:
Interest paid		61,157	14,811
Income taxes paid		9,153	—
Non-cash investing and financing activities
Stocks, options and warrants issued for services		3,025,580	600,000
Purchase of subsidiaries by:
- issuance of common stock		7,706,383	3,200,000
- purchase consideration in arrear		120,000	—

The accompanying notes are an integral part of these financial statements.

China World Trade Corporation

Notes to Financial Statements

1.    ORGANIZATION AND NATURE OF BUSINESS

China World Trade Corporation (“China World Trade Corp.”) was incorporated under the laws of the State of Nevada on January 29, 1998 as Weston International Development Corporation. On July 28, 1998, the name was changed to Txon International Development Corporation. On September 15, 2000 China World Trade Corp. changed to its existing name. China World Trade Corp. acts as an investment holding company.

Details of the major subsidiaries and their principal activities as of the date of this registration statement are summarized below:

Name of company	Date of acquisition/ formation	Place of incorporation	Equity interest owned by the Company	Principal activities
Virtual Edge Limited	August 14, 2001	BVI	100%	Investment holding
General Business Network (Holdings) Limited	January 24, 2003	Hong Kong	100%	Investment holding and properties investment
Guangzhou World Trade Centre Club	December 29, 2001	PRC	75%	Club services
Polysend Trading Limited	March 6, 2003	Hong Kong	100%	Leather trading
Beijing World Trade Centre Club	April 1, 1999	PRC	75%	Club services
Sino Platform Limited	January 4, 2004	BVI	100%	Investment holding
WTC Link International Limited	February 4, 2004	Hong Kong	60%	Investment holding
China Chance Enterprises Limited	January 26, 2004	BVI	100%	Investment holding
CEO Clubs China Limited	May 7, 2004	Hong Kong	51%	Licensing
Guangzhou New Generation Commercial Management Limited	August 2, 2004	PRC	51%	Travel ticketing agency and investment holding
General Business Network (Guangzhou) Company Limited	December 25, 2002	PRC	100%	Investment holding and property holding
Guangzhou WTC Link Limited	June 21, 2004	PRC	60%	Customer relationship management
Guangzhou Airport Tour Service Limited	August 2, 2004	PRC	25.6%	Travel ticketing agency
Guangzhou New Generation Commercial Tour Service Limited	July 29, 2004	PRC	25.6%	Room booking services and travel ticketing agency
Guangzhou Xinyou Foreign Enterprise Services Limited	May 18, 2004	PRC	30.6%	Garment trading
Guangzhou Hongyan Travel Services Limited	July 17, 2004	PRC	30.6%	Travel ticketing agency
Guangzhou Huahao Insurance Agency Limited	January 15, 2002	PRC	31.6%	Insurance agency

China World Trade Corporation

Notes to Financial Statements

2.    CHANGE IN FINANCIAL YEAR

Effective for financial year 2004, the Company changed its financial year end from September 30 to December 31 of each year. As a result of this change, the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of shareholders’ equity are presented for the financial year ended December 31, 2004 and September 30, 2003. In addition, the consolidated balance sheet as of December 31, 2004 is presented.

For comparative purposes only, the following table presents the condensed results of operations for the three-month periods ended December 31, 2003 and 2002:

	Three-month period ended December 31, 2003 (Audited)	Three-month period ended December 31, 2002 (Unaudited)
	US$	US$
Operating revenues
Club and business centre	178,048	413,405
Business value-added services	707,028	96,154
	885,076	509,559
Operating costs and expenses
Club and business centre	(23,507)	(108,702)
Business value-added services	(655,933)	—
	(679,440)	(108,702)
Other expenses
Depreciation	(15,132)	(1,681)
Amortization of intangible assets	(30,000)	—
Selling, general and administrative expenses	(1,148,005)	(780,576)
	(1,193,137)	(782,257)
Loss from operations	(987,501)	(381,400)
Non-operating income (expense)
Other income	62,557	40
Interest expense	(4,500)	—
Loss before income taxes and minority interests	(929,444)	(381,360)
Income taxes expense	—	—
Loss before minority interests	(929,444)	(381,360)
Minority interests	—	79,949
Net loss	(929,444)	(301,411)
Loss per share - Basic	(0.07)	(0.05)
Weighted average number of shares used in calculating basic loss per share	12,640,865	5,970,497

China World Trade Corporation

Notes to Financial Statements

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of accounting
The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”). The measurement basis used in the preparation of the financial statements is historical cost.

(b)   Preparation of financial statements
The Company has a negative working capital of US$2,184,044 as of December 31, 2004. In addition, the Company had net loss of US$7,594,393 and US$2,205,536 for the years ended December 31, 2004 and September 30, 2003 respectively.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital through additional equity funding and attaining profitable operations in the future. Management has developed a strategy, which it believes can be accomplished and will enable the Company to operate in the future. However, there can be no assurance that the Company will be successful with its efforts to attain profitable operations. Moreover the Company entered into agreements relating to private placements to obtain additional financing (see note 23). The inability of the Company to secure additional financing and attain profitable operations in the near term could adversely impact the Company’s business, financial position and prospects.

(c)   Principles of consolidation
The consolidated financial statements include the financial information of the Company and its subsidiaries. The results of subsidiaries acquired or disposed of during the year are consolidated from or up to the date of their effective dates of acquisition or disposal respectively.

Control is normally determined based on ownership of a majority of a company’s voting common stock. The Company has no interests in variable interest entities.

All material intercompany balances and transactions have been eliminated on consolidation.

(d)   Goodwill on consolidation
Goodwill represents the excess of the purchase consideration payable in acquisitions of subsidiaries over the fair value of the net assets acquired at the time of acquisition. Goodwill on consolidation is stated at cost when it arises. As part of an ongoing review of the valuation of goodwill, management assesses the carrying value of the goodwill to determine if changes in facts and circumstances suggest that it may be impaired. If this review indicates that the goodwill is not recoverable, the carrying value of the goodwill would be reduced to its estimated fair market value.

On disposal of a subsidiary, any attributable amount of purchased goodwill is included in the calculation of the gain or loss on disposal.

(e)	Revenue recognition
(i)	Club and business centre
The Company, through its Business Club, provides members a commercial and recreational service, education programs and business networking programs. The Company generally records membership revenue as deferred income on its consolidated balance sheets and recognizes it over the membership period. Revenues generated from memberships that are subject to a pro rata refund are recognized ratably over the membership period.

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)   Revenue Recognition (continued)
(ii)    Business traveling services
The Company engages in the air-ticketing, hotel room booking and travel agency businesses and receives commissions from travel suppliers for air travel, hotel rooms, vacation packages and cruises booked through its toll-free call center, websites and reseller network. Commissions from travel providers are recognized upon delivery of the appropriate confirmation or air ticket to the customers. Commissions from hotel room booking are recognized upon the confirmation of a customer’s stay with the hotel. The Company is not the primary obligor of the arrangement of these services and revenue is reported net in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

For information purposes, the commission income of the Company was derived from air-ticketing services with total values as follows:

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Value of air-ticket fare	54,890,272	—

Life and accident insurance agency business
The Company engages in the life and accident insurance agency business in PRC. Commission revenues from the carriers for life and accident insurance are received and recognized during the underlying policy period.

For information purposes, the commission income of the Company was derived from insurance policies with total premium income as follows:
	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Premium income of insurance policies	2,489,675	—

(iii)    Business value-added services
Revenues from various business consultancy services contracts are recognized as services are provided. There are two basic types of services contracts: (1) fixed price (or flat fee basis) services contracts and (2) services contracts which may or may not be signed in advance for similar service on a success basis (success fee basis). Fixed price services contracts are generally performed evenly over the contract period, and, accordingly, revenue is recognized on a pro-rata basis over the life of the contract. Revenues derived from other services contracts are recognized when the services are performed in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition, revised and updated.” Expenses related to all services contracts are recognized as incurred.

(iv)    Rental
Leased business facilities
The Company also leases business facilities to members of the Club. The lease revenues are recognized based on the lease term of the facilities.

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)   Revenue recognition (continued)
(v)    Trading and others
Sales of goods
The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

(f)    Deferred income
Deferred income represents unamortized non-refundable admission fees membership fees and licensing fee received but the related services, or portion of the services, have not yet been rendered.

(g)   Stock-based compensation
The Company records compensation expense for stock-based employee compensation plans using the intrinsic value method in which compensation expense, if any, is measured as the excess of the market price of the stock over the exercise price of the award on the measurement date.

On December 31, 2003, the Board of Directors adopted a stock option plan (The 2003 Plan). The 2003 Plan allows the Board of Directors to grant stock options to various employees of the Company. 1,000,000 stock options were granted in accordance with the terms of the 2003 Plan on December 31, 2003 to certain officers and directors at an exercise price of US$0.673 per share. The stock options will vest and become exercisable according to the following schedule:

On April 30, 2004:	25%
On December 30, 2004:	25%
Each quarter thereafter:	6.25% (until fully vested)

By an ordinary resolution passed at a directors’ meeting held on October 31, 2004, the option holders of The 2003 Plan were allowed to begin exercising 50% of the total entitlements as of November 1, 2004 (ahead of the original entitlement on December 30, 2004) and on a cashless basis. The terms and conditions of the remaining 50% of their entitlements under The 2003 Plan shall stay the same.

As the exercise price of the Company’s incentive stock options is higher than the market price of the underlying stock on the date of grant, pursuant to APB Opinion No. 25, no compensation expense has been recognized for stock options granted to employees at the date of grant.

Following modification the options granted under The 2003 Plan, the modified award (i.e. 50% of the total entitlements) was fully vested at October 31, 2004. The new measurement of stock-based compensation was required and based on the intrinsic value of the Company’s common stock at the date immediately prior to the modification (i.e. October 31, 2004). The compensation cost was recognized in the consolidated statement of operations and the same amount was credited to the Company’s additional paid-in capital.

Had compensation expense for the same stock options been determined based on their fair values at the dates of grant and been amortized over the period from the date of grant to the date that the award is vested, as consistent with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been reported as follows:

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)	Stock-based compensation (continued)

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Net loss, as reported	(7,594,393)	(2,205,536)
Total stock-based employee compensation expense determined under intrinsic value based on method for all awards, net of tax	645,718
Total stock-based employee compensation expense determined under fair value based on method for all awards, net of tax	(891,425)	—
Pro forma	(7,840,100)	(2,205,536)
Loss per share - Basic and diluted
As reported	(0.36)	(0.23)
Pro forma	(0.37)	(0.23)

The fair value of the options granted is estimated on the date of grant and date of modification using a Black-Scholes option pricing model with the following weighted average assumptions used:

	Date of grant	Date of modification
Expected dividend yield	None	None
Risk-free interest rate	2.1%	2.6%
Expected stock price volatility	224%	210%
Expected life of options	3 years	2.2 years

The weighted average fair value per option granted at the date of grant and date of modification was US$0.62 and US$1.97 respectively. For purposes of pro forma disclosure, the estimated fair value of the options is amortized on a straight line basis to expense over the options’ vesting periods, i.e., 3 years as prescribed under The 2003 Plan.

(h)   Statement of cash flows
Cash equivalents are defined as short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent only when it has a maturity of three months or less from its acquisition date.

(i)    Translation of foreign currency
The subsidiaries maintain their accounting books and records in United States Dollars (“US$”), Hong Kong Dollars (“HK$”) and Renminbi (“RMB”). Foreign currency transactions during the year are translated to functional currencies of the respective subsidiaries at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at year end are translated at the approximate rates of exchange ruling at the balance sheet date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statements of operations.

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)   Translation of foreign currency (continued)

On consolidation, the financial statements of the subsidiaries whose accounting books and records are denominated in currencies other than US$ are translated into US$ using the closing rate method, whereby the balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year.

All exchange differences arising on consolidation are recorded within equity. Historically, foreign exchange transactions have not been material to the financial statements.

(j)   Concentration of credit risk
The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

(k)   Property, plant and equipment and depreciation
Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment loss.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Major costs incurred in restoring assets to their normal working conditions are charged to the income statement. Improvements are capitalised and depreciated over their expected useful lives.

The gain or loss arising from the retirement or disposal of property, plant and equipment is determined as the difference between the estimated net sales proceeds and the carrying amount of the assets and is recognized as income or expense in the income statement.

Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account of their estimated residual values, using the straight-line method, at the following rates per annum:

Leasehold land and buildings	50 years
Leasehold improvements	2 – 3 years
Furniture and fixtures	5 – 10 years
Office and computer equipment	3 – 5 years
Motor vehicles	6 years

(l)   Impairment of long-lived assets
Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment is measured as the difference between the carrying amount and fair value of the asset. Goodwill will not be allocated to long-lived assets when tested for impairment.

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)   Property-use rights
Property-use rights are stated at cost less accumulated amortization and impairment losses. Costs of the property-use rights are amortized over the term of the relevant rights on a straight line basis.

(n)   Intangible asset
The intangible asset represents the rental income stream acquired capitalized and is amortized on a straight-line basis over five years.

(o)   Inventories
Inventories are stated at the lower of cost or market. Cost, which comprises all costs of purchase and, where applicable, other costs that has been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method. Estimated losses on inventories represent reserves for obsolescence, excess quantities, irregular and slow moving inventory. The Company estimates the loss / write-down on the basis of its assessment of the inventory’s net realizable value based upon current market conditions and historical experience.

(p)   Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable and receivable under operating leases are recognized as expense and revenue on the straight-line basis over the lease terms.

The Company leases certain premises under non-cancellable operating leases. Rental expenses under operating leases were US$564,198 and US$698,694 for the years ended December 31, 2004 and September 30, 2003 respectively.

(q)   Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

(r)   Use of estimates
The preparation of the financial statements in conformity with USGAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation, taxes and contingencies.

(s)   Loss per share
Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common stocks outstanding during the years.

At the end of each year, the Company had outstanding stock warrants and options whose exercise or conversion could, under certain circumstances, further dilute loss per share. The following shares of potentially issuable common stock were not included in the above weighted average shares outstanding because to do so would have had an anti-dilutive effect on loss per share for the years presented.

China World Trade Corporation

Notes to Financial Statements

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	As of December 31, 2004	As of September 30, 2003
Warrants	5,421,002	8,000,000
Options	1,852,500	—
	7,273,502	8,000,000

(t)    Segment reporting
The Company adopted SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. Segment information is disclosed in Note 26 to the financial statements.

(u)   Allowance for doubtful accounts
The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Trade and other receivables are presented net of an allowance for doubtful accounts of US$4,171,634 as of December 31, 2004.

(v)   New accounting pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 151 “Inventory Costs, an Amendment of ARB No. 43, Chapter 4”. This statement amends ARB No. 43, Chapter 4 to clarify that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” and that fixed production overheads should be allocated to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005; however, earlier application is permitted for inventory costs incurred during fiscal year beginning after November 23, 2004. The provisions of SFAS No. 151 should be applied prospectively. The Company believes that SFAS No. 151 will not have a significant impact on its financial statements when it is adopted.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. This statement provides investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees”. Public entities that file as small business issuers will be required to apply this statement as of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this pronouncement may impact the Company’s results of operations or financial position and the management is conducting a detailed assessment.

4.    ACQUISITIONS

The purchase price of acquisitions has been allocated over the carrying amounts of the acquired assets and liabilities, which approximated their fair values as most of them were current. The property, plant and equipment acquired mainly represented properties and motor vehicles which were valued by a professional valuator and the Company’s directors, respectively, before acquisition. The directors considered that these dates were very close to the date of acquisition and no material change in value was expected.

China World Trade Corporation

Notes to Financial Statements

4.	ACQUISITIONS (CONTINUED)

(a)
On May 7, 2004, the Company acquired 51% interests of CEO Clubs China Limited (“CEO Clubs China”). CEO Clubs China was incorporated in Hong Kong and holds an exclusive right for licensing the brand name “CEO Club” in the PRC. The exclusive right acquired is separately allocated as an intangible asset.

Details of the identifiable assets acquired at the date of acquisition are as follows:

US$
Assets acquired
Trade and other receivable	1,282
Intangible asset	222,676
Goodwill	136,670
Net assets acquired	360,628
Shared by minority interest	(628)
360,000
Satisfied by:
Issuance of common stock	240,000
Purchase consideration in arrear	120,000
Consideration	360,000

In addition to the above consideration of US$360,000, the Company has committed to inject cash of US$120,000 to the newly acquired subsidiary as operating funds.

(b)
Pursuant to an amendment to the Articles of General (Guangzhou) Business Network Limited, dated May 26, 2004, the registered capital was increased from US$64,102 to US$1,983,974 which was wholly contributed by the Company. Before the increase in registered capital, the Company had 50% interest in General Business Network(GZ) and recognized it as an associate. The Company acquired the remaining capital of General Business Network(GZ) on July 26, 2004.

Details of the identifiable assets acquired and liabilities assumed at the date of acquisition are as follows:

US$
Assets acquired
Property, plant and equipment	1,047
Cash and cash equivalents	76,881
Trade and other receivables	1,484,040
Prepayments	4,078
Goodwill	176,299
1,742,345
Liabilities assumed
Trade and other payables	(47,239)
Short-term bank loans	(1,631,006)
(1,678,245)
Net assets acquired	64,100
Equity in net loss of General Business Network(GZ) in previous years	(32,051)
Consideration - cash	32,049

China World Trade Corporation

Notes to Financial Statements

4.	ACQUISITIONS (CONTINUED)

(c)
On April 20, 2004, a wholly-owned subsidiary of the Company (the “Transferee”) entered into an Equity Transfer Agreement (the “Agreement”) with the major shareholders of Guangzhou New Generation Commercial Management Limited and Guangzhou Huahao Insurance Agency Limited the (“Transferors”), pursuant to which the Transferee would acquire from the Transferors 51% interest in New Generation (the “Acquisition’) for an aggregate consideration of approximately US$11,127,000 of which US$3,640,000 was to be paid in the form of cash and US$7,487,000 was to be paid in the form of restricted shares issued by the Company. The Agreement also contemplated a loan agreement in the amount of US$3,640,000 pursuant to which one of the Transferors would loan the said amount to New Generation as part of the transaction. On June 1, 2004, a supplementary agreement to the Agreement was entered into by making several changes to the Agreement, amongst which the aggregate consideration was reduced to US$10,198,041, of which US$2,731,658 was to be paid in the form of cash and US$7,466,383 was to be paid in the form of restricted shares of the Company.

Completion of the acquisition of New Generation Group enables the Company to expand its business to the high growth, travel-related businesses. The acquisition has been accounted for under the purchase method of accounting. The purchase price of US$10,198,041 was allocated to the assets and liabilities acquired based on their estimated fair value at the date of acquisition. This allocation has resulted in acquired goodwill of US$8,652,530 in a condition that a preacquisition contingency relating to the collectibility of an other receivable amount was not determined. The determination of the latest fair value of the acquired New Generation’s assets resulted in an increase of goodwill by US$2,450,485 principally due to the changes from initially determined values of that receivable amount. The results of New Generation Group have been included in the consolidated financial statements since the acquisition date.

The major acquired businesses were air-ticketing and insurance businesses. The directors have considered paragraph 39 of SFAS No. 141 for recognizing an asset which is separable from the acquired entity but the criteria for recognition was not met. The directors have also considered the characteristics of the acquired businesses and found that they did not meet the criteria for recognition as an asset apart from goodwill. Although the businesses are providing services to their customers, no customer-related intangible assets were recognized as the customer base is a group of customers that are not known or identifiable to the entity.

Details of the identifiable assets acquired and liabilities assumed at the date of acquisition are as follows:

US$
Assets acquired
Property, plant and equipment	2,166,618
Cash and cash equivalents	567,546
Trade and other receivables	3,285,584
Rental and other deposits	1,116,152
Prepayments	17,833
Short-term investments	24,163
Goodwill	11,103,015
18,280,911
Liabilities assumed
Trade and other payables	(6,874,717)
Short-term bank loans	(1,208,153)
(8,082,870)
Net assets acquired	10,198,041

US$
Satisfied by:
Issuance of common stock	7,466,383
Cash	2,731,658
Consideration	10,198,041

China World Trade Corporation

Notes to Financial Statements

4.	ACQUISITIONS (CONTINUED)

(d)
The Company’s consolidated results of operations have incorporated CEO Clubs China and New Generation on a consolidated basis from the date of acquisition. The following unaudited pro forma information presents a summary of the consolidated results of operations as if the acquisitions had taken place on January 1, 2004.

Year ended December 31, 2004
US$

Operating revenues	6,414,430

Net loss	(6,745,580)

Loss per share – Basic	(0.32)

5.	INCOME TAXES

The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operated.

The Hong Kong subsidiaries incurred losses for taxation purposes for the year and thus Hong Kong Profits Tax has not been provided.

Several PRC subsidiaries are subject to PRC Enterprise Income Taxes (“EIT”) on an entity basis on income arising in or derived from the PRC. Income tax expense comprises of the following:

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Current taxes arising in foreign subsidiaries for the year	(46,553)	—

China World Trade Corporation

Notes to Financial Statements

5.	INCOME TAXES (CONTINUED)

Reconciliation to the expected statutory tax rate in the PRC of 33% (2003: 33%) is as follows:

	Year ended December 31, 2004	Year ended September 30, 2003
	%	%
Statutory rate	33.0	33.0
Non-deductible expenses	(9.9)	(15.8)
Tax effect of net operating losses	(23.6)	(12.5)
Unrecognised temporary differences	0.2	(2.6)
Subsidiary not subject to tax	(1.3)	3.1
Tax rate differential between subsidiaries	(1.3)	(5.2)
Over provision in prior years related to a newly-acquired subsidiary	2.0	—
Others	0.2	—

	(0.7)	—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

As of December 31, 2004
US$

Deferred tax assets
Net operating loss	9,055,752
Depreciation	101,462
Deferred expenditure	3,745,025

12,902,239
Valuation allowance	(12,902,239)

Total deferred tax assets	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

China World Trade Corporation

Notes to Financial Statements

6.    TRADE AND OTHER RECEIVABLES

		As of December 31, 2004
	Note	US$
Trade receivables		1,467,618
Due from related parties	19(c)	1,253,479
Other receivables		22,701
		2,743,798

7.    RENTAL AND OTHER DEPOSITS

Included in rental and other deposits are deposits paid to Guangzhou Goldlion City Properties Co., Ltd. of US$209,735 as of December 31, 2004. For relationship with the Company, please refer to note 19(a) to these financial statements.

8.    INVENTORIES

As of December 31, 2004
US$
Trading goods	152,892
Food and beverage	18,128
171,020

Inventories are presented net of an allowance for valuation allowance for inventory losses of US$16,204 as of December 31, 2004.

9.    SHORT-TERM INVESTMENTS

The balance represents “available-for-sale” mutual funds made up of debt and equity securities. As at the balance sheet date, as the cost approximated to the fair value, no gain or loss was recognized.

10.   INTANGIBLE ASSET
Pursuant to an agreement entered between the Company and Mr. William Tsang dated November 19, 2003, the Company acquired the after-tax rental income of a property located in Guangzhou, the PRC for a five-year period commencing from December 1, 2003. The Company acquired the after-tax rental income at a consideration of the issuance of 3,000,000 newly issued shares of the Company and a two-year warrant to purchase up to 6,000,000 shares of the common stock of the Company. The rental income stream acquired has been capitalized as an intangible asset and is amortized on a straight-line basis over five years.

As of December 31, 2004
US$
Carrying value, beginning of year	1,770,000
Amortization	(360,000)
Carrying value, end of year	1,410,000

An intangible asset of US$222,676 arising from the acquisition of CEO Clubs China, as mentioned in note 4 above, was impaired during the year.

China World Trade Corporation

Notes to Financial Statements

11.   PROPERTY USE RIGHTS

Pursuant to agreements entered into between a subsidiary of the Company, GNGMC, and Guangzhou Huahao Industries Group Co. Limited and Chen Zeliang dated December 28, 2004, GNGMC acquired the property use rights of their office premises located in Guangzhou for a 41-year period and 42-year period commencing from the date of agreements to October 30, 2045 and March 30, 2046 respectively. The total consideration of these transactions were US$1,576,639. The property use rights acquired have been capitalized and are being amortized on a straight-line basis over their lease terms.

12.   GOODWILL

As of December 31, 2004
US$
Carrying value, beginning of year	251,448
Goodwill acquired	11,415,984
Impairment loss	(388,118)
Carrying value, end of year	11,279,314

Details of the goodwill acquired during the year are summarized in note 4 above.

During the year, management reviewed the carrying value of goodwill. In view of the fact that two of the subsidiaries have sustained losses, full provision for impairment loss on the carrying value of the goodwill of US$388,118 was made and is included in the consolidated statement of operations for the year ended December 31, 2004.

13.   PROPERTY, PLANT AND EQUIPMENT, NET

As of December 31, 2004
US$
Leasehold land and buildings	3,292,952
Leasehold improvements	595,599
Furniture and fixtures	42,163
Office and computer equipment	368,586
Motor vehicles	219,969
4,519,269
Less: Accumulated depreciation and impairment loss	(1,208,478)
Net book value	3,310,791

In view of the operating loss experienced by the club operations of the Company, management considers that impairment losses of US$368,509, US$9,306 and US$21,798 should be recognized on the leasehold improvements, office equipment and furniture and fixtures respectively carried on the balance sheet. These losses have been recognized as expenses and included in the consolidated statement of operations.

A subsidiary of the Company entered into a sale and purchase agreement with, Guangzhou Goldlion Environmental Technology Company Limited, a related party, on December 30, 2004. Pursuant to the agreement, the subsidiary would dispose of the leasehold land and buildings located in the PRC at a consideration of US$2,456,522. The completion date of the transaction is expected on or before May 31, 2005. The management considered that the selling price is lower than the carrying amount and employed a surveyor to assess the market price of the leasehold land and buildings as of December 31, 2004 by using an investment approach. As a result, an impairment of US$194,730 should be recognised on the leasehold land and buildings carried on the balance sheet. This loss has also been recognized as an expense and included in the consolidated statement of operations and the leasehold land and buildings are included in the segment of “Rental”.

China World Trade Corporation

Notes to Financial Statements

14.   TRADE AND OTHER PAYABLES

		As of December 31, 2004
	Note	US$

Trade payables		2,367,127
Bills payable		168,525
Tax payable		1,191,020
Tax payable - surcharge		1,004,377
Accrued charges		385,105
Other payables		528,199
Due to related parties	19(d)	112,047
Deposits received		669,386
		6,425,786

15.   SHORT-TERM BANK LOAN

Guangzhou Huahao Industries Holdings Limited, Guangzhou XZR International Travel Services Limited, Chen Ze Liang and a third party, Guangzhou Yinda Guarantee Service Company Limited provided corporate and personal guarantee to the bank against the bank loans granted to the Company. Please refer to note 19 to these financial statements for details of relationship of these guarantors with the Company.

16.   MORTGAGE LOAN

The Company obtained a bank loan from a commercial bank in Hong Kong to finance its operations. The loan is collateralized by the Company’s properties located in the PRC. As management has decided to repay early the mortgage loan in 2005, the outstanding loan balance is classified as current liabilities as of December 31, 2004.

17.   BANKING FACILITIES

The Company had various lines of credit under banking facilities as follows:

As of December 31, 2004
US$
Facilities granted
Committed credit lines	2,455,231

Utilized
Committed credit lines	1,220,989

Unutilized facilities
Committed credit line	1,234,242

Details of guarantees and related parties transactions in relation to these banking facilities are disclosed in notes 18 and 19(b) respectively.

18.   PLEDGE OF ASSETS

The Company has pledged land and buildings with a net book value of US$2,454,567 to secure general banking facilities granted to the Company.

China World Trade Corporation

Notes to Financial Statements

19.   RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Beijing Wanlong Economic Consultancy Corporation Ltd.	PRC business affiliate of a subsidiary
Bernard Chan	An officer and a shareholder of the Company
Bobby Yu	A former director of a subsidiary
Chan Chi Ming	A director of the Company
Chen De Xiong	A shareholder of a subsidiary
Chen Zeliang	A shareholder and director of the Company
Dimension Marketing Limited	A shareholder of a former subsidiary
Guangzhou City International Exhibition Co.	PRC business affiliate of a subsidiary
Guangzhou Cyber Strategy Limited	A company in which a director of the Company has beneficial interest
Guangzhou Goldlion City Properties Co., Ltd.	A company controlled by close family members of a director
Guangzhou Goldlion Commercial Co., Ltd.	A company controlled by close family members of a director
Guangzhou Sanranxin Travel Ltd	A company in which a director of the Company has beneficial interest
Guangzhou XZR International Travel Services Limited	A company in which a shareholder of the Company has beneficial interest
Health & Wealth Inc.	A company in which a director of the Company has beneficial interest
Ho Chi Kin	An independent director of the Company
Huahao Industries Group Co. Ltd.	A shareholder of a subsidiary
Huang Ze Hua	A shareholder of a subsidiary
James Mak	A shareholder of the Company
John Hui	A director of the Company
Li Jingping	A director of a subsidiary
Cui Wencheng	A shareholder of the Company
Luo Chao Ming	A director of the Company
Ringo Leung	A former director of the Company
Simon Guo	A director of a subsidiary
Suo Hong Xia	A shareholder of a subsidiary
Top Link Ventures Limited	A company in which a director of the Company has beneficial interest
Union East Consultants Limited	A company in which a former director of the Company has beneficial interest
William Tsang	A shareholder and director of the Company
Xelex Inc.	A company in which an officer and a shareholder of the Company is a director
Yang Xiu	A shareholder of the Company
Zhao Lin	A shareholder of the Company

China World Trade Corporation

Notes to Financial Statements

19.	RELATED PARTY TRANSACTIONS (CONTINUED)

(b)   Summary of related party transactions

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Assets purchased from
Dimension Marketing Limited	—	691
Huahao Industries Group Co. Ltd.	1,576,639	—
Suo Hong Xia	235,590
Chen Zeliang	125,285	—

As of December 31, 2004, the titles of leasehold land and buildings of US$206,232 and US$89,162 purchased from Suo Hong Xia and Chen Zeliang have not been transferred to the Company and the procedures are still in progress.

	Year ended December 31, 2004	Year ended September 30, 2004
	US$	US$
Allowance for doubtful accounts to
Guangzhou Cyber Strategy Limited	236,247	—

Consultancy fee expenses to
Beijing Wanlong Economic Consultancy Corporation Ltd.	18,122	18,122
Bernard Chan	2,564	17,948
Bobby Yu	—	8,462
Chan Chi Ming	—	30,769
Guangzhou City International Exhibition Co.	18,122	18,122
Guangzhou Cyber Strategy Limited	1,938	—
Health & Wealth Inc.	—	15,024
Ho Chi Kin	3,000	—
John Hui	57,692	146,436
Luo Chao Ming	17,397	—
Ringo Leung	5,128	—
Top Link Ventures Limited	61,538	—
William Tsang	57,692	141,026
Xelex Inc.	56,410	—

Rent and related expenses to
Dimension Marketing Limited	—	2,692
Guangzhou Goldlion City Properties Co., Ltd. and Guangzhou Goldlion Commercial Co., Ltd.	455,744	713,044
Huahao Industries Group Co. Ltd.	46,103	—

Consultancy fee income from
Guangzhou Cyber Strategy Limited	—	288,462

Membership fee income from
Guangzhou Cyber Strategy Limited	—	48,024
Union East Consultants Limited	16,008	32,016

Personal guarantee granted from
Mr. William Tsang	19,231	19,231

Traveling expenses to
Guangzhou Sanranxin Travel Ltd.	4,139	—

China World Trade Corporation

Notes to Financial Statements

19.	RELATED PARTY TRANSACTIONS (CONTINUED)

(c)   Due from related parties

As of December 31, 2004
US$
Huahao Industries Group Co. Ltd.	350,989
Huang Ze Hua	360,029
Chen De Xiong	542,461
Classified as current assets	1,253,479

The amounts due from related parties as of December 31, 2004 represented unsecured advances which were interest-free and repayable on demand. During the fourth quarter of 2004, the Company determined that receivables in the amount of US$236,247 were uncollectible and a provision for doubtful debts has been made accordingly.

(d)   Due to related parties

As of December 31, 2004
US$
Suo Hong Xia	24,163
Mr. Ringo Leung	1,094
Mr. John Hui	3,625
Guangzhou Goldlion City Properties Co., Ltd.	3,784
Guangzhon Sanranxin Travel Ltd.	4,178
Beijing Wanlong Economic Consultancy Corporation Ltd.	18,122
Cui Wencheng	5,808
Yang Xiu	3,744
Simon Guo	14,471
Li Jingping	30,249
Zhao Lin	2,809
Classified as current liabilities	112,047

The amounts due to related parties as of December 31, 2004 represented unsecured advances which were interest-free and repayable on demand.

(e)   Due to a shareholder

The amount due to Mr. William Tsang represented unsecured advances which were interest-free and not repayable within one year.

China World Trade Corporation

Notes to Financial Statements

20.   OPERATING LEASE COMMITMENT

(a)   Operating lease payables

As of December 31, 2004, the Company has total outstanding commitments not provided for under non-cancellable operating leases, which are payable as follows:

As of December 31, 2004
US$
2005	673,445
2006	690,087
2007	451,525
2008	157,572
2009	31,688
2,004,317

In addition, the Company has committed to pay contingent rent at 2% to 10% on the monthly turnover of a subsidiary when the subsidiary’s monthly turnover exceeds RMB500,000 (US$60,408) during the lease period ending in July 2007.

The Company has also committed to pay contingent rental at the higher of the agreed rent and the following portion of the membership fee income of a subsidiary:

15% on the membership fee income of the subsidiary for the period from February 1, 2004 to January 31, 2006

7.5% on the membership fee income of the subsidiary for the period of February 1, 2006 to January 31, 2009

(b)   Operating lease receivables

The total outstanding commitments under non-cancellable operating leases, which are receivable as follows:

As of December 31 2004
US$
257,821
2005	145,464
2006	25,731
429,016

As of December 31, 2004, property, plant and equipment held for use under operating leases include gross amounts of US$2,997,558 and accumulated depreciation. Depreciation of property, plant and equipment in respect of assets held for use under operating leases are US$37,804 and US$52,342 for the year ended December 31, 2004 and September 30, 2003.

China World Trade Corporation

Notes to Financial Statements

21.   RETIREMENT PLAN

The Company operates a Mandatory Provident Fund (“MPF”) plan for its Hong Kong employees. The pension expenses charged to the consolidated statement of operations amounted to US$6,150 and US$720 for the year ended December 31, 2004 and September 30, 2003 respectively.

As stipulated by the PRC regulations, all retired employees of the Company who are residents of the PRC are entitled to an annual pension equal to their basic annual salary upon retirement. The Company contributed to a state-sponsored retirement plan at a certain percentage of the gross salary of its employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state-sponsored retirement plan is responsible for the entire pension obligations payable to all employees. The pension expense for the year ended December 31, 2004 and September 30, 2003 was US$58,591 and US$36,329 respectively.

22.   COMMON STOCK

(a)
On July 20, 2004, Powertronic exercised a two-year warrant to purchase 2,000,000 shares of the common stock of the Company at a price of US$0.575 per share. On December 15, 2004, Powertronic was allowed to take the cashless exercise of warrants for 2,000,000 shares to purchase 1,574,074 shares of the common stock of the Company. A total of 3,574,074 shares of common stock of the Company were issued accordingly.

(b)
On March 22, 2004 and July 20, 2004, Mr. William Tsang exercised two 1,500,000 warrants to purchase 3,000,000 shares of the common stock of the Company at a price of US$0.75 and US$0.92 per share respectively. On December 15, 2004, Mr. Tsang exercised warrants on a cashless basis for 2,500,000 shares at a price of US$0.92 per share to acquire 1,648,148 shares of the common stock of the Company. As a result the exercise of these warrants, a total of 4,648,148 shares of common stock of the Company were issued accordingly.

(c)	On February 6 and 26, 2004, the Company issued 75,000 and 50,000 shares respectively to Wall Street Strategies, Inc. for consulting services provided.

(d)	On February 13, 2004, the Company issued 69,000 shares to Greentree Financial Group, Inc. for consulting services provided.

(e)	On February 23, 2004, the Company issued 50,000 shares to Mr. Richard Romanelli for advisory services provided.

(f)	On May 7, 2004, the Company issued 24,027 shares to The Research Works, Inc. for consulting services provided.

(g)	On May 7, 2004, the Company issued 80,000 shares to the shareholders of CEO Clubs China Limited as part of the total consideration for 5,100 shares of CEO Clubs China Limited.

(h)	On July 12, 2004, the Company issued 50,500 shares to CEOcast Inc. for consulting services provided.

(i)
On July 30, 2004, the Company issued 4,081,238 shares to the shareholders of Guangzhou New Generation Commercial Management Limited and Guangzhou Huahao Insurance Agency Limited as part of the total consideration for the acquisition of 51% interest of New Generation.

(j)	On August 31, 2004, the Company issued 2,000 shares to The Equitis Group as a compensation for termination of a contract.

China World Trade Corporation

Notes to Financial Statements

22.	COMMON STOCK (CONTINUED)

(k)
On November 9, 2004, 452,500 options under The 2003 Plan were exercised. As mentioned in note 3(g) above, the option holders were allowed to take the cashless exercise of 370,857 shares, a total of 370,857 common stock of the Company were issued accordingly.

23.   OPTIONS AND WARRANTS

(a)
(i)    On December 31, 2003, the Company adopted The 2003 Plan which was approved by the shareholders on the same date. The 2003 Plan allows the Board of Directors, or a committee thereof at the Board’s discretion, to provide for a total 1,000,000 stock options to officers, directors and key employees of the Company. All the stock options provided, were issued in accordance with the terms of The 2003 Plan on the same day to certain officers, directors and key employees of the Company at an exercise price of US$0.673 per share and are exercisable during the period from April 30, 2004 to December 30, 2006.

(a)	(ii) On February 20, 2004, the Company cancelled 65,000 options and 30,000 options for the reason of resignation and job reposting respectively.

(b)
On February 27, 2004, the Company entered into an agreement with Xelex Inc. for consulting services provided. Apart from the consultancy fee expenses disclosed in note 19(b) to financial statements, an option to acquire 80,000 shares at an exercise price of US$1 per share was issued to Xelex Inc. The stock option was fully vested and became exercisable on September 1, 2004. On November 9, 2004, the option was fully exercised on a cashless basis. A total of 58,552 common stocks of the Company were issued.

The fair value of this option, which is estimated by the Black-Scholes option pricing model, was US$3.89. The additional expense was recognized in the consolidated statement of operations and the same amount was credited to the Company’s additional paid-in capital. The following weighted-average assumptions have been adopted in applying the Black-Scholes option pricing model:

Expected dividend yield	None
Risk-free interest rate	2.1%
Expected volatility	367%
Contractual life	2 years

(c)	The stock options activities and related information are summarized as follows:

	Year ended December 31, 2004		Year ended September 30, 2003
	Number of Options	Weighted average exercise price	Number of Options	Weighted average exercise price
		US$		US$
Outstanding, beginning of year	1,000,000	0.673	—	—
Granted (note 23(b))	80,000	1.000	—	—
Granted (note 24(a))	1,400,000	2.500	—	—
Exercised
- The 2003 Plan (note 22(k))	(452,500)	0.673	—	—
- Xelex Inc. (note 23(b))	(80,000)	1.000	—	—
Cancelled (note 23 (a)(ii))	(95,000)	0.673	—	—

Outstanding, end of year	1,852,500	2.432	—	—

Exercise price is less than market price on date of grant	1,480,000	2.892	—	—

Exercisable, end of year	1,400,000	3.000	—	—

China World Trade Corporation

Notes to Financial Statements

23.	OPTIONS AND WARRANTS (CONTINUED)

As of December 31, 2004

Weighted average remainingcontractual life	4.267 years

Range of exercise price
US$0.673	452,500
US$3.000	1,400,000

(d)	The warrant activities and related information are summarized as follows:

	Year ended December 31, 2004		Year ended September 30, 2003
	Number of Warrants	Weighted average exercise price	Number of Warrants	Weighted average exercise price
		US$		US$
Outstanding, beginning of year	14,000,000	0.749	2,000,000	0.575
Granted (note 24(a) & (c))	921,002	2.500	6,000,000	0.805
Exercised (note 22(a) & (b))	(9,500,000)	(0.748)	—	—

Outstanding, end of year	5,421,002	1.047	8,000,000	0.748

Exercise price is less than market price on date of grant	4,500,000	0.750	—	—

Exercise price exceeds market price on date of grant	921,002	2.500	—	—

Exercisable, end of year	5,421,002	1.047	—	—

As of December 31, 2004

Weighted average remaining contractual life	1.590 years

Range of exercise price
US$0.750	4,500,000
US$2.500	921,002

24.   PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

(a)
On August 26, 2004, the Company entered into a Securities Purchase Agreement with Bridges & PIPES, LLC, TCMP3 Partners, Connell Capital Partners, LP and Stealth Capital, LLC (the “Purchasers”), providing for the issuance by the Company to the Purchasers, of the (i) number of shares of Common Stock, and (ii) Series A Warrants, subject to an option in favor of the Purchasers to purchase additional shares of common stock and receive additional warrants.

China World Trade Corporation

Notes to Financial Statements

24.	PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK (CONTINUED)

On August 26, 2004 and December 3, 2004 under the Securities Purchase Agreement, the Purchasers acquired in the aggregate 433,333 and 966,667 shares of common stock respectively, at a price of US$1.5 per share, for an aggregate purchase price of US$2,100,000. Upon purchase, the Purchasers were also issued 700,001 five-year Series A Warrants to purchase that number of warrant shares at an exercise price equal to US$2.5 per share, without any additional consideration. In addition, the Company granted each Purchaser an option (the “Option”) to purchase that number of shares of common stock equal to 1,400,001 shares (the “Firm Shares”). Upon exercise of the Option at a purchase price of US$3 per share of common stock, the Purchaser would also receive, without additional consideration, five-year Series B Warrants to purchase 50% of the Firm Shares at an exercise price equal to US$4 per share.

The fair values of attached Series A Warrants, Options and Series B Warrants were recorded in the Company’s additional paid-in capital.

In addition, the Company has issued 112,667 Placement Agent’s Warrants to Duncan Capital, LLC, who acted as Placement Agent to the Company in connection with the offering. Such warrants are five-year non-cashless exercise, provisioned warrants to purchase shares of common stock at US$2.5 per share. The costs associated with these transactions are also accounted for based on the fair value of these warrants at the date of issue.

On August 26, 2004, the Company also entered into a Registration Rights Agreement with the investors signatories thereto, which provides that on or prior to 45 days after the Escrow Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities (defined as the Firm Shares, Option Shares, shares issuable upon exercise of the Agent’s Warrants and shares issuable upon exercise of the Series A Warrants and the Series B Warrants) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. In addition, the Registration Rights Agreement also contains certain piggy-back registration rights in favor of the holders of Registrable Securities. All fees and expenses incident to the performance of or compliance with the Registration Rights Agreement are to be borne by the Company.

(b)
On November 22, 2004, the Company entered into a Standby Agreement (a “SEDA”) and a Registration Rights Agreement, with US-based investment fund, Cornell Capital Partners, LP (“Cornell Capital”) for US$30,000,000. Under the SEDA, Cornell has committed to provide up to US$30,000,000 of funding to the Company over a 24-month period, to be drawn down at the Company’s discretion by the purchase of the Company’s common stock. The purchase price of the shares purchased under the SEDA with respect to any advance will equal 99% of, or a 1% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. The amount of each advance is subject to a maximum advance amount of $1,500,000, except for the first advance, which may be in the amount of $3,000,000. Cornell Capital intends to sell any shares purchased under the SEDA at the then prevailing market price. Duncan Capital, LLC has been engaged by the Company to act as Placement Agent with respect to the SEDA.

China World Trade Corporation

Notes to Financial Statements

24.	PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK (CONTINUED)

(c)
In connection with the SEDA, the Company has entered into a Letter Agreement, dated as of November 19, 2004 (the “Letter Agreement”), pursuant to which it agreed to (a) not make any draw-downs under the SEDA for a period of thirty days from the date of effectiveness of the soon-to-be-filed registration statement, and (b) issue to Bridges & PIPES, LLC and TCMP3 Partners, the two Purchasers at the first closing referred to above, 83,334 Series A Warrants and 25,000 Series A Warrants, respectively, in order to induce such Purchasers to waive their rights to be the sole registrants on the registration statement. The costs associated with these compensations are also accounted for based on the fair value of these warrants at the date of issue.

Using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected dividend yield	None
Risk-free interest rate	3.61%
Expected volatility	211%
Contractual life	5 years

The fair value of these warrants was estimated as US$2.56 for the year ended December 31, 2004. The additional expenses for placement services provided and compensation of were recognized in the consolidated statement of operations and the same amounts were credited to the Company’s additional paid-in capital.

25.   STATUTORY RESERVES

Statutory reserves of the Company’s PRC subsidiaries include the statutory common reserve fund and the statutory common welfare fund. Pursuant to regulations in the PRC, the subsidiaries set aside 10% of their profits after tax for the statutory common reserve fund (except when the fund has reached 50% of the Company’s registered capital) and 5% of their profits after tax for the statutory common welfare fund. The statutory common reserve fund can be used for the following purposes:

to make good losses in previous years; or

to convert into capital, provided such conversion is approved by a resolution at a owners’ general meeting and the balance of the statutory common reserve fund does not fall below 25% of the registered capital.

The statutory common welfare fund, which is to be used for the welfare of the staff and workers of the subsidiaries, is of a capital nature.

26.   BUSINESS SEGMENT INFORMATION

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Operating revenues
Club and business centre	551,497	1,718,854
Business traveling services	1,671,605	—
Business value-added services	40,695	288,462
Rental	701,284	47,189
Trading and others	127,663	831,095
	3,092,744	2,885,600

China World Trade Corporation

Notes to Financial Statements

26.	BUSINESS SEGMENT INFORMATION (CONTINUED)

	Year ended December 31, 2004	Year ended September 30, 2003
	US$	US$
Profit (Loss) from operations
Club and business centre	(1,705,288)	(910,942)
Business traveling services	904,951	—
Business value—added services	(113,569)	—
Rental	(347,069)	(511,352)
Trading and others	(54,096)	(62,429)
	(1,315,071)	(1,463,607)
Corporate expenses	(5,893,563)	(818,028)
Consolidated operating loss	(7,208,634)	(2,281,635)
Other income	140,014	2,490
Interest expense	(65,909)	(14,811)
Equity in net loss of affiliate	—	(32,051)
Net loss before income taxes	(7,134,529)	(2,326,007)

As of December 31, 2004
US$
Total assets
Club and business centre	327,008
Business traveling services	15,600,135
Business value—added services	—
Rental	5,163,770
Trading and others	564,458
21,655,371

27.   CONTINGENCIES

Prior to the completion of acquisition by the Company, New Generation had been paying Mainland China income tax at a basis of calculation which was not in accordance with the standard basis of calculation as stipulated by the Mainland China tax law. The shortfall of the underpaid tax liabilities, related surcharges and penalty up to the date of acquisition by the Company has already been fully provided in the consolidated financial statements. However, New Generation would potentially be liable to further surcharge for late payment and penalty, additional to the amount being provided, for the period since the date of acquisition by the Company and up to the balance sheet date. A shareholder of New Generation has undertaken to indemnify the Company against such shortfall and additional tax-related liabilities. As of December 31, 2004, the estimated further surcharges and penalties which New Generation was potentially liable amounted to US$126,873 and US$6,468,044 respectively. The estimated further penalties were based on the highest charge rate of the range from 50% to 500%.

China World Trade Corporation

Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
China World Trade Corporation

We have audited the accompanying consolidated statements of operations, shareholders’ equity and cash flows of China World Trade Corporation (a Nevada corporation) and its subsidiaries for the three-month period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the operations of China World Trade Corporation and its subsidiaries and their cash flows for the three-month period ended December 31, 2003 in conformity with generally accepted accounting principles in the United States.

/s/ MOORES ROWLAND MAZARS

Chartered Accountants
Certified Public Accountants
Hong Kong

Date: July 8, 2005

China World Trade Corporation

Consolidated Statements of Operations

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)
Operating revenues
Club and business centre	551,497	1,718,854	178,048	413,405
Business traveling services	1,671,605	—	—	—
Business value-added services	40,695	288,462	—	96,154
Rental	701,284	47,189	65,576	—
Trading and others	127,663	831,095	641,452	—
	3,092,744	2,885,600	885,076	509,559
Operating costs and expenses
Club and business centre	(91,415)	(450,002)	(23,507)	(108,702)
Business traveling services	(112,588)	—	—	—
Business value-added services	(1,841)	—	—	—
Rental	(403,735)	—	(44,557)	—
Trading and others	(120,224)	(763,167)	(611,376)	—
	(729,803)	(1,213,169)	(679,440)	(108,702)
Other expenses
Depreciation	(233,298)	(79,303)	(15,132)	(1,681)
Impairment losses on intangible assets	(222,676)	—	—	—
Impairment loss on goodwill	(388,118)	—	—	—
Impairment of property, plant and equipment	(594,343)	(106,975)	—	—
Selling, general and administrative expenses	(8,133,140)	(3,767,788)	(1,178,005)	(780,576)
	(9,571,575)	(3,954,066)	(1,193,137)	(782,257)
Loss from operations	(7,208,634)	(2,281,635)	(987,501)	(381,400)
Non—operating income (expense)
Other income	140,014	2,490	62,557	40
Interest expense	(65,909)	(14,811)	(4,500)	—
Equity in net loss of affiliate	—	(32,051)	—	—
Loss before income taxes and minority interests	(7,134,529)	(2,326,007)	(929,444)	(381,360)
Income tax expense	(46,553)	—	—	—
Loss before minority interests	(7,181,082)	(2,326,007)	(929,444)	(381,360)
Minority interests	(413,311)	120,471	—	79,949
Net loss	(7,594,393)	(2,205,536)	(929,444)	(301,411)
Loss per share
- Basic and diluted	(0.36)	(0.23)	(0.07)	(0.05)
Weighted average number of shares used in calculating basic loss per share	21,102,405	9,699,264	12,640,865	5,970,497

See accompanying notes to financial statements.

China World Trade Corporation

Consolidated Statements of Shareholders’ Equity

	Common stock
	No. of shares	Amount issued	Amount to be issued	Additional paid in capital	Statutory reserves	Accumulated deficit
		US$	US$	US$	US$	US$
Balance as of October 1, 2002	6,970,497	971	6,000	6,810,207	—	(7,190,979)

Cancellation of stock issued for services on October 1, 2002	(1,000,000)	—	(1,000)	(8,999)	—	—
Net loss	—	—	—	—	—	(301,411)

Balance as of December 31, 2002	5,970,497	971	5,000	6,801,208	—	(7,492,390)

Balance as of October 1, 2002	6,970,497	971	6,000	6,810,207	—	(7,190,979)

Cancellation of stock issued for services on October 1, 2002	(1,000,000)	—	(1,000)	(8,999)	—	—
Issuance of common stock to be issued on January 22, 2003	—	5,000	(5,000)	300,000	—	—
Common stock issued for acquisition of a subsidiary on January 24, 2003	4,000,000	4,000	—	3,196,000	—	—
Issuance of common stock for cash and services on January 24, 2003	1,000,000	1,000	—	799,000	—	—
Net loss	—	—	—	—	—	(2,205,536)

Balance as of September 30, 2003	10,970,497	10,971	—	11,096,208	—	(9,396,515)

Balance as of October 31, 2003	10,970,497	10,971	—	11,096,208	—	(9,396,515)

Issuance of common stock for partial settlement of amount due to a shareholder on December 5, 2003	761,104	761	—	(761)	—	—
Issuance of common stock for purchase of intangible assets on November 19, 2003	3,000,000	3,000	—	1,797,000	—	—
Common stock issued in exchange for services in December 2003	1,250,000	1,250	—	1,455,412	—	—
Net loss	—	—	—	—	—	(929,444)

Balance as of December 31, 2003	15,981,601	15,982	—	14,347,859	—	(10,325,959)

See accompanying notes to financial statements.

China World Trade Corporation

Consolidated Statements of Shareholders’ Equity

	Common stock
	No. of shares	Amount issued	Additional paid in capital	Statutory reserves	Accumulated deficit
		US$	US$	US$	US$
Balance as of January 1, 2004	15,981,601	15,982	14,347,859	—	(10,325,959)

Common stock issued in exchange for services in February 2004	244,000	244	374,956	—	—
Exercise of warrants on March 22, 2004	1,500,000	1,500	1,123,500	—	—
Option issued in exchange for services on February 27, 2004	—	—	311,200	—	—
Common stock issued in exchange for services on May 7, 2004	24,027	24	99,976	—	—
Common stock issued as consideration for acquisition of a subsidiary on May 7, 2004	80,000	80	239,920	—	—
Common stock issued in exchange for services on July 12, 2004	50,500	51	160,149	—	—
Exercise of warrants on July 20, 2004	2,000,000	2,000	1,148,000	—	—
Exercise of warrants on July 20, 2004	1,500,000	1,500	1,378,500	—	—
Common stock issued as consideration for acquisition of a subsidiary on July 30, 2004	4,081,238	4,081	7,459,687	—	—
Common stock issued as a compensation for termination of a contract	2,000	2	4,998	—	—
Common stock issued upon 1st private placement	433,333	433	649,567	—	—
Modification of The 2003 Plan	—	—	645,718	—	—
Exercise of options of The 2003 Plan	370,857	371	—	—	—
Exercise of options for services	58,552	58	—	—	—
Common stock issued in exchange for placement agent services	375,000	375	862,125	—	—
Warrant issued in exchange for placement agent services	—	—	288,427	—	—
Common stock issued upon 2nd private placement	966,667	967	1,449,034	—	—
Warrant issued for waiver of the right to be the sole registrants	—	—	277,335	—	—
Exercise of warrants on December 15, 2004	1,574,074	1,574	(1,574)	—	—
Exercise of warrants on December 15, 2004	1,648,148	1,648	(1,648)	—	—
Net loss	—	—	—	—	(7,594,393)
Transfer to statutory reserves	—	—	—	44,403	(44,403)

Balance as of December 31, 2004	30,889,997	30,890	30,817,729	44,403	(17,964,755)

See accompanying notes to financial statements.

China World Trade Corporation

Consolidated Statements of Cash Flows

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)
Cash flows from operating activities:
Net loss	(7,594,393)	(2,205,536)	(929,444)	(301,411)

Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest	413,311	(120,471)	—	(79,949)
Amortization on intangible asset	360,000	—	30,000	—
Equity in net loss of affiliate	—	32,051	—	—
Depreciation	233,298	79,303	15,132	1,681
Impairment loss on property, plant and equipment	594,343	106,975	—	—
Impairment loss on goodwill	388,118	—	—	—
Impairment loss on intangible assets	222,676	—	—	—
Increase (Decrease) in deferred income	3,546	31,877	(16,814)	389,505
Provision for bad debts due from related companies	236,247	—	—	—
Provision for bad debts	—	—	39,592	—
Stock, options and warrants issued for services	2,379,862	600,000	1,456,662	—
Cashless exercise of option	429	—	—	—
Staff compensation cost	645,718	—	—	—
Gain on disposal of a subsidiary	—	—	(61,575)	—
Changes in working capital:
Trade and other receivables	4,361,173	(89,875)	7,847	(390,453)
Rental and other deposits	(329,535)	(11,484)	99,267	(1,663)
Prepayments	515,499	(23,299)	(528,004)	(68,798)
Inventories	(97,637)	(289,564)	252,111	(20,647)
Income taxes payable	37,400	—	—	—
Trade and other payables	891	1,222,960	(847,040)	455,233

Net cash provided from (used in) operating activities	2,370,946	(667,063)	(482,266)	(16,502)

Cash flows from investing activities:
Acquisition of a subsidiary	(3,301,464)	123,707	—	—
Acquisition of an affiliate	—	(32,051)	—	—
Acquisition of property, plant and equipment	(688,622)	(92,824)	—	(43,779)
Acquisition of intangible assets	(1,576,639)	—	—	—
Proceeds from disposal of a subsidiary	—	—	654	—

Net cash (used in) provided from investing activities	(5,566,725)	(1,168)	654	(43,779)

See accompanying notes to financial statements.

China World Trade Corporation

Consolidated Statements of Cash Flows

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)
Cash flows from financing activities:
Capital contribution from minority shareholder of a subsidiary	—	106,225	—	101,748
Proceeds from issuance of shares upon exercise of warrants	3,655,000	—	—	—
Proceeds from issuance of shares upon private placements	2,100,001	—	—	—
Advance from a shareholder	320,536	—	—	—
Advance from a related party	—	—	533,752	—
Proceeds from new bank loan	604,076	812,820	—	—
Repayment of amount borrowed	(1,974,337)	(10,482)	(10,589)	—

Net cash provided by financing activities	4,705,276	908,563	523,163	101,748

Net increase in cash and cash equivalents	1,509,497	240,332	41,551	41,467

Cash and cash equivalents at beginning of year / period	314,771	32,888	273,220	32,888

Cash and cash equivalents at end of year / period	1,824,268	273,220	314,771	74,355

Analysis of balances of cash and cash equivalents
Cash and bank balances	1,824,268	273,220	314,771	74,355

Supplemental disclosure information:
Interest paid	61,157	14,811	12,104	—
Income taxes paid	9,153	—	—	—

Non—cash investing and financing activities
Stocks, options and warrants issued for services	3,025,580	600,000	1,456,662	—
Purchase of intangible asset by issuance of common stocks	—	—	1,800,000	—
Purchase of subsidiaries by:
- issuance of common stock	7,706,383	3,200,000	—	—
- purchase consideration in arrear	120,000	—	—	—

See accompanying notes to financial statements.

China World Trade Corporation

Notes to Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of accounting
The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”). The measurement basis used in the preparation of the financial statements is historical cost.

(b)   Principles of consolidation
The consolidated financial statements include the financial information of the Company and its subsidiaries. The results of subsidiaries acquired or disposed of during the year are consolidated from or up to the date of their effective dates of acquisition or disposal respectively.

All material intercompany balances and transactions have been eliminated on consolidation.

(c)   Goodwill on consolidation
Goodwill represents the excess of the purchase consideration payable in acquisitions of subsidiaries over the fair value of the net assets acquired at the time of acquisition. Goodwill on consolidation is stated at cost when it arises. As part of an ongoing review of the valuation of goodwill, management assesses the carrying value of the goodwill to determine if changes in facts and circumstances suggest that it may be impaired. If this review indicates that the goodwill is not recoverable, the carrying value of the goodwill would be reduced to its estimated fair market value.

On disposal of a subsidiary, any attributable amount of purchased goodwill is included in the calculation of the gain or loss on disposal.

(d)   Revenue recognition
(i)    Club and business centre
Business club membership
The Company, through its Business Club, provides members a commercial and recreational service, education programs and business networking programs. The Company generally records membership revenue as deferred income on its consolidated balance sheets and recognizes it over the membership period. Revenues generated from memberships that are subject to a pro rata refund are recognized ratably over the membership period.

China World Trade Corporation

Notes to Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)   Revenue recognition (Continued)
(ii)    Business traveling services
Travel distribution services
The Company engages in the air-ticketing, hotel room booking and travel agency businesses and receives commissions from travel suppliers for air travel, hotel rooms, vacation packages and cruises booked through its toll-free call center, websites and reseller network. Commissions from travel providers are recognized upon delivery of the appropriate confirmation or air ticket to the customers. Commissions from hotel room booking are recognized upon the confirmation of a customer’s stay with the hotel. The Company is not the primary obligor of the arrangement of these services and revenue is reported net in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”.

For information purposes, the commission income of the Company was derived from air-ticketing services with total values as follows:

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)

Value of air-ticket fare	54,890,272	—	—	—

Life and accident insurance agency business
The Company engages in the life and accident insurance agency business in PRC. Commission revenues from the carriers for life and accident insurance are received and recognized during the underlying policy period.

For information purposes, the commission income of the Company was derived from insurance policies with total premium income as follows:

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)

Premium income of insurance policies	2,489,675	—	—	—

China World Trade Corporation

Notes to Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)   Revenue recognition (Continued)
(iii)    Business value-added services
Revenues from various business consultancy services contracts are recognized as services are provided. There are two basic types of services contracts: (1) fixed price (or flat fee basis) services contracts and (2) services contracts which may or may not be signed in advance for similar service on a success basis (success fee basis). Fixed price services contracts are generally performed evenly over the contract period, and, accordingly, revenue is recognized on a pro-rata basis over the life of the contract. Revenues derived from other services contracts are recognized when the services are performed in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition, revised and updated.” Expenses related to all services contracts are recognized as incurred.

(iv)    Rental
Leased business facilities
The Company also leases business facilities to members of the Club. The lease revenues are recognized based on the lease term of the facilities.

(v)    Trading and others
Sales of goods
The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

(e)   Deferred income
Deferred income represents unamortized non-refundable admission fees membership fees and licensing fee received but the related services, or portion of the services, have not yet been rendered.

(f)    Statement of cash flows
Cash equivalents are defined as short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent only when it has a maturity of three months or less from its acquisition date.

China World Trade Corporation

Notes to Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)   Translation of foreign currency
The subsidiaries maintain their accounting books and records in United States Dollars (“US$”), Hong Kong Dollars (“HK$”) and Renminbi (“RMB”). Foreign currency transactions during the year are translated to functional currencies of the respective subsidiaries at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at year end are translated at the approximate rates of exchange ruling at the balance sheet date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statements of operations.

On consolidation, the financial statements of the subsidiaries whose accounting books and records are denominated in currencies other than US$ are translated into US$ using the closing rate method, whereby the balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year.

All exchange differences arising on consolidation are recorded within equity. Historically, foreign exchange transactions have not been material to the financial statements.

(h)   Use of estimates
The preparation of the financial statements in conformity with USGAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation, taxes and contingencies.

(i)    Loss per share
Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common stocks outstanding during the years.

At the end of each year, the Company had outstanding stock warrants and options whose exercise or conversion could, under certain circumstances, further dilute loss per share. The following shares of potentially issuable common stock were not included in the above weighted average shares outstanding because to do so would have had an anti-dilutive effect on loss per share for the years presented.

China World Trade Corporation

Notes to Financial Statements

	As of December 31, 2004	As of September 30, 2003
Warrants	5,421,002	8,000,000
Options	1,852,500
Total Warrants and Options	7,272,502	8,000,000

Beneficial owners for all outstanding stock warrants that could have a dilutive effect:

Beneficiary	Type	No. of shares	Exercise price	Expiration

Chi Hung TSANG	Warrants	4,500,000	$0.75	Dec 1, 2005
TCMP3 Partners	Series A	50,000	$2.50	Aug 26, 2009
	Series A	25,000	$2.5	Dec 13, 2009
Bridges and PIPES, LLC	Series A	166,667	$2.50	Aug 26, 2009
	Series A	83,334	$2.50	Dec 13, 2009
Cornell Capital Partners, LP	Series A	450,000	$2.50	Dec 13, 2009
Stealth Capital, LLC	Series A	33,334	$2.50	Dec 13, 2009
Duncan Capital, LLC	Placement agent	43,000	$2.50	Aug 26, 2009
	Placement agent	69,667	$2.50	Dec 13, 2009

TOTAL WARRANTS		5,421,002

Beneficial owners for all outstanding options that could have a dilutive effect:

Beneficiary	Type	No. of shares	Exercise price	Expiration

Chi Hung TSANG	ESOP	240,000	$0.673	Dec 31, 2005
John HUI	ESOP	67,500	$0.673	Dec 31, 2005
Chi Ming CHAN	ESOP	65,000	$0.673	Dec 31, 2005
Chao Ming LUO	ESOP	32,500	$0.673	Dec 31, 2005
Chun Yu YIP	ESOP	32,500	$0.673	Dec 31, 2005
Xiao Lei YANG	ESOP	15,000	$0.673	Dec 31, 2005
Subtotal		452,500

Bridges & PIPES, LLC	Placement	333,334	$3.00	Not issue yet
TCMP3 Partners	Placement	100,000	$3.00	Not issue yet
Cornell Capital Partners, LP	Placement	900,000	$3.00	Not issue yet
Stealth Capital, LLC	Placement	66,668	$3.00	Not issue yet
Subtotal		1,400,002

TOTAL OPTIONS		1,852,502

China World Trade Corporation

Notes to Financial Statements

2.    INCOME TAXES

The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operated.

The Hong Kong subsidiaries incurred losses for taxation purposes for the year and thus Hong Kong Profits Tax has not been provided.

Several PRC subsidiaries are subject to PRC Enterprise Income Taxes on an entity basis on income arising in or derived from the PRC. Income tax expense comprises of the following:

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	US$	US$	US$	US$
	(Audited)	(Audited)	(Audited)	(Unaudited)
Current taxes arising in foreign subsidiaries for the year	(46,553)	—	—	—

Reconciliation to the expected statutory tax rate in the PRC of 33% is as follows:

	Year ended December 31, 2004	Year ended September 30, 2003	Three-month period ended December 31, 2003	Three-month period ended December 31, 2002
	%	%	%	%
	(Audited)	(Audited)	(Audited)	(Unaudited)
Statutory rate	33.0	33.0	33.0	33.0
Non-deductible expenses	(9.9)	(15.8)	(0.5)	(3.9)
Tax exempt income	—	—	6.7	—
Tax effect of net operating losses	(23.6)	(12.5)	(37.0)	(45.3)
Unrecognised temporary differences	0.2	(2.6)	(5.1)	10.2
Subsidiary not subject to tax	(1.3)	3.1	0.6	6.0
Tax rate differential between subsidiaries	(1.3)	(5.2)	2.3	—
Over provision in prior years related to a newly-acquired subsidiary	2.0	—	—	—
Others	0.2	—	—	—
	(0.7)	—	—	—

China World Trade Corporation

Unaudited Condensed Consolidated Balance Sheet
As of September 30, 2005

		As of September 30, 2005
ASSETS	Note	US$

Current assets
Cash and cash equivalents		4,334,008
Trade and other receivables	3	4,698,411
Rental and other deposits		2,247,766
Prepayments		91,646
Available—for—sale securities	4	1,523,340
Inventories		132

Total current assets		12,895,303

Property use rights		1,582,405
Goodwill		11,279,314
Available—for—sale securities	4	255,000
Property, plant and equipment, net		1,128,911

Total assets		27,140,933

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade and other payables	5	8,169,687
Due to a shareholder	8(e)	16,353
Deferred income		612,444
Short—term bank loan	6	1,234,980

Total current liabilities		10,033,464

Minority interest		2,192,657

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value of US$0.001 each; 10,000,000 shares authorized, none issued or outstanding		—
Common stock, par value of US$0.001 each; 50,000,000 shares authorized, 30,989,997 shares issued and outstanding at September 30, 2005		30,990
Additional paid—in capital		31,017,628
Accumulated other comprehensive income
- unrealized gain on available-for-sale securities		962,724
- foreign currency translation adjustment		20,015
Statutory reserve		147,608
Accumulated deficit		(17,264,153)
Total stockholders’ equity		14,914,812

Total liabilities and stockholders’ equity		27,140,933

China World Trade Corporation

Unaudited Condensed Consolidated Statements of Operations
Three-month and nine-month periods ended September 30, 2005 and 2004

	Three-month period ended September 30,		Nine-month period ended September 30,
	2005	2004	2005	2004
	US$	US$	US$	US$
	Unaudited	Unaudited	Unaudited	Unaudited
Operating revenues
Club and business centre	159,805	176,831	710,666	338,115
Business traveling services	1,473,498	580,757	3,579,565	580,757
Business value-added services	254,644	—	871,413	11,651
Rental	3,462	184,169	218,161	527,014
Trading and others	236	1,769	122,109	125,329

	1,891,645	943,526	5,501,914	1,582,866
Operating costs and expenses
Club and business centre	(8,553)	(29,315)	(151,894)	(49,552)
Business traveling services	(261,674)	(61,470)	(381,466)	(61,470)
Business value-added services	(1,742,587)	(1,836)	(2,510,398)	(1,836)
Rental	—	(98,444)	(98,762)	(305,600)
Trading and others	(135)	—	(120,795)	(120,153)

	(2,012,949)	(191,065)	(3,263,315)	(538,611)

Impairment and depreciation	(74,751)	(79,284)	(200,891)	(400,904)
Selling, general and administrative expenses	(2,944,073)	(1,258,157)	(6,513,469)	(3,438,582)

	(3,018,824)	(1,337,441)	(6,714,360)	(3,839,486)

Loss from operations	(3,140,128)	(584,980)	(4,475,761)	(2,795,231)

Non-operating income (expenses)
Realized gains on sales of available-for-sale securities	4,260,761	—	6,079,960	—
Other income	3,862	27,733	44,170	129,883
Loss on disposal of leasehold land and buildings	—	—	(254,740)	—
Interest expense	(25,775)	(23,235)	(90,397)	(31,965)
Other	(32)	—	(1,177)	—

Profit (Loss) before income taxes and minority interest	1,098,688	(580,482)	1,302,055	(2,697,313)
Provision for income taxes	(71,441)	(15,836)	(184,260)	(15,836)

Profit (Loss) before minority interest	1,027,247	(596,318)	1,117,795	(2,713,149)
Minority interest	(92,077)	(162,095)	(313,989)	(161,467)

Net profit (loss)	935,170	(758,413)	803,806	(2,874,616)

Other comprehensive income
Unrealized gains on available-for-sale securities
Unrealized holding (loss) gain arising for the period	(7,976)	—	7,042,684	—
Less: Reclassification adjustment for gains or losses included in net profit (loss)	(4,260,761)	—	(6,079,960)	—
Foreign currencies translation adjustments	(20,015)	—	(20,015)	—

Comprehensive (loss) income	(3,353,582)	(758,413)	1,746,515	(2,874,616)

Profit (Loss) per share of common stock - basic and diluted	0.03	(0.03)	0.03	(0.15)
Weighted average number of shares of common stock outstanding	30,969,118	23,362,506	30,950,070	19,148,417

China World Trade Corporation

Unaudited Condensed Consolidated Statements of Cash Flows
Nine-month period ended September 30, 2005

	Nine-month period ended September 30,
	2005	2004
	Unaudited	Unaudited
	US$	US$
Cash flows from operating activities:
Net profit (loss)	803,806	(2,874,616)

Adjustments to reconcile net profit (loss) to net cash used in operating activities:
Loss on disposal of leasehold land and building	25,676	—
Realized gains on sales of available-for-sale securities	(6,079,960)	—
Minority interest	313,989	161,467
Amortization of intangible assets	90,000	270,000
Stock issued for services	182,500	640,407
Available for sale securities received as income	(854,543)	—
Depreciation and amortization	210,428	149,456
Impairment loss on goodwill	—	251,448
Decrease in deferred income	(19,736)	(12,682)
Changes in working capital:
Trade and other receivables	(843,133)	(1,108,413)
Rental and other deposits	(508,010)	(722,766)
Prepayments	(11,139)	362,923
Inventories	170,888	64,795
Trade and other payables	1,470,429	726,645

Net cash used in operating activities	(5,048,805)	(2,091,336)

Cash flows from investing activities:
Acquisition of a subsidiary	—	(3,459,562)
Acquisition of property, plant and equipment	(482,834)	(63,707)
Proceeds from disposal of intangible assets	1,320,000	—
Proceeds from disposal of property, plant and equipment	2,457,382	—
Proceeds from disposal of short-term investment	24,163	—
Proceeds from disposal of available-for-sale securities	6,728,020	—
Acquisition of available-for-sale securities	(3,675)	—
Loan advance to a related company	(1,111,481)	—
Purchase of investment securities	—	(11,840)

Net cash provided by (used in) investing activities	8,931,575	(3,535,109)

Cash flows from financing activities:
(Repayment to) Advance from a shareholder	(320,536)	333,722
Repayment of amount borrowed	(1,052,494)	(1,008,972)
Issuance of new shares	—	4,302,378
Capital contribution from minority shareholder of a subsidiary	—	2,821,824

Net cash (used in) provided by financing activities	(1,373,030)	6,448,952

Net increase in cash and cash equivalents	2,509,740	822,507

Cash and cash equivalents at beginning of period	1,824,268	314,771

Cash and cash equivalents at end of period	4,334,008	1,137,278

The financial statements should be read in conjunction with the accompanying notes.

China World Trade Corporation

Unaudited Condensed Consolidated Statements of Cash Flows
Nine-month period ended September 30, 2005

	Nine-month period ended September 30,
	2005	2004
	Unaudited	Unaudited
	US$	US$

Analysis of balances of cash and cash equivalents
Cash and bank balances	4,334,008	1,137,278

Supplemental disclosure information
Interest paid	92,676	39,866
Income taxes paid	42,740	18,052

Non-cash investing and financing activities
Common stocks issued for services	182,500	640,407
Available-for-sale securities received	854,543	—
Purchase of subsidiary by:
- issuance of common stock	—	7,703,768
- purchase consideration in arrear	—	70,000

The financial statements should be read in conjunction with the accompanying notes.

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

1.    BASIS OF PRESENTATION

The accompanying financial data as of September 30, 2005 and for the three-month and nine-month periods ended September 30, 2005 and 2004 have been prepared by the Company without audit.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited financial statements for the year ended December 31, 2004.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of September 30, 2005 and for the three-month and nine-month periods ended September 30, 2005 and 2004, have been made. The results of operations for the three-month and nine-month periods ended September 30, 2005 and 2004 are not necessarily indicative of the operating results for the full year.

2.    RECENT ACCOUNTING PRONOUNCEMENTS

There are no new accounting pronouncements for which adoption is expected to have a material effect on our financial position or results of operations.

3.    TRADE AND OTHER RECEIVABLES

		As of September 30, 2005
	Note	US$

Trade receivables		2,391,151
Due from related parties	8(c)	2,021,401
Other receivables		285,860

		4,698,412

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

4.    AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities represent equity securities of which the aggregate cost, gross unrealized gains and losses and fair value are as follows:

	As of September 30, 2005
	Cost	Gross unrealized gains	Fair value

	US$	US$	US$
Available-for-sale:
Equity securities
Current assets	715,615	807,725	1,523,340
Non-current assets	100,000	155,000	255,000

	815,615	962,725	1,778,340

As of September 30, 2005, available-for-sale securities classified as non-current assets mainly consisted of restricted shares which were not disposable within one year.

5.    TRADE AND OTHER PAYABLES

		As of September 30, 2005
	Note	US$

Trade payables		3,874,963
Accrued charges		765,881
Other payables		960,509
Tax payable		1,357,604
Tax payable - surcharge		1,026,680
Due to related parties	8(d)	176,496
Deposits received		7,554

		8,169,687

6.    SHORT-TERM BANK LOAN

The outstanding loan balance of US$1,234,980 as of September 30, 2005 bore interest at 7.254% per annum and is repayable within one year.

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

7.    STOCK-BASED COMPENSATION

The Company records compensation expense for stock-based employee compensation plans using the intrinsic value method in which compensation expense, if any, is measured as the excess of the market price of the stock over the exercise price of the award on the measurement date.

On December 31, 2003, the Board of Directors adopted a stock option plan (The 2003 Plan). The 2003 Plan allows the Board of Directors to grant stock options to various employees of the Company. 1,000,000 stock options were issued in accordance with the terms of the 2003 Plan on December 31, 2003 to certain officers and directors at an exercise price of US$0.673 per share. On February 20, 2004, the Company cancelled 95,000 options due to resignations and job repostings. The stock options will vest and become exercisable according to the following schedule:

On April 30, 2004:	25%
On December 30, 2004:	25%
Each quarter thereafter:	6.25% (until fully vested)

As the exercise price of the options issued pursuant to the 2003 Plan is higher than the market price of the underlying stock on the date of grant, no compensation expense has been recognized for stock options granted.

Had compensation expenses for the same stock options been determined based on their fair values at the dates of grant and amortized over the period from the date of grant to the date that the awards vest, consistent with the provisions of SFAS No. 123, the Company's net profit (loss) and profit (loss) per share would have been reported as follows:

	Three-month period ended September 30,		Nine-month period ended September 30,
	2005	2004	2005	2004
	US$	US$	US$	US$

Net profit (loss) as reported	935,170	(758,413)	803,806	(2,874,616)
Total stock-based compensation expenses determined by the fair value method for all awards, net of tax	(46,629)	(60,881)	(139,887)	(263,819)

Pro forma	888,541	(819,294)	663,919	(3,138,435)

Profit (Loss) per share - Basic and diluted
As reported	0.03	(0.03)	0.03	(0.15)

Pro forma	0.03	(0.04)	0.02	(0.16)

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

7.	STOCK-BASED COMPENSATION (CONTINUED)

The fair value of the options granted is estimated on the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions used:

Expected dividend yield	None
Risk-free interest rate	2.1%
Expected stock price volatility	224%
Contractual life	3 years

The weighted average fair value per option granted at the date of grant was US$0.62. For purposes of pro forma disclosure, the estimated fair value of the options is amortized on a straight line basis to expense over the options’ vesting periods, i.e., 3 years as prescribed under the 2003 Plan.

8.    RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Mr. Bernard Chan	An officer and a shareholder of the Company
Mr. Chan Chi Ming	A director and a shareholder of the Company
Mr. Luo Chao Ming	A director and a shareholder of the Company
Mr. John Hui	A director and a shareholder of the Company
Mr. Ringo Leung	A former director of the Company
Mr. William Tsang	A shareholder and director of the Company
Mr. Ho Chi Kin	An independent director of the Company
Mr. Chan Zeliang	A shareholder and director of the Company
Mr. Huang Zehua	A shareholder of a subsidiary
Ms. Suo Hongxia	A shareholder of a subsidiary
Mr. Chen De Xiong	A shareholder of a subsidiary
Mr. Li Jingping	A director of a subsidiary
Beijing Wanlong Economic Consultancy Corporation Ltd.	PRC business affiliate of a subsidiary
Guangzhou City International Exhibition Co.	PRC business affiliate of a subsidiary
Guangzhou Cyber Strategy Limited	A company in which a director of the Company has beneficial interest
Guangzhou Goldlion City Properties Co., Ltd.	A company controlled by close family members of a director
Guangzhou Goldlion Environmental Technology Co. Ltd.	A company controlled by close family members of a director

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

8.    RELATED PARTY TRANSACTIONS (CONTINUED)

(a)    Names and relationship of related parties (Continued)

Existing relationships with the Company
Goldlion Holding Limited	A company controlled by close family members of a director
Xelex Inc.	A company in which a shareholder of the Company has beneficial interest
Top Link Ventures Limited	A company in which a director of the Company has beneficial interest
Guangzhou Huahao Industries Group Co. Ltd.	A company controlled by a director of the Company
Guangzhou Sanranxin Travel Ltd.	A company in which a director of the Company has beneficial interest
Union East Consultants Limited	A company in which a former director of a subsidiary has beneficial interest
Chinamax International Limited	A shareholder of a subsidiary

(b)    Summary of related party transactions

	Three-month period ended September 30,		Nine-month period ended September 30,
	2005	2004	2005	2004
	US$	US$	US$	US$
Consulting fee expenses to
Mr. Ringo Leung	—	—	—	5,128
Mr. Chan Chi Ming	19,266	—	66,521	—
Mr. Bernard Chan	19,231	—	63,009	2,564
Mr. John Hui	37,500	—	112,500	57,692
Mr. William Tsang	48,417	—	112,500	57,692
Mr. Luo Chao Ming	4,833	4,349	14,273	13,048
Mr. Ho Chi Kin	1,500	1,500	4,500	1,500
Mr. Chan Zeliang	8,620	—	16,268	—
Mr. Huang Zehua	3,429	—	5,005	—
Mr. Chen De Xiong	2,931	—	2,931	—
Ms. Suo Hongxia	1,382	—	1,836	—
Beijing Wanlong Economic Consultancy Corporation Ltd.	4,631	4,531	13,692	13,592
Guangzhou City International Exhibition Co.	4,631	4,531	13,692	13,592
Xelex Inc.	—	15,384	—	35,897
Top Link Ventures Limited	—	15,385	—	46,154
Guangzhou Cyber Strategy Limited	—	—	—	1,938

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

8.    RELATED PARTY TRANSACTIONS (CONTINUED)

(b)    Summary of related party transactions (Continued)

	Three-month period ended September 30,		Nine-month period ended September 30,
	2005	2004	2005	2004
	US$	US$	US$	US$
Sponsorship expenses to
Goldion Holding Limited	—	—	4,643	—

Rent and related expenses to
Guangzhou Goldlion City Properties Co., Ltd.	53,172	116,607	203,143	337,526
Guangzhou Goldlion Environmental Technology Co. Ltd.	42,340	—	96,239	—
Guangzhou Huahao Industries Group Co. Ltd.	—	37,622	—	37,622

Rental compensation income from
Guangzhou Goldlion City Properties Co. Ltd.	—	—	3,854	—

Sale of leasehold land and buildings to
Guangzhou Goldlion Environmental Technology Co. Ltd.	—	—	2,457,382	—

Personal guarantee granted from
Mr. William Tsang	1,923	1,923	1,923	1,923

Intangible asset sold to
Mr. William Tsang	—	—	1,320,000	—

Membership fee income from
Union East Consultants Limited	—	—	—	16,008

Assets purchased from
Guangzhou Huahao Industries Group Co. Ltd.	—	451,970	—	451,970

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

8.    RELATED PARTY TRANSACTIONS (CONTINUED)

(c)    Due from related parties

As of September 30, 2005
US$

Guangzhou Huahao Industries Group Co. Ltd.	1,404,158
Mr. Li Jingping	909
Ms. Huang Zehua	245,761
Mr. Chen De Xiong	370,141
Guangzhou Sanranxin Travel Limited	432

2,021,401

The amounts due from related parties represent unsecured advances which are interest-free and repayable on demand.

(d)    Due to related parties

As of September 30, 2005
US$

Mr. Ringo Leung	1,094
Beijing Wanlong Economic Consultancy Corporation Limited	4,631
Guangzhou Goldlion City Properties Co., Ltd.	3,355
Guangzhou City International Exhibition Company	13,894
Ms. Suo Hongxia	25,317
Chinamax International Limited	128,205

Classified as current liabilities	176,496

The amounts due to related parties represent unsecured advances which are interest-free and repayable on demand.
(e)    Due to a shareholder
As of September 30, 2005
US$

Mr. William Tsang	16,353

The amount due to a shareholder represents unsecured advances which is interest-free and repayable on demand.

China World Trade Corporation

Notes to Unaudited Condensed Consolidated Financial Statements
Three-month and nine-month periods ended September 30, 2005 and 2004

9.    BUSINESS SEGMENT INFORMATION

	Three-month period ended September 30,		Nine-month period ended September 30,
	2005	2004	2005	2004
	US$	US$	US$	US$
Operating revenues
Club and business centre	159,805	176,831	710,666	338,115
Business traveling services	1,473,498	580,757	3,579,565	580,757
Business value-added service	254,644	—	871,413	11,651
Rental	3,462	184,169	218,161	527,014
Trading and others	236	1,769	122,109	125,329

	1,891,645	943,526	5,501,914	1,582,866

Profit (Loss) from operations
Club and business centre	(82,628)	(222,106)	(281,127)	(726,285)
Business traveling services	244,306	269,120	853,633	269,120
Business value-added service	(2,757,082)	—	(3,427,815)	—
Rental	(137,637)	(25,266)	(237,273)	(111,009)
Trading and others	(1,043)	(3,121)	(66,095)	(31,111)

	(2,734,084)	18,627	(3,158,677)	(599,285)
Corporate expenses	(406,044)	(603,607)	(1,317,084)	(2,195,946)

Consolidated operating loss	(3,140,128)	(584,980)	(4,475,761)	(2,795,231)
Realized gains on available-for sale securities	4,260,761	—	6,079,960	—
Loss on disposal of leasehold land and buildings	—	—	(254,740)	—
Other income	3,862	27,733	44,170	129,883
Interest expense	(25,775)	(23,235)	(90,397)	(31,965)
Other expenses	(32)	—	(1,177)	—

Consolidated loss before income taxes and minority interest	1,098,688	(580,482)	1,302,055	(2,697,313)

10.   CONTINGENCIES

Prior to the acquisition by the Company, Guangdong New Generation Commercial Management Limited had been paying Mainland China income tax based on a calculation which was not in accordance with the standard rates stipulated by the Mainland China tax law. The shortfall of the underpaid tax liabilities, related surcharges and penalties up to the date of acquisition by the Company has been fully accrued in the consolidated financial statements. However, New Generation could potentially be liable for further surcharges for late payments and penalties, above the amount already accrued, for the period since the date of acquisition by the Company up to the balance sheet date. A shareholder of New Generation has indemnified the Company against such shortfall and additional tax-related liabilities. As of September 30, 2005, the estimated further surcharges and penalties which New Generation is potentially liable for amounted to US$324,956 and US$7,217,375 respectively. The estimated penalties are based on the highest assessable rate, which range from 50% and 500%.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Owners of
GUANGZHOU NEW GENERATION COMMERCIAL MANAGEMENT LIMITED

We have audited the accompanying balance sheets of Guangzhou New Generation Commercial Management Limited as of March 31, 2004, December 31, 2003 and December 31, 2002 and the related statements of operations, owners’ equity and cash flows for the three-month period ended March 31, 2004 and for each of the years of the two-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guangzhou New Generation Commercial Management Limited as of March 31, 2004, December 31, 2003 and December 31, 2002 and the results of its operations and cash flows for the three-month period ended March 31, 2004 and for each of the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

/s/ Moores Rowland Mazars

Chartered Accountants
Certified Public Accountants
Hong Kong

Date: August 12, 2004

Guangzhou New Generation Commercial Management Limited

Audited Financial Statements

GUANGZHOU NEW GENERATION COMMERCIAL MANAGEMENT LIMITED

BALANCE SHEETS

		As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	Note	US$	US$	US$
ASSETS

CURRENT ASSETS

Cash and cash equivalents		2,312,366	216,151	994,312
Trade and other receivables	6	1,829,302	963,540	297,799
Other investments	7	12,067	12,067	14,480

TOTAL CURRENT ASSETS		4,153,735	1,191,758	1,306,591
Property, plant and equipment, net	8	119,429	99,883	136,741

TOTAL ASSETS		4,273,164	1,291,641	1,443,332

LIABILITIES AND OWNERS’ EQUITY

CURRENT LIABILITIES

Trade and other payables	9	6,003,374	3,255,508	3,105,387
Tax payables		1,123,445	1,081,082	507,732
Short-term bank loans	10	1,206,695	1,206,695	724,017

TOTAL LIABILITIES		8,333,514	5,543,285	4,337,136

COMMITMENTS AND CONTINGENCIES	12&17

OWNERS’ DEFICIT

Paid-in capital	14	603,347	603,347	603,347
Due from a related party	11(b)	(4,785,937)	(4,425,262)	(3,196,285)
Statutory reserves	15	301,674	301,674	231,674
Accumulated deficit		(179,434)	(731,403)	(532,540)

TOTAL OWNERS’ DEFICIT		(4,060,350)	(4,251,644)	(2,893,804)

TOTAL LIABILITIES AND OWNERS’ DEFICIT		4,273,164	1,291,641	1,443,332

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Audited Financial Statements

GUANGZHOU NEW GENERATION COMMERCIAL MANAGEMENT LIMITED

STATEMENTS OF OPERATIONS

		Three-month period ended	Year ended December 31,
		March 31, 2004	2003	2002
	Note	US$	US$	US$
OPERATING REVENUES		1,702,463	1,975,098	1,652,756
Operating costs and expenses		(956,869)	(899,503)	(1,140,012)
Selling, general and administrative expenses		(134,490)	(572,878)	(406,732)

PROFIT FROM OPERATIONS		611,104	502,717	106,012

NON—OPERATING INCOME (EXPENSES)
Other income		1,958	17,119	12,664
Interest expenses		(18,647)	(75,251)	(79,270)

PROFIT BEFORE INCOME TAXES		594,415	444,585	39,406
Provision for income taxes	5	(42,446)	(573,448)	(351,792)

NET PROFIT (LOSS)		551,969	(128,863)	(312,386)

GUANGZHOU NEW GENERATION COMMERCIAL MANAGEMENT

LIMITED STATEMENTS OF CASH FLOWS

	Three-month period ended	Year ended December 31,
	March 31, 2004	2003	2002
	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net profit (loss)	551,969	(128,863)	(312,386)

Adjustments to reconcile net profit to net cash provided by (used in) operating activities:
Provision for income taxes	42,446	573,448	351,792
Depreciation	9,759	38,137	37,386
Changes in working capital:
Trade and other receivables	(880,350)	(668,304)	72,402
Trade and other payables	2,747,866	150,121	1,567,010
Income taxes paid	(83)	(98)	(6,060)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,471,607	(35,559)	1,710,144

The financial statements should be read in conjunction with the accompanying notes.

Three-month period ended	Year ended December 31,
March 31, 2004	2003	2002
US$	US$	US$
CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to related parties	(346,087)	(1,226,414)	(911,146)
Acquisition of property, plant and equipment	—	(1,279)	—
Acquisition of other investments	(29,305)	(12,067)	(10,359)
Disposal of other investments	—	14,480	(14,480)

NET CASH USED IN INVESTING ACTIVITIES	(375,392)	(1,225,280)	(935,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Inception of bank loan	—	1,206,695	1,206,695
Repayment of bank loan	—	(724,017)	(1,086,025)
NET CASH PROVIDED BY FINANCING ACTIVITIES	—	482,678	120,670
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,096,215	(778,161)	894,829

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD/YEAR	216,151	994,312	99,483

CASH AND CASH EQUIVALENTS AT END OF PERIOD/YEAR	2,312,366	216,151	994,312

ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances	2,312,366	216,151	994,312

GUANGZHOU NEW GENERATION COMMERCIAL MANAGEMENT LIMITED

STATEMENTS OF OWNERS’ EQUITY

	PAID IN CAPITAL	Due from a related party	STATUTORY RESERVES	ACCUMULATED SURPLUS (DEFICIT)
	US$	US$	US$	US$
Balance as of December 31, 2001	603,347	(2,448,021)	73,223	(61,703)
Net loss	—	—	—	(312,386)
Net advances to a related party	—	(748,264)	—	—
Transfer to statutory reserves	—	—	158,451	(158,451)
Balance as of December 31, 2002	603,347	(3,196,285)	231,674	(532,540)
Net loss	—	—	—	(128,863)
Net advances to a related party	—	(1,228,977)	—	—
Transfer to statutory reserves	—	—	70,000	(70,000)
Balance as of December 31, 2003	603,347	(4,425,262)	301,674	(731,403)
Net profit	—	—	—	551,969
Net advances to a related party	—	(360,675)	—	—
Transfer to statutory reserves	—	—	—	—
BALANCE AS OF MARCH 31, 2004	603,347	(4,785,937)	301,674	(179,434)

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

1.    ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated under the laws of the People’s Republic of China (“PRC”) on April 3, 1998 as Guangzhou New Generation Commercial Management Limited with an operating period from April 3, 1998 to April 28, 2006. Since incorporation, the Company has been engaged in providing air-ticketing agency services in the Guangzhou Province in the PRC. Although the Company has net profit of US$551,969 for the three-month period ended March 31, 2004, it experienced net loss of US$128,863 and US$312,386 for the year ended December 31, 2003 and 2002 respectively. Besides, it has an owners’ deficit of US$4,060,350, US$4,251,644 and US$2,893,804 as of March 31, 2004, December 31, 2003 and December 31, 2002. In consideration of the owners’ deficit as of March 31, 2004 in the amount of US$4,060,350, according to the Equity Transfer Agreement entered into between Guangzhou Huahao Industries Holdings Limited and China World Trade Corporation in April 2004, the shareholders and management of the Company are obligated and committed to inject additional assets into the Company. In addition, the Company expects to generate over US$2 million net profit for the year ended December 31, 2004. Management believes that the above measures will alleviate the amount of owners’ deficit significantly by the end of year 2004. However, there can be no assurance that the Company will be successful with its efforts to attain the plans as mentioned above and its inability to do so could adversely impact the Company’s business, financial position and prospects.

2.    BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”).

3.    RECENTLY ISSUED ACCOUNTING STANDARDS

There are no new accounting pronouncements for which adoption is expected to have a material effect on the Company’s financial statements.

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of accounting. The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The measurement basis used in the preparation of the financial statements is historical cost. Cost in relation to assets represents the cash paid or the fair value of the assets, as appropriate.

(b) Revenue recognition. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No.: 101, “Revenue Recognition in Financial Statements” and Emerging Issues Task Force 99-19: “Reporting Revenue Gross as a principal versus Net as an Agent”, when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

The Company receives commissions from travel suppliers for air-ticketing services through the Company’s transaction and service platform under various services agreements with related and unrelated parties. Commissions from air-ticketing services rendered are recognized after air tickets are issued and delivered to customers. Contracts with certain travel suppliers contain incentive commissions typically subject to achieving specific performance targets and such incentive commissions are recognized when they are reasonably assured that the Company is entitled to such incentive commissions. The Company presents revenues from such transactions on a net basis in the statements of operations as the Company does not assume any inventory risks and generally has no obligations for cancelled airline ticket reservations.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For information purposes, the commission income of the Company was derived from air-ticketing services with total value as follows:

	Three-month period ended	Year ended December 31,
	March 31, 2004	2003	2002
	US$	US$	US$

VALUE OF AIR-TICKET FARE	23,345,480	62,324,122	44,300,137

(c) Statement of cash flows. Cash equivalents are defined as short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent only when it has a maturity of three months or less from its acquisition date.

(d) Translation of foreign currency. The Company considers Renminbi as its functional currency as the Company’s business activities are based in Renminbi. However, the Company has chosen the United States dollar as its reporting currency.

Transactions in currencies other than functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are dealt with in the statement of operation.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

(e) Concentration of credit risk. The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

(f) Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment loss.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Major costs incurred in restoring assets to their normal working conditions are charged to the income statement. Improvements are capitalized and depreciated over their expected useful lives.

The gain or loss arising from the retirement or disposal of property, plant and equipment is determined as the difference between the estimated net sales proceeds and the carrying amount of the assets and is recognized as income or expense in the statements of operations.

Depreciation is provided to write off the cost of property, plant and equipment, over their estimated useful lives from the date on which they become fully operational and after taking into account of their estimated residual values, using the straight-line method, at 14% to 50% per annum.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

(g) Operating leases. Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as expense on the straight-line basis over the lease terms. The Company leases certain premises under non-cancelable operating leases. Rental expenses under operating leases were US$21,138, US$61,854 and US$137,937 for the three-month period ended March 31, 2004 and each of the years of the two-year period ended December 31, 2003.

(h) Related parties. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

(i) Use of estimates. The preparation of the financial statements in conformity with USGAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation, taxes and contingencies.

(j) Allowance for doubtful accounts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Throughout the periods presented, no provision for doubtful accounts has been made by the Company as the Company has not experienced any collectibility problem over its trade accounts receivable.

5.    INCOME TAXES

The Company is subject to PRC Enterprise Income Taxes (“EIT”) on an entity basis on income arising in or derived from the PRC. The applicable EIT rate is 3% on the net revenues generated during the three-month period ended March 31, 2004. During the years ended December 31, 2003 and 2002, the applicable EIT rate was 33% of net income during the year.

6.    TRADE AND OTHER RECEIVABLES

		As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	NOTE	US$	US$	US$
Trade receivables		1,144,170	442,955	—
Deposits and other receivables		664,406	485,271	259,922
Due from related parties	11(b)	20,726	35,314	37,877
		1,829,302	963,540	297,799

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

7.    OTHER INVESTMENTS

The balance represents “available-for-sale” mutual funds made up of debt and equity securities. As at the balance sheet date, as the cost approximated to the fair value, no gain or loss was recognized.

8.    PROPERTY, PLANT AND EQUIPMENT, NET

	As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Motor vehicles	63,316	63,316	63,316
Furniture, fixtures and equipment	201,361	172,056	170,777
Less: Accumulated depreciation	(145,248)	(135,489)	(97,352)
Net book value	119,429	99,883	136,741

9.    TRADE AND OTHER PAYABLES

	Note	As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
		US$	US$	US$
Trade payables		4,052,587	1,519,648	1,714,901
Accrued charges and other payables		1,370,414	1,054,552	605,032
Due to related parties	11(c)	580,373	681,308	785,454
		6,003,374	3,255,508	3,105,387

10.   SHORT-TERM BANK LOANS

Guangzhou Huahao Industries Holdings Limited, Guangzhou XZR International Travel Services Limited, Chen Ze Liang and a third party, Guangzhou Yinda Guarantee Service Company Limited provided corporate and personal guarantee to the bank against the bank loans granted to the Company. Please refer to Note 11 to these financial statements for details of relationship of these guarantors with the Company.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

11.    RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Guangzhou Huahao Insurance Agency Limited	A company in which a director of the Company has a beneficial interest

Guangzhou Huahao Industries Holdings Limited	A company in which a director of the Company has a beneficial interest

Guangzhou XZR International Travel Services Limited	A company in which a director of the Company has a beneficial interest

Guangzhou Easy Boarding Business Services Limited	A company in which a director of the Company has a beneficial interest

Guangzhou SRX Travel Service Limited	A company in which a director of the Company has a beneficial interest

Guangzhou Xinledai Travel Agency	A company in which a director of the Company has a beneficial interest

Chen Ze Liang	A shareholder and a director of the Company

(b)    Due from related parties

	As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Guangzhou Huahao Industries Holdings Limited	4,785,937	4,425,262	3,196,285
Guangzhou XZR International Travel Services Limited	—	11,761	37,877
Guangzhou Easy Boarding Business Services Limited	18,221	—	—
Guangzhou SRX Travel Service Limited	2,505	23,553	—
	20,726	35,314	37,877

The amounts due from related parties represent unsecured advances which are interest-free and repayable on demand.

(c)    Due to related parties

	As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Guangzhou Xinledai Travel Agency Services Company Limited	—	—	615,673
Guangzhou Easy Boarding Business Services Limited	—	80,759	120,669
Guangzhou Huahao Insurance Agency Limited	580,373	600,549	49,112
	580,373	681,308	785,454

The amounts due to related parties represent unsecured advances which are interest-free and repayable on demand.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

12.   OPERATING LEASE COMMITMENTS

The Company has total outstanding commitments not provided for under non-cancelable operating leases, which are payables as follows:

AS OF MARCH 31, 2004
Year ending December 31	US$
2004	42,142
2005	46,914
2006	3,185
92,241

13.   RETIREMENT PLAN

As stipulated by PRC regulations, the Company maintains a defined contribution retirement plan for all of its employees who are residents of PRC. All retired employees of the Company are entitled to an annual pension equal to their basic annual salary upon retirement. The Company contributed to a state sponsored retirement plan at a certain percentage of the gross salary of its employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state sponsored retirement plan is responsible for the entire pension obligations payable to all employees. The pension expense for the three-month period ended March 31, 2004 and each of the two years ended December 31, 2003 was US$1,747, US$6,607 and US$6,442 respectively.

14.    PAID-IN CAPITAL

On April 3, 1998, the Company was incorporated in the PRC with registered capital of RMB500,000, which is approximately equivalent to US$60,335. The said amount was fully paid up upon its incorporation. On February 10, 1999 and May 6, 1999, the registered capital was increased to RMB1,500,000 and RMB5,000,000, which is approximately equivalent to US$181,004 and US$603,347 respectively, by additional cash contributed by the owner.

15.   STATUTORY RESERVES

Statutory reserves of the Company include the statutory common reserve fund and the statutory common welfare fund. Pursuant to regulations in the PRC, the Company sets aside 10% of its profit after tax for the statutory common reserve fund (except when the fund has reached 50% of the Company’s registered capital) and 5% of its profit after tax for the statutory common welfare fund. The statutory common reserve fund can be used for the following purposes: - to make good losses in previous years; or - to convert into capital, provided such conversion is approved by a resolution at an owners’ general meeting and the balance of the statutory common reserve fund does not fall below 25% of the registered capital. The statutory common welfare fund, which is to be used for the welfare of the staff and workers of the Company, is of a capital nature.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Notes to Audited Financial Statements

16.   POST BALANCE SHEET EVENT

On April 1, 2004, the registered capital of the Company has been increased by RMB10,000,000 to RMB15,000,000, which is approximately equivalent to US$1,810,042. The said amount had been satisfied by cash contributed by the owners.

Pursuant to an agreement entered into between the owners of the Company and a subsidiary of China World Trade Corporation in April 2004, all of their interests in the Company are to be transferred to a subsidiary of China World Trade Corporation. China World Trade Corporation is a public company listed on the National Association of Securities Dealers Automated Quotations Over-the -Counter Bulletin Board.

17.   CONTINGENCIES

The Company has made full tax provision in accordance with relevant laws and regulations in the PRC. However, for PRC tax reporting purpose, the Company only recognizes revenue on a business tax invoices basis instead of when services are provided. Accordingly, the company faces surcharge and penalty, additional to the original amount of taxes payable, ranging from 50% to 500% of the original amount of taxes payable. The Company has already provided for the surcharge and penalty of 50% of the taxes payable in the financial statements. Although the exact amount of penalty cannot be estimated with any reasonable degree of certainty, the board of directors considers it is unlikely that any tax penalty in excess of the amounts provided will be imposed.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Unaudited Six-Month Financial Statements

Condensed Consolidated Balance Sheet
		As of June 30, 2004
		Unaudited
ASSETS	Note	US$

Current assets
Cash and cash equivalents		1,859,179
Trade and other receivables	3	1,778,850

Total current assets		3,638,029
Property, plant and equipment, net		127,898

Total assets		3,765,927

LIABILITIES AND OWNERS’ EQUITY

Current liabilities
Trade and other payables	4	5,331,883
Tax payable		1,642,795
Short-term bank loan	5	1,206,695

Total liabilities		8,181,373

Commitments and contingencies	10

Minority interests		762,504

Owners’ equity
Paid-in capital	6	1,810,042
Statutory reserve		536,667
Due from a shareholder	7(b)	(7,687,829)
Accumulated deficit		163,170

Total owners’ equity		(5,177,950)

Total liabilities and owners’ equity		3,765,927

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Unaudited Six-Month Financial Statements

 Condensed Consolidated Statements of Operations
	Six-month period ended June 30,
	2004	2003
	US$	US$
	Unaudited	Unaudited
Operating revenues	3,320,989	455,885

Operating costs and expenses	(1,817,263)	(376,003)

Selling, general and administrative expenses	(253,761)	(129,515)

Profit (Loss) from operations	1,249,965	(49,633)

Non-operating income (expenses)
Other income	438,302	—
Interest expense	(38,945)	(37,071)

Profit (Loss) before income taxes and minority interest	1,649,322	(86,704)

Provision for income taxes	(520,238)	(8,160)

Profit (Loss) before minority interest	1,129,084	(94,864)

Minority interest	482	—

Net profit (loss)	1,129,566	(94,864)

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou New Generation Commercial Management Limited

Unaudited Six-Month Financial Statements

Condensed Consolidated Statements of Cash Flows
	Six-month period ended June 30,
	2004	2003
	Unaudited	Unaudited
	US$	US$
Cash flows from operating activities:
Net profit (loss)	1,129,566	(94,864)

Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Gain on disposal of investment	(1,251)	(13)
Negative goodwill as other income	(458,246)	—
Minority interest	(1,794)	—
Depreciation	43,402	19,068
Changes in working capital:
Trade and other receivables	(812,703)	(672,818)
Trade and other payables	2,719,310	(1,215,070)
Tax payable	511,724	8,157

Net cash provided by (used in) operating activities	3,130,008	(1,955,540)

Cash flows from investing activities:
Proceeds from disposal of investment	13,318	—
Acquisition of property, plant and equipment	(50,995)	14,493
Acquisition of subsidiaries	16,986	—

Net cash (used in) provided by investing activities	(20,691)	14,493

Cash flows from financing activities:
Inception of bank loan	1,206,695	1,206,695
Advance from a shareholder	(2,672,984)	1,001,593
Repayment of amount borrowed	(1,206,695)	(724,017)
Increase in registered capital	1,206,695	—

Net cash (used in) provided by financing activities	(1,466,289)	1,484,271

Net increase (decrease) in cash and cash equivalents	1,643,028	(456,776)

Cash and cash equivalents at beginning of year	216,151	994,312

Cash and cash equivalents at end of year	1,859,179	537,536

Analysis of balances of cash and cash equivalents
Cash and bank balances	1,859,179	537,536

Supplemental disclosure information:
Income taxes paid	8,514	—
Interest paid	38,945	37,071

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Notes to Unaudited Six-Month Financial Statements

1.    BASIS OF PRESENTATION

The accompanying financial data as of June 30, 2004 and for the six-month period ended June 30, 2004 and 2003, have been prepared by the Company, without audit.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited financial statements for the period ended March 31, 2004, and for each of the years of the two-year period ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2004 and for the six-month period ended June 30, 2004 and 2003, have been made. The results of operations for the six-month period ended June 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

2.    REORGANIZATION

Pursuant to an amended agreement, Guangzhou Huahao Industries Holdings Limited and / or its affiliates agreed to transfer certain interests in several companies to the Company. The transfer of interests in Guangzhou Huahao Insurance Agency Limited and Guangzhou Xinyou Foreign Enterprise Services Company Limited were completed before June 30, 2004.

3.    TRADE AND OTHER RECEIVABLES

As of June 30, 2004
US$

Trade receivables	1,046,857
Deposits and other receivables	731,993
1,778,850

4.    TRADE AND OTHER PAYABLES

		As of June 30, 2004
	Note	US$

Trade payables		3,707,934
Tax payable - surcharge		925,604
Accrued charges		9,667
Other payables		664,544
Due to a related party	7(c)	24,134
		5,331,883

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Notes to Unaudited Six-Month Financial Statements

5.    SHORT-TERM BANK LOAN

Guangzhou Hauhao Industries Holdings Limited, Guangzhou XZR International Travel Services Limited, Chen Ze Liang and a third party, Guangzhou Yinda Guarantee Service Company Limited provided corporate and personal guarantees to the bank as collateral for bank loans granted to the Company. Please refer to note 7(a) to these financial statements for details of relationship of these guarantors with the Company.

6.    ISSUANCE OF SHARES

On April 1, 2004, the registered capital of the Company has been increased by RMB5,000,000 to RMB15,000,000, which is approximately equivalent to US$1,810,042. The said amount had been satisfied by cash contributed by the owners.

7.    RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Guangzhou Hauhao Industries Holdings Limited	A shareholder of the Company
Guangzhou XZR International Travel Services Limited	A company in which a director of the Company has a beneficiary interest
Guangzhou SRX Travel Service Limited	A company in which a director of the Company has a beneficiary interest
Mr. Chen Ze Liang	A shareholder and a director of the Company
Ms. Suo Hong Xia	A shareholder and a director of the Company

(b)    Due from a shareholder

As of June 30, 2004
US$
Guangzhou Hauhao Industries Holdings Limited	7,687,829

The amount due from a shareholder represents unsecured advance which is interest-free and repayable on demand.

(c)    Due to a related party

As of June 30, 2004
US$
Suo Hong Xia	24,134

The amount due to a related party represents an unsecured advance which is interest-free and repayable on demand.

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Notes to Unaudited Six-Month Financial Statements

8.    OPERATING LEASE COMMITMENTS

The Company has total outstanding commitments not provided for under non-cancelable operating leases, which are payable as follows:

US$
Year ending June 30,
2005	55,604
2006	14,456
2007	1,593
71,653

The Company leases certain premises under non-cancellable operating leases. Rental expenses under operating leases were US$12,378 and US$21,675 for the six-month periods ended June 30, 2004 and 2003 respectively.

9.    POST BALANCE SHEET EVENT

Pursuant to an agreement entered into between the owners of the Company and a subsidiary of China World Trade Corporation in April 2004, all of their interests in the Company are to be transferred to a subsidiary of China World Trade Corporation. China World Trade Corporation is a public company listed on the National Association of Securities Dealers Automated Quotations Over-the Counter Bulletin Board.

10.   CONTINGENCIES

The Company has made full tax provision in accordance with relevant laws and regulations in the PRC. However, for PRC tax reporting purpose, the Company only recognizes revenue on a business tax invoices basis instead of when services are provided. Accordingly, the Company faces surcharge and penalty, additional to the original amount of taxes payable, ranging from 50% to 500% of the original amount of taxes payable. The Company has already provided for the surcharge and penalty of 50% of the taxes payable in the financial statements. Although the exact amount of penalty cannot be estimated with any reasonable degree of certainty, the board of directors considers it is unlikely that any tax penalty in excess of the amounts provided will be imposed.

The financial statements should be read in conjunction with the accompanying notes.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Owners of
GUANGZHOU HUAHAO INSURANCE AGENCY LIMITED

We have audited the accompanying balance sheets of Guangzhou Huahao Insurance Agency Limited as of March 31, 2004, December 31, 2003 and December 31, 2002 and the related statements of operations, owners’ equity and cash flows for the three-month period ended March 31, 2004 and for each of the periods/years in the two-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guangzhou Huahao Insurance Agency Limited as of March 31, 2004, December 31, 2003 and December 31, 2002 and the results of its operations and cash flows for the three-month period ended March 31, 2004 and for each of the period/year in the two years period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

/s/ Moores Rowland Mazars

Chartered Accountants
Certified Public Accountants
Hong Kong

Date: August 12, 2004

Guangzhou Huahao Insurance Agency Limited

Audited Financial Statements

BALANCE SHEETS

		As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	Note	US$	US$	US$
ASSETS

CURRENT ASSETS

Cash and cash equivalents		21,406	25,736	38,982
Other receivables	6	581,878	604,166	49,876
Prepayments		845	—	3,620

TOTAL CURRENT ASSETS		604,129	629,902	92,478

Property, plant and equipment, net	7	8,766	8,148	8,932

TOTAL ASSETS		612,895	638,050	101,410

LIABILITIES AND OWNERS’ EQUITY

CURRENT LIABILITIES

Trade and other payables	8	31,962	27,808	143,225
Tax payables		4,573	4,988	368

TOTAL LIABILITIES		36,535	32,796	143,593

COMMITMENTS AND CONTINGENCIES	10

OWNERS’ EQUITY

Paid-in capital	12	1,206,695	1,206,695	1,206,695
Due from a related party	9(c)	(1,362,989)	(1,245,070)	(1,238,941)
Statutory reserves	13	110,872	97,601	—
Accumulated surplus (deficit)		621,782	546,028	(9,937)

TOTAL OWNERS’ EQUITY		576,360	605,254	(42,183)

TOTAL LIABILITIES AND OWNERS’ EQUITY		612,895	638,050	101,410

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Audited Financial Statements

GUANGZHOU HUAHAO INSURANCE AGENCY LIMITED

STATEMENTS OF OPERATIONS

		THREE-MONTH PERIOD ENDED MARCH 31, 2004	Year ended December 31, 2003	Period from January 15, 2002 (date of incorporation) to December 31, 2002
	NOTE	US$	US$	US$

OPERATING REVENUES		163,543	929,916	255,052
Operating costs and expenses		(9,724)	(61,364)	(53,716)
Selling, general and administrative expenses		(60,282)	(189,106)	(206,872)

PROFIT (LOSS) FROM OPERATIONS		93,537	679,446	(5,536)

NON-OPERATING INCOME
Other income		61	99	409

PROFIT (LOSS) BEFORE INCOME TAXES		93,598	679,545	(5,127)
Provision for income taxes	5	(4,573)	(25,979)	(4,810)

NET PROFIT (LOSS)		89,025	653,566	(9,937)

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Audited Financial Statements

GUANGZHOU HUAHAO INSURANCE AGENCY LIMITED

STATEMENTS OF CASH FLOWS
	THREE-MONTH PERIOD ENDED MARCH 31, 2004	Year ended December 31, 2003	Period from January 15, 2002 (date of incorporation) to December 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss)	89,025	653,566	(9,937)

Adjustments to reconcile net profit (loss) to net cash used in operating activities:
Provision for income taxes	4,573	25,979	4,810
Depreciation	1,059	2,378	933
Changes in working capital:
Other receivables	2,112	(2,853)	(764)
Prepayments	(845)	3,620	(3,620)
Trade and other payables	4,154	(115,417)	143,225
Income taxes paid	(4,988)	(21,359)	(4,442)

NET CASH PROVIDED BY OPERATING ACTIVITIES	95,090	545,914	130,205

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to related parties	(97,743)	(557,566)	(1,288,053)
Acquisition of property, plant and equipment	(1,677)	(1,594)	(9,865)

NET CASH USED IN INVESTING ACTIVITIES	(99,420)	(559,160)	(1,297,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution from owners	—	—	1,206,695

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	1,206,695

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,330)	(13,246)	38,982

CASH AND CASH EQUIVALENTS AT BEGINNING
OF PERIOD/YEAR	25,736	38,982	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD/YEAR	21,406	25,736	38,982

ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances	21,406	25,736	38,982

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Audited Financial Statements

GUANGZHOU HUAHAO INSURANCE AGENCY LIMITED

STATEMENTS OF OWNERS' EQUITY

	PAID IN CAPITAL	Due from a related party	STATUTORY RESERVES	ACCUMULATED SURPLUS (DEFICIT)
	US$	US$	US$	US$

Capital paid in upon incorporation on January 15, 2002	1,206,695	—	—	—

Net advances to a related party	—	(1,238,941)	—	—

Net loss	—	—	—	(9,937)

Balance as of December 31, 2002	1,206,695	(1,238,941)	—	(9,937)

Net profit	—	—	—	653,566

Net advances to a related party	—	(6,129)	—	—

Transfer to statutory reserves	—	—	97,601	(97,601)

Balance as of December 31, 2003	1,206,695	(1,245,070)	97,601	546,028

Net profit	—	—	—	89,025

Net advances to a related party	—	(117,919)	—	—

Transfer to statutory reserves	—	—	13,271	(13,271)

BALANCE AS OF MARCH 31, 2004	1,206,695	(1,362,989)	110,872	621,782

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Notes to Audited Financial Statements

1.    ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated under the laws of the People's Republic of China ("PRC") on January 15, 2002 with an operating period from January 15, 2002 to January 15, 2005. Pursuant to the regulation of insurance agency business in the PRC, renewal of business license shall be applied for prior to sixty days of the expiration date of the business license. Management shall arrange for renewal of its business license in accordance with the regulation. Since incorporation, the Company has been engaged in providing insurance agency services in the Guangzhou Province in the PRC.

2.    BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("USGAAP").

3.    RECENTLY ISSUED ACCOUNTING STANDARDS

There are no new accounting pronouncements for which adoption is expected to have a material effect on the Company's financial statements.

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of accounting. The financial statements are prepared in accordance with generally accepted accounting principles in the United States. The measurement basis used in the preparation of the financial statements is historical cost. Cost in relation to assets represents the cash paid or the fair value of the assets, as appropriate.

(b) Revenue recognition. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No.: 101, "Revenue Recognition in Financial Statements" and Emerging Issues Task Force 99-19: "Reporting Revenue Gross as a principal versus Net as an Agent", when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

The Company receives commissions from insurance companies for insurance agency services provided. Commissions from insurance agency services rendered are recognized upon provision of such services. The Company presents revenues from such transactions on a net basis in the statements of operations and comprehensive income (loss) as the Company does not assume any inventory risks and generally has no obligations for cancelled insurance policies.

For information purposes, the commission income of the Company was derived from insurance policies with total premium income as follows:

	Three-Month Period Ended March 31, 2004	Year ended December 31, 2003	Period from January 15, 2002 (date of incorporation) to December 31, 2002
	US$	US$	US$
PREMIUM INCOME OF INSURANCE POLICIES	1,345,381	36,725,635	2,119,703

(c) Statement of cash flows. Cash equivalents are defined as short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent only when it has a maturity of three months or less from its acquisition date.

Guangzhou Huahao Insurance Agency Limited

Notes to Audited Financial Statements

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Translation of foreign currency. The Company considers Renminbi as its functional currency as the Company's business activities are based in Renminbi. However, the Company has chosen the United States dollar as its reporting currency.

Transactions in currencies other than functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are dealt with in the statement of operation.

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

(e) Concentration of credit risk. The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The business activities and accounts receivable are principally with insurance companies in the PRC. Management believes that no significant credit risk exists as credit losses, when realized, have been within the range of management's expectations.

(f) Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Major costs incurred in restoring assets to their normal working conditions are charged to the income statement. Improvements are capitalized and depreciated over their expected useful lives.

The gain or loss arising from the retirement or disposal of property, plant and equipment is determined as the difference between the estimated net sales proceeds and the carrying amount of the assets and is recognized as income or expense in the statements of operations.

Depreciation is provided to write off the cost of property, plant and equipment, over their estimated useful lives from the date on which they become fully operational and after taking into account of their estimated residual values, using the straight-line method, at 20% per annum.

The Company recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

(g) Operating leases. Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as expense on the straight-line basis over the lease terms.

The Company leases certain premises under non-cancelable operating leases. Rental expenses under operating leases were US$18,100, US$72,402 and US$60,335 for the three-month period ended March 31, 2004 and each of the period/year ended December 31, 2003.

Guangzhou Huahao Insurance Agency Limited

Notes to Audited Financial Statements

(h) Related parties. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

(i) Use of estimates. The preparation of the financial statements in conformity with USGAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation, taxes and contingencies.

(j) Allowance for doubtful accounts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful account will change. Accounts receivable are presented net of allowances for doubtful accounts of US$-, US$- and US$109,018 for the three-month period ended March 31, 2004 and each of the years of the two year period ended December 31, 2003 respectively.

5.    INCOME TAXES

The Company is subject to PRC Enterprise Income Tax ("EIT") on an entity basis on income arising in or derived from the PRC. The applicable EIT tax rate is 8% on the net revenues generated during the year.

6.    OTHER RECEIVABLES

		As of March 31, 2004	As of December 31, 2003	As of December 31, 2002
	NOTE	US$	US$	US$
Other receivables		1,505	3,617	764
Due from related parties	9(c)	580,373	600,549	49,112
		581,878	604,166	49,876

7.    PROPERTY, PLANT AND EQUIPMENT, NET

	AS OF MARCH 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Furniture, fixtures and equipment	13,136	11,459	9,865
Less: Accumulated depreciation	(4,370)	(3,311)	(933)
Net book value	8,766	8,148	8,932

Guangzhou Huahao Insurance Agency Limited

Notes to Audited Financial Statements

8.    TRADE AND OTHER PAYABLES

	AS OF MARCH 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Accrued charges	19,772	13,218	55,164
Other payables	12,190	14,590	88,061
	31,962	27,808	143,225

9.    RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Guangzhou New Generation Commercial Management Limited	A company in which a director of the Company has a beneficial interest
Guangzhou Huahao Industries Holdings Limited	A company in which a director of the Company has a beneficial interest

(b)    Summary of related party transactions

	THREE-MONTH PERIOD ENDED MARCH 31, 2004	Year ended December 31, 2003	Period from January 15, 2002 (date of incorporation) to December 31, 2002
	US$	US$	US$
Rent expenses to
Guangzhou Huahao Industries Holdings Limited	18,100	72,402	60,335

(c)    Due from related parties

	AS OF MARCH 31, 2004	As of December 31, 2003	As of December 31, 2002
	US$	US$	US$
Guangzhou New Generation Commercial Management Limited	580,373	600,549	49,112
Guangzhou Huahao Industries Holdings Limited	1,362,989	1,245,070	1,238,941

The amounts due from related parties represent unsecured advances which are interest-free and repayable on demand.

Guangzhou Huahao Insurance Agency Limited

Notes to Audited Financial Statements

10.   OPERATING LEASE COMMITMENTS

The Company has total outstanding commitments not provided for under non-cancelable operating leases, which are payables as follows:

AS OF MARCH 31, 2004
US$
Year ending December 31
2004	54,303
2005	72,402
90,503

11.   RETIREMENT PLAN

As stipulated by PRC regulations, the Company maintains a defined contribution retirement plan for all of its employees who are residents of PRC. All retired employees of the Company are entitled to an annual pension equal to their basic annual salary upon retirement. The Company contributed to a state sponsored retirement plan at a certain percentage of the gross salary of its employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state sponsored retirement plan is responsible for the entire pension obligations payable to all employees. The pension expense for the three-month period ended March 31, 2004 and each of the period/year ended December 31, 2003 was US$598, US$3,092 and US$1,650 respectively.

12.   PAID-IN CAPITAL

On January 15, 2002, the Company was incorporated in the PRC with registered capital of RMB10,000,000, which is approximately equivalent to US$1,206,695. The said amount has been fully paid up upon its incorporation.

13.   STATUTORY RESERVES

Statutory reserves of the Company include the statutory common reserve fund and the statutory common welfare fund. Pursuant to regulations in the PRC, the Company sets aside 10% of its profit after tax for the statutory common reserve fund (except when the fund has reached 50% of the Company's registered capital) and 5% of its profit after tax for the statutory common welfare fund. The statutory common reserve fund can be used for the following purposes:

- to make good losses in previous years; or

- to convert into capital, provided such conversion is approved by a resolution at a owners' general meeting and the balance of the statutory common reserve fund does not fall below 25% of the registered capital.

The statutory common welfare fund, which is to be used for the welfare of the staff and workers of the Company, is of a capital nature.

Guangzhou Huahao Insurance Agency Limited

Unaudited Six-Month Financial Statements

Condensed Balance Sheet

		As of June 30, 2004
		Unaudited

ASSETS	Note	US$

Current assets
Cash and cash equivalents		12,495
Trade and other receivables	2	697,721

Total current assets		710,216
Property, plant and equipment, net		19,648

Total assets		729,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade and other payables	3	31,385
Tax payable		49,929

Total liabilities		81,314

Owners’ equity
Paid-in capital		1,206,695
Statutory reserves		121,155
Due from a shareholder	5(c)	(1,313,514)
Accumulated surplus		634,214

Total stockholders' equity		648,550

Total liabilities and owners' equity		729,864

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Unaudited Six-Month Financial Statements

Condensed Statements of Operations
	Six-month period ended June 30,
	2004	2003
	US$	US$
	Unaudited	Unaudited
Operating revenues	289,469	332,395
Operating costs and expenses	(19,902)	(46,499)
Selling, general and administrative expenses	(103,413)	(77,821)
Profit from operations	166,154	208,075

Non-operating income (expenses)
Other income	96	37
Interest expense	(22)	(24)

Profit before income taxes	166,228	208,088
Provision for income taxes	(54,488)	(68,302)

Net profit	111,740	139,786

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Unaudited Six-Month Financial Statements

Condensed Statements of Cash Flows
	Six-month period ended June 30,
	2004	2003
	Unaudited	Unaudited
	US$	US$
Cash flows from operating activities:
Net profit	111,740	139,786
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,857	983
Changes in working capital:
Trade and other receivables	2,113	(3,605)
Trade and other payables	48,518	(47,255)

Net cash provided by operating activities	164,228	89,909

Cash flows from investing activities:
Acquisition of property, plant and equipment	(13,358)	(1,234)
Advance to a shareholder	(68,444)	(25,437)

Net cash used in investing activities	(81,802)	(26,671)

Cash flows from financing activities:
Advance to holding company	(95,667)	(72,884)

Net cash used in financing activities	(95,667)	(72,884)

Net decrease in cash and cash equivalents	(13,241)	(9,646)

Cash and cash equivalents at beginning of year	25,736	38,982

Cash and cash equivalents at end of year	12,495	29,336

Analysis of balances of cash and cash equivalents
Cash and bank balances	12,495	29,336

Supplemental disclosure information:
Income taxes paid	(9,547)	(5,552)

The financial statements should be read in conjunction with the accompanying notes.

Guangzhou Huahao Insurance Agency Limited

Notes to Unaudited Six-Month Financial Statements

1.    BASIS OF PRESENTATION

The accompanying financial data as of June 30, 2004 and for the six-month period ended June 30, 2004 and 2003, have been prepared by the Company, without audit.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited financial statements for the period ended March 31,2004, and for each of the year/period in the two years period ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2004 and for the six-month period ended June 30, 2004 and 2003, have been made. The results of operations for the six-month period ended June 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

2.    TRADE AND OTHER RECEIVABLES

		As of June 30, 2004
	Note	US$
Trade receivables		1,505
Due from holding company	5(b)	696,216
		697,721

3.    TRADE AND OTHER PAYABLES

		As of June 30, 2004
	Note	US$
Trade payables		12,340
Other tax payables		1,465
Other payables		17,580
		31,385

Guangzhou Huahao Insurance Agency Limited

Notes to Unaudited Six-Month Financial Statements

4.    OPERATING LEASE COMMITMENTS

The Company has total outstanding commitments not provided for under non-cancelable operating leases, which are payable as follows:

US$
Year ending June 30,
2005	72,402
2006	36,201
108,603

5.    RELATED PARTY TRANSACTIONS

(a)    Names and relationship of related parties

Existing relationships with the Company
Guangzhou New Generation Commercial Management Limited	A holding company of the Company
Guangzhou Hauhao Industries Holdings Limited	A shareholder of the Company has a beneficiary interest

(b)    Due from holding company

As of June 30, 2004
US$
Guangzhou New Generation Commercial Management Limited	696,216

The amount due represent unsecured advance which is interest-free and repayable on demand. Due from a shareholder

(c)    Due from a shareholder

As of June 30, 2004
US$
Guangzhou Hauhao Industries Holdings Limited	1,313,514

The amount due represent unsecured advance which is interest-free and repayable on demand.

China World Trade Corporation

Introduction to Pro Forma Financial Statements

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 are based on the historical financial statements of China World Trade Corporation (the "Company") and Guangzhou New Generation Commercial Management Limited after giving effect to the acquisition of New Generation by the Company (“Acquisition”) using the purchase method of accounting and the assumptions and adjustments described in the accounting notes to the unaudited pro forma condensed consolidated statement of operations. The Acquisition was completed on August 2, 2004.

The unaudited pro forma condensed consolidated statement of operations of the Company and New Generation for the year ended December 31, 2004 are presented to give effect to the Acquisition as if it had occurred on January 1, 2004.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Company’s Form 10-KSB for the year ended December 31, 2004 filed on 15 April, 2005. The unaudited pro forma condensed consolidated statement of operations are not intended to be representative or indicative of the consolidated results of operations of the Company that would have been reported had the Acquisition been completed as of January 1, 2004, and should not be taken as representative of the future consolidated results of operations of the Company.

China World Trade Corporation

Pro Forma Financial Statements

	New Generation	The Company	Pro forma adjustments	Pro forma consolidated balance
	US$	US$	US$	US$
Operating revenues
Club and business centre	—	551,497		551,497
Business traveling services	4,989,881	—		4,989,881
Business value-added services	—	40,695		40,695
Rental	—	701,284		701,284
Trading and others	7,577	123,496		131,073
	4,997,458	1,416,972		6,414,430
Operating costs and expenses
Club and business centre	—	(91,415)		(91,415)
Business traveling services	(334,184)	—		(334,184)
Business value-added services	—	(1,841)		(1,841)
Rental	—	(403,735)		(403,735)
Trading and others	—	(120,224)		(120,224)
	(334,184)	(617,215)		(951,399)
Other expenses
Depreciation	(97,967)	(185,225)		(283,192)
Impairment losses on intangible assets	—	(222,676)		(222,676)
Impairment loss on goodwill	—	(388,118)		(388,118)
Impairment of property, plant and equipment	—	(594,343)		(594,343)
Selling, general and administrative expenses	(2,529,451)	(7,290,150)		(9,819,601)
	(2,627,418)	(8,680,512)		(11,307,930)
Profit (Loss) from operations	2,035,856	(7,880,755)		(5,844,899)

Non-operating income (expenses)
Other income	410,790	139,816		550,606
Interest expenses	(202,007)	(32,965)		(234,972)

Profit (Loss) before income taxes and minority interests	2,244,639	(7,773,904)		(5,529,265)

Income before income taxes and minority interests
Income taxes expense	(136,366)	—		(136,366)

Profit (Loss) before minority interest	2,108,273	(7,773,904)		(5,665,631)

Minority interests	(93,183)	628	(987,394)	(1,079,949)

Net loss	2,015,090	(7,773,276)		(6,745,580)

Loss per share of common stock
- Basic		(0.37)		(0.32)

Weighted average number of shares of common stock outstanding		21,102,405		21,102,405

China World Trade Corporation

Notes to Pro Forma Financial Statements

1.    BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Company’s Form 10-KSB for the year ended December 31, 2004 filed on 15 April, 2005.

On April 20, 2004, a wholly-owned subsidiary of the Company (the "Transferee") entered into an Equity Transfer Agreement (the "Agreement") with the major shareholders of New Generation (the "Transferors"), pursuant to which the Transferee would acquire from the Transferors 51% interest in New Generation for an aggregate consideration of approximately US$11,127,000 of which US$3,640,000 was to be paid in the form of cash and US$7,487,000 was to be paid in the form of restricted shares issued by the Company. The Agreement also contemplated a loan agreement in the amount of US$3,640,000 pursuant to which one of the Transferors would loan the said amount to New Generation as part of the transaction. Completion of the Agreement was subject to a group reorganization to be completed by New Generation. Upon completion of the reorganization, New Generation shall hold 7 subsidiaries. On June 1, 2004, a supplementary agreement to the Agreement was entered into by making several changes to the Agreement, amongst which the aggregate consideration was reduced to US$10,232,000, of which US$2,745,000 was to be paid in the form of cash and US$7,487,000 was to be paid in the form of restricted shares of the Company.

The Acquisition, which was mainly carried out for the Company's expansion purposes, was completed on August 2, 2004 and the Company has issued 4,081,238 shares of US$0.001 to satisfy the consideration which was to be paid in the form of shares of the Company.

2.    PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the adjustments necessary to give full effect to the acquisition as if it had been occurred on January 1, 2004. These pro forma adjustments include the adjustments for the difference between the considerations paid for the assets acquired and the estimated fair value of such assets and to eliminate minority interests. As there were no inter-company transactions or balances, no pro forma adjustments for elimination in this respect is necessary. Certain reclassifications have been made to conform New Generation’s historical amounts to the Company’s presentation.

The pro forma consolidated provision for income taxes does not reflect the amounts that would have resulted had the Company and New Generation filed consolidated income tax returns during the periods presented.

The pro forma adjustment included in the unaudited pro forma condensed consolidated financial statements is as follows:

Adjustment to reflect the minority interest's share of results of New Generation for the year ended December 31, 2004

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Moores Rowland Mazars audited our financial statements. We have had no changes in or disagreements with our accountant.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares we are offering and we have amended the same with this registration statement on Forms SB-2. We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports pursuant to its provisions. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and shares to which this prospectus relates. Copies of the registration statement and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 (1-800-732-0330). In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, such as China World Trade, which are filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

Until _____________, 2006 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------- TABLE OF CONTENTS --------------------------------

Prospectus Summary	3
The Offering	5
Risk Factors	11
Forward Looking Statements	22
Use of Proceeds	22
Dilution	23
Standby Agreement	24
Plan of Distribution	27	China World Trade Corporation
Legal Proceedings	28
Directors & Executive Officers	29	Up To 16,981,717 Shares
Security Ownership	31	Common Stock
Description of Securities	33	$.001 Par Value
Interests of Named Experts	33
SEC’s Position on Indemnification	34
Description of Business	34
Management’s Discussion & Analysis	65	__________
Description of Property	80	PROSPECTUS
Certain Relationships and Related Transactions	80
Market for Common Stock	81
Executive Compensation	84
Financial Statements	86

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by China World Trade. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the China World Trade since such date.
		December , 2005

PART II

INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all out-of-pocket expenses, without consideration to future contingencies, incurred or expected to be incurred by China World Trade Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the out-of-pocket costs and expenses of this offering. Selling security holders will pay none of these offering expenses.

Item	Expense
SEC Registration Fee	$4,518.33
Legal Fees and Expenses*	$150,000
State Blue Sky Fees*	$7,500
Miscellaneous*	$1,000
Total*	$162,118.33

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

A.    MR. WILLIAM CHI HUNG TSANG

Pursuant to an agreement entered between China World Trade and Mr. William Chi Hung Tsang dated November 19, 2003, China World Trade acquired the after-tax rental income of a property located in Guangzhou, China for a five-year period commencing from December 1, 2003 to November 30, 2008 in exchange for 3,000,000 newly issued shares of China World Trade and a two-year warrant to purchase up to 6,000,000 shares of China World Trade at an agreed upon price. The 3,000,000 shares were issued on December 5, 2003. Fair value of the issued shares is US$0.60 each, representing the closing bid price of China World Trade’s shares on November 19, 2003. The present value of the after-tax rental stream acquired by China World Trade was estimated to be in excess of $1,800,000. Such rental stream has been capitalized as an intangible asset and is amortized on a straight-line basis over five years.

On December 5, 2003, China World Trade issued 761,103 shares to Mr. William Chi Hung Tsang for partial settlement of amounts due to him. The shares were recorded at their fair values, which were equal to their closing bid price on December 5, 2003 of $1.20. The amounts were recognized as expenses in the three-month period ended December 31, 2003.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

B.    GREENTREE FINANCIAL GROUP, INC. and RR INV HOLDING INC.

On December 9, 2003, we issued 169,000 shares of our common stock to Greentree Financial Group, Inc. for professional services, including:

•	Assistance in preparation of private offering documents

•	Compliance with state Blue Sky regulations

•	Compliance with the Securities and Exchange Commission's periodic reporting requirements

•	Tax and accounting services

•	EDGAR services

•	Preparation of interim financial information

•	Locating product vendors

•	Other consulting services

The value of the services rendered by Greentree Financial were approximately $135,200.

We also issued 50,000 shares to RR INV Holding Inc. for consultancy services, including:

•	General corporate advices

•	Assistance in our preparation for our road show; and

•	Introduction of strategic alliances to individuals who may have an information network that we can use to develop our membership base in the Great China Region.

The value of the services rendered by RR INV Holding were approximately $40,000.

The shares were recorded at fair values of the shares issued. The amounts were recognized as expenses in the three-month period ended December 31, 2003.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On April 18, 2005, we issued an additional 100,000 shares to Greentree for services rendered as described above. The shares were recorded at fair value, and the amounts recognized as expenses in the three-month period ended June 30, 2005.

C.    TMT CONSULTANT AND MR. ANDY LAU

On December 11, 2003, China World Trade issued 500,000 shares each to Mr. Andy Lau and TMT Consultant for consultancy services provided. Mr. Lau’s services included:

•	Developing information technology strategy and project implementation of IT-enabled business centers operated throughout China.

•	Formulation the network topology and the IT applications plan of the business centers in Guangzhou.

•	Assisting and facilitating the establishment of the IT network of the business centers, and supervising the project progress implemented by outsourced project team.

•	Facilitating the cooperation between CWTD and any third party into-tech service providers under the consent of CWTD to enhance the value added service delivered through the info-tech network.

The value of the services rendered by Mr. Lau were approximately $400,000.

TMT Consultant’s services included:

•	Developing sales and marketing strategies and implementing CWTD’s co-brand VISA credit card in associate with the Agricultural Bank of China.

•	Formulating the visual identity of all the marketing material of the co-brand credit card.

•	Assisting and facilitating the discussion and cooperation between CWTD and China advertising companies in creating publicity in China.

•	Facilitating the cooperation of CWTD and predefined third party service provider to enhance the value added service of the co-branded credit card.

The value of the services rendered by TMT Consultant were approximately $400,000.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

D.    WALL STREET STRATEGIES, INC.

On December 16, 2003, China World Trade issued 225,000 shares to Wall Street Strategies, Inc. for consultancy services including:

•	Arrangement of media coverage;

•	Logistic services for us during all of our travels to the United States;

•	Introduction of strategic alliances who may become business affiliates in the future; and

•	Advice on business development, mergers and acquisition strategies.

The shares were recorded at fair values of the shares issued. The amounts were recognized as expenses in the three-month period ended December 31, 2003. The value of the services rendered by Wall Street Strategies was approximately $180,000.

E.    DEBT RESTRUCTURING; SHARE ISSUANCES TO POWERTRONIC AND TSANG

Effective September 1, 2002, we consummated a 1 for 30 reverse stock split of the outstanding shares of common stock.

In September, 2002, we completed a debt-for-equity capital restructuring and issued shares to certain creditors for the settlement of debts and fees pursuant to settlement agreements, as follows:

Name of Creditor	Date (2002)	Cancellation of Indebtedness	No. of Shares
Mr. James Mak	September 8	$87,500	87,500
Mr. James Mak	September 8	$44,301	35,000
Mr. Roy Wu	September 9	$91,667	87,500
Mr. Alfred Or	September 10	$156,645	156,645
Mr. Andersen Chan	September 10	$60,000	60,000
Mr. Bernard Chan	September 8	$15,000	73,355
Superwear Limited	September 9	$220,000	500,000
Simple Fortune Inc.	September 9	$230,000	490,000
Sinogolf Limited	September 9	$245,977	510,000
Top-Trained Securities Limited	September 11	$944,628	1,000,000
Splendid Partner Holdings Limited	September 12	$317,980	500,000
I & V Ltd.	September 12	$317,979	500,000
TOTAL		$2,731,677	4,000,000

The shares of common stock delivered as consideration in the debt for equity restructuring were issued on January 22, 2003.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, for this debt for equity restructuring. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were less than 35 offerees, (3) each offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the exchange of the stock for debt took place directly between the offeree and our management.

As a result of two share purchase agreements dated September 3, 2002 and December 17, 2002, respectively, and entered into between China World Trade and Powertronic Holdings Limited, on January 24, 2003 we issued a total of 2,000,000 shares of common stock and warrants to purchase up to 4,000,000 shares of common stock for a total purchase price of $1,000,000 to Powertronic Holdings Limited.

As a result of a share exchange agreement dated December 17, 2002 entered into between China World Trade and Mr. William Chi Hung Tsang, on January 24, 2003, we issued 4,000,000 shares of common stock and warrants to purchase up to 4,000,000 shares of stock in exchange for 100% of the share capital of General Business Network (Holdings) Ltd.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, for the share issuances set forth in the preceding two paragraphs. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offered, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

F.    SHARE ISSUANCE - ACQUISITION OF NEW GENERATION

On August 2, 2004, General Business Network (GZ) Co. Limited, a wholly-owned subsidiary of ours, acquired 51% of the capital stock of Guangzhou New Generation Commercial Management Limited, a limited liability company organized and existing under the laws of China, from Guangzhou Huahao Industries Group Co. Ltd., a limited liability company organized under the laws of China (“Guangzhou Industries”), Huang Zehua, a citizen and resident of China (“Zehua”) and Suo Hongxia, a citizen and resident of China (“Hongxia”)(Guangzhou Industries, Zehua and Hongxia are collectively referred herein as the “Sellers”), for an aggregate consideration of US$10,232,000, payable approximately US$2,741,000 in cash and approximately US$7,487,000 in market value of our common stock. We issued 4,081,238 shares of our restricted common stock pro rata to the Sellers at closing.

In this offering, we relied on the exemption from registration of Section 4(2) under the Securities Act, based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only three offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing their shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the acquisition of New Generation and the issuance of the stock pursuant thereto took place directly between the offerees and our management.

G.    TCMP3 PARTNERS AND BRIDGES & PIPES LLC INVESTORS

On August 26, 2004, we entered into a Securities Purchase Agreement with the TCMP3 Partners and Bridges & PIPES LLC (together being the “Purchasers”), providing for the issuance by us of (i) 333,334 shares of common stock at a price of $1.50 per share and 166,667 Series A five year Warrants to purchase shares of our common stock at $2.50 per share to Bridges & PIPES LLC, and (ii) 100,000 shares of common stock at a price of $1.50 per share and 50,000 Series A five year Warrants to purchase shares of our common stock at $2.50 per share to TCMP3 Partners, for an aggregate purchase price of $650,000. In addition, we granted each Purchaser an option (the “Option”) to purchase that number of shares equal to the number of shares initially purchased by the Purchaser on the Closing Date (the “Firm Shares”). Upon exercise of the Option at a purchase price of $3.00 per share of common stock, the Purchaser would also receive, without additional consideration, five-year Series B Warrants to purchase 50% of the Firm Shares at an exercise price equal to $4.00 per share. To date, neither of the Purchasers has exercised the Option.

In connection with this offering, we retained the services of Duncan Capital to act as Placement Agent, and for its services Duncan Capital was entitled to receive compensation equal to (i) a cash fee of ten percent of the aggregate purchase price of the shares of common stock and warrants sold, (ii) the issuance of a five-year non-cashless exercised provisioned warrant to purchase such number of shares of common stock as shall equal ten percent of the aggregated number of shares sold in the offering and shares exercised upon exercised upon exercise of the Series A Warrants and Series B Warrants at an exercise price of $2.50 per share, and (iii) a cash fee of ten percent upon our receipt of proceeds, if any, upon the exercise of the Series A Warrants and Series B Warrants by the Purchasers. Duncan Capital was issued a Placement Agent’s warrant to purchase 43,000 of our common shares at an exercise price equal to $2.50 per share, which is being registered pursuant to this prospectus, in connection with this offering.

In this offering, we relied on the exemption from registration of Section 4(2) under the Securities Act and Regulation D promulgated pursuant thereto.

H.    CORNELL CAPITAL PARTNERS, LP AND STEALTH CAPITAL, LLC

On December 3, 2004, we had a second closing under the Securities Purchase Agreement with two new Purchasers, Cornell Capital Partners, LP and Stealth Capital, LLC, who together purchased an aggregate of $1,450,000 of our shares of common stock and Series A Warrants. Cornell Capital purchased 900,000 shares of common stock at $1.50 per share, and received 450,000 Series A Warrants, for a total consideration of $1,350,000. Stealth Capital purchased 66,667 shares of common stock at $1.50 per share, and received 33,334 Series A Warrants, for a total consideration of $100,000. For its services as Placement Agent, Duncan Capital received an additional 69,667 Placement Agent Warrants, which are exercisable at $2.50 per share. As a result of the August 26, 2004 and December 3, 2004 closings under the Securities Purchase Agreement, Duncan Capital received a total number of 112,667 Placement Agent Warrants to purchase our common stock at $2.50 per share. In addition, Bridges & PIPES, LLC was issued 83,334 Series A Warrants and TCMP3 Partners was issued 25,000 Series A Warrants for their agreement to waive their rights under the Registration Rights Agreement to be the sole registrants, together with Cornell Capital and Stealth Capital, in a demand registration made on China World Trade. They were issued the warrants pursuant to a Letter Agreement that, among other things, permitted China World Trade to enter into a Standby Agreement with Cornell Capital Partners, LP and register the shares to be issued pursuant to the Standby Agreement together with the shares and warrants owned by Bridges & PIPES, LLC and TCMP3 Partners on one registration statement and to be offered for sale pursuant to one prospectus.

In connection with the issuance of securities at this second closing, we relied on the exemption from registration of Section 4(2) under the Securities Act and Regulation D promulgated pursuant thereto.

I.    SHARE ISSUANCES - STANDBY AGREEMENT

On November 15, 2004, we entered into a Standby Agreement with Cornell Capital Partners, LP and in connection therewith issued 225,000 shares of common stock to Cornell Capital as a commitment fee, which shares had a value of $517,500 on the date of issuance. On November 15, 2004, we also entered into a Placement Agent Agreement with Duncan Capital, and, in connection therewith issued 150,000 shares of common stock to Duncan Capital as compensation for services, which shares had a value of $345,000 on the date of issuance.

In connection with these issuances of securities under the Standby Agreement and the Placement Agent Agreement, we relied on the exemption from registration of Section 4(2) under the Securities Act and Regulation D promulgated pursuant thereto.

J.    SHARE ISSUANCE - ACQUISITION OF CEO CLUBS CHINA LIMITED.

On April 7, 2004, China World Trade acquired 51% of the capital stock of CEO Clubs China Limited, a company organized and existing under the laws of China (“CEO Clubs China”), pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) with Centerstage Investments Limited, Mrs. Yuhuan Wang, Mr. Wencheng Cui, and New Earth Limited (collectively, the “Sellers”). Under the terms of the Share Exchange Agreement, China World Trade issued 80,000 shares of restricted common stock and 82,000 shares of common stock with registration rights, and paid $240,000 in cash, in exchange for 51% of the common stock of CEO Clubs China, from the Sellers on a pro rata basis.

In this exchange offer, we relied on the exemption from registration of Section 4(2) under the Securities Act, based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only four offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the restricted shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the acquisition of CEO Clubs China and the issuance of the restricted stock pursuant thereto took place directly between the offerees and our management.

K.	CONVERSION OF WARRANTS BY CHI HUNG TSANG AND POWERTRONIC HOLDINGS LIMITED (“POWERTRONIC”)

On July 20, 2004, Powertronic exercised a two-year warrant. Powertronic purchased 2,000,000 shares of the common stock of China World Trade at a price of US$0.575 per share. On December 15, 2004, Powertronic elected to exercise its remaining warrant to purchase 2,000,000 shares in a cashless exercise in which it acquired 1,574,074 shares of our common stock. Pursuant to the terms of the warrant, Powertronic tendered the warrant to us without providing the exercise price and received 1,574,074 shares of common stock. A total of 3,574,074 shares of common stock of China World Trade were issued in connection with the exercise of both warrants. As of December 31, 2004, Powertronic did not hold any warrants.

In this issuance of shares upon the exercise of warrants, we relied on the exemption from registration of Section 4(2) under the Securities Act, based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; and (6) the stock was not broken down into smaller denominations.

On March 22, 2004 and July 20, 2004, Mr. William Tsang exercised two 1,500,000 warrants to purchase 3,000,000 shares of the common stock of China World Trade at a price of US$0.75 and US$0.92 per share respectively. On December 15, 2004, Mr. Tsang elected to exercise a warrant to purchase 2,000,000 shares in a cashless exercise in which he acquired 1,648,148 shares of our common stock. Pursuant to the terms of the warrant, Mr. Tsang tendered the warrant to us without providing the exercise price and received 1,648,148 shares of common stock. A total of 4,648,148 shares of common stock of China World Trade were issued as set forth above. As of December 31, 2004, Mr. Tsang held two-year warrants to purchase 4,500,000 shares of the common stock of China World Trade at a price of US$0.75.

In this issuance of shares upon the exercise of warrants, we relied on the exemption from registration of Section 4(2) under the Securities Act, based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing his shares, to the effect that he will not resell the stock unless his shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; and (6) the stock was not broken down into smaller denominations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

China World Trade shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, including an action involving liability under the Securities Act of 1933, as amended, by reason of the fact that he is or was a director or officer of China World Trade Corporation, or served any other enterprise as director, officer or employee at the request of China World Trade. The Board of Directors, in its discretion, shall have the power on behalf of China World Trade to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of China World Trade.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation*
3.2	Amendment to Articles of Incorporation*
3.3	Amendment to Articles of Incorporation (Name Change)(3)
3.4	Bylaws*
4	Form of Stock Certificate(3)
5	Legal Opinion(3)
10.1	Standby Equity Distribution Agreement-Executed(3)
10.2	Registration Rights Agreement-Executed(3)
10.3	Placement Agent Agreement-Executed(3)
10.4	Securities Purchase Agreement-Executed(3)
10.5	Registration Rights Agreement-Executed(3)
10.6	Bridges & PIPES LLC Series A Warrant Agreements-Executed(3)
10.7	TCMP3 Partners Series A Warrant Agreements-Executed(3)
10.8	Cornell Capital Partners, LP Series A Warrant Agreement-Executed(3)
10.9	Stealth Capital, LLC Series A Warrant Agreement-Executed(3)
10.10	Placement Agent’s Warrant Agreements-Executed(3)
10.11	Employment Agreement, as amended, with John H. W. Hui*
10.12	Employment Agreement, as amended, with Keith Yat Chor Wong*
10.13	Consulting Agreement with Greentree Financial Group, Inc.(3)
10.14	Facilities Lease Agreement*
10.15	2003 Non-Qualified Stock Compensation Plan(1)
10.16	Placement Agent Agreement with Cambria Capital, LLC(3)
10.17	Termination Letter Agreement with Duncan Capital, LLC(3)
10.18	Contract with Beijing World Trade Center Club(2)
10.19	Contract with Guangzhou World Trade Center Club(2)
10.20	Agricultural Bank Agreement (2)
21	List of Subsidiaries(3)
23.1	Consent of Harold H. Martin, Esq. (Included in exhibit 5)(3)
23.2	Consent of Moores Rowland Mazars(2)

*	Incorporated by reference from Registrant’s registration statement on Form 10-SB, filed with the Commission on September 9, 1999, SEC File No.000-26119.

(1)	Incorporated by reference from Form S-8 filed on December 22, 2003.

(2)	Filed herewith.

(3)	Previously filed.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

•	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

•
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

•	Include any additional or changed material information on the plan of distribution.

2.	That, for determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.	In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, in Guangzhou, People’s Republic of China, on November __, 2005.

CHINA WORLD TRADE CORPORATION

By:	/s/ John H. W. Hui
John H. W. Hui
Vice Chairman & CEO, Director

By:	/s/ Bernard Chan
Bernard Chan
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the date stated.

By:	/s/ John H. W. Hui
John H. W. Hui
Vice Chairman & CEO, Director
Date: November __, 2005

By:	/s/ Chi Ming Chan
Chi Ming Chan
General Manager, Director
Date: November __, 2005

By:	/s/ William Chi Hung Tsang
William Chi Hung Tsang
Chairman and President
Date: November __, 2005

By:	/s/ Chao Ming Luo
Chao Ming Luo
Director
Date: November __, 2005

By:	/s/ Zeliang Chen
Zeliang Chen
Vice Chairman and Director
Date: November __, 2005